As filed with the Securities and Exchange Commission on September 20, 2021

Registration No. 333-258195

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

SOTHERLY HOTELS LP

SOTHERLY HOTELS INC.

(Exact name of Registrant as specified in its governing instruments)

306 South Henry Street

Suite 100

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Folsom

Chief Executive Officer

Sotherly Hotels Inc.

306 South Henry Street

Suite 100

Williamsburg, Virginia 23185

(757) 229-5648

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Thomas J. Egan, Jr., Esq. Nathaniel A. Douglas, Esq. Baker & McKenzie LLP 815 Connecticut Avenue, NW Washington, DC 20006 (202) 452-7000	Justin R. Salon, Esq. Emily K. Beers, Esq. Morrison & Foerster LLP 2100 L Street, NW Washington, DC 20037 (202) 827-2957

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934).

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated Filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed or supplemented without notice. We may not sell the securities described in this preliminary prospectus until the registration statement that we have filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2021

PRELIMINARY PROSPECTUS

$

SOTHERLY HOTELS LP

% Senior Unsecured Notes Due 2026

Fully and Unconditionally Guaranteed by Sotherly Hotels Inc.

Sotherly Hotels LP, which we refer to in this prospectus as the Issuer or the Operating Partnership, is offering and selling     % Senior Unsecured Notes due 2026 or the notes. The notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof, will mature on                 , 2026 and will bear interest at a fixed rate of     % per year. Interest on the notes will be payable quarterly in arrears, beginning                 , 2021. Promptly after the closing of this offering, the Issuer will deposit $         of the net proceeds from this offering, which is equal to one year of interest payments on the notes, into a reserve account administered by Wilmington Trust, National Association, in its capacity as Trustee, which funds will be used to make the first four quarterly payments on the notes.

The notes will be senior unsecured obligations of the Issuer and will rank equally in right of payment with all of the Issuer’s existing and future senior obligations, senior in right of payment to any of the Issuer’s future obligations that are by their terms expressly subordinated or junior in right of payment to the notes and effectively subordinated to any of the Issuer’s existing and future secured obligations to the extent of the value of the assets securing such obligations.

The Issuer may, at its option, on or after                 ,                  redeem some or all of the notes as described in “Description of the Notes and the Guarantee–Optional Redemption.” The Issuer expects to apply to list the notes on the NASDAQ® Global Market under the symbol “SOHOL.” The Issuer expects trading in the notes to begin within 30 days of                  2021, the original issue date. The Issuer may from time to time purchase the notes in the open market or otherwise.

The notes will be fully and unconditionally guaranteed on a senior unsecured basis by Sotherly Hotels Inc., the sole general partner of the Operating Partnership, which we refer to in this prospectus as Sotherly. Sotherly does not have any significant assets other than its interest in the Operating Partnership.

Investing in the notes involves certain risks. Please carefully read the “Risk Factors” section beginning on page 13 of this prospectus and the documents that are incorporated by reference into this prospectus including our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of certain risk factors you should consider before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer(3)
Per note		$	$
Total		$	$

(1)	Plus accrued interest, if any, from , 2021.
(2)	See “Underwriting” for additional disclosure regarding the underwriting discounts and expenses payable to the underwriters by us.
(3)	Before deducting expenses of the offering.

The underwriters may also purchase up to an additional $         aggregate principal amount of the notes from us at the public offering price per note, less the underwriting discounts and commissions, within 30 days from the date of this prospectus, solely to cover over-allotments, if any.

It is expected that delivery of the notes in book-entry form only will be made through the facilities of The Depository Trust Company on or about                 , 2021 against payment therefor in immediately available funds.

Joint Bookrunners

Piper Sandler	Janney Montgomery Scott

The date of this prospectus is                 , 2021.

i

You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus issued by us. Neither the underwriters nor we have authorized any other person to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any free writing prospectus, as well as information that we have previously filed with the U.S. Securities and Exchange Commission, or the SEC, that is incorporated by reference, is accurate only as of the date of the applicable document. Our business, financial condition, liquidity, results of operations and prospects may have changed since those respective dates. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs. This prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

We may use market data and industry forecasts and projections throughout this prospectus and any related free writing prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there can be no assurance that any of the forecasts or projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently investigated or verified this information. If you purchase notes, your sole recourse for any alleged or actual inaccuracies in the market data and industry forecasts and projections used in this prospectus will be against us.

TRADE NAMES, LOGOS AND TRADEMARKS

All brand and trade names, logos or trademarks contained or referred to in this prospectus, as well as any document incorporated by reference in this prospectus, are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, the offering of any of our securities by any of our franchisors.

“DoubleTree”, “Hilton” and “Tapestry Collection” are registered trademarks of Hilton Worldwide, Inc. or one of its affiliates. All references below to “DoubleTree”, “Hilton” or “Tapestry Collection” mean Hilton Worldwide, Inc. and all of its affiliates and subsidiaries.

“Hyatt” is the registered trademarks of Hyatt Hotels Corporation or one of its affiliates. All references below to “Hyatt” include Hyatt Hotels Corporation and all of its affiliates and subsidiaries.

“Hyde Resort & Residences” is the registered trademark of SBE Entertainment Group or one of its affiliates. All references below to “Hyde” include SBE Entertainment Group and all of its affiliates and subsidiaries.

“Sheraton” is the registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Sheraton” include Marriott International, Inc. and all of its affiliates and subsidiaries.

None of DoubleTree, Hilton, Tapestry Collection, Hyatt, Sheraton or Hyde, which we refer to collectively as the trademark owners, is responsible for the content of this prospectus, or for the information incorporated by reference in this prospectus, whether relating to hotel information, operating information, financial information, its relationship with us or otherwise. None of the trademark owners are involved in any way, whether as an “issuer” or “underwriter” or otherwise, in any offering by us of the securities covered by this prospectus. None of the trademark owners have expressed any approval or disapproval regarding the offering of securities pursuant to this prospectus, and the grant by any of them of any franchise or other rights to us shall not be construed as any expression of approval or disapproval. None of the trademark owners nor any of their respective officers, directors, members, managers, agents, stockholders, employees, accountants or attorneys have assumed, and none shall have, any liability in connection with the offering of securities contemplated by this prospectus. If you purchase securities in an offering pursuant to this prospectus, your sole recourse for any alleged or actual impropriety relating to any offer and sale of securities and the operation of our business will be against us (and/or, as may be applicable, the seller of such securities) and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the trademark owners or any of their respective officers, directors, members, managers, agents, stockholders, employees, accountants or attorneys.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and documents incorporated by reference herein that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our current strategies, expectations and future plans, are generally identified by our use of words, such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative, but the absence of these words does not necessarily mean that a statement is not forward-looking. The forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The factors listed under “Risk Factors” in this prospectus and those listed in the documents incorporated by reference, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

Currently, one of the most significant factors that could cause actual outcomes to differ materially from the Company’s forward-looking statements is the adverse effect of the novel coronavirus (COVID-19) on the Company’s business, financial performance and condition, operating results and cash flows, the real estate market and the hospitality industry specifically, and the global economy and financial markets. The significance, extent and duration of the impacts caused by the COVID-19 outbreak on the Company will depend on future developments, which are highly uncertain and cannot be predicted with confidence at this time, including the scope, severity and duration of the pandemic, the extent and effectiveness of the actions mandated and taken to contain the pandemic or mitigate its impact, the Company’s ability to negotiate forbearance and/or modifications agreements with its lenders on acceptable terms, or at all, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Such additional factors include, but are not limited to, the ability of the Company to effectively acquire and dispose of properties; the ability of the Company to implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions; reduced business and leisure travel due to travel-related health concerns, including the widespread outbreak of COVID-19 or any other infectious or contagious diseases in the U.S. or abroad; adverse changes in the real estate and real estate capital markets; financing risks; litigation risks; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Company’s business, assets or classification as a REIT. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. Additional factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	national and local economic and business conditions that affect occupancy rates and revenues at our hotels and the demand for hotel products and services;

•	risks associated with the hotel industry, including competition and new supply of hotel rooms, increases in wages, energy costs and other operating costs;

•

risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements, including our recently negotiated forbearance agreements and loan modifications and, as necessary, to refinance or seek an extension of the maturity of such indebtedness or further modification of such debt agreements;

•	risks associated with adverse weather conditions, including hurricanes;

•	impacts on the travel industry from pandemic diseases, including COVID-19;

•	the availability and terms of financing and capital and the general volatility of the securities markets;

•	management and performance of our hotels;

•	risks associated with maintaining our system of internal controls;

•	risks associated with the conflicts of interest of the Company’s officers and directors;

•	risks associated with redevelopment and repositioning projects, including delays and cost overruns;

•	supply and demand for hotel rooms in our current and proposed market areas;

•	risks associated with our ability to maintain our franchise agreements with our third party franchisors;

•	our ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations;

•	our ability to successfully expand into new markets;

•	legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts, or REITs;

•	the Company’s ability to maintain its qualification as a REIT; and

•	our ability to maintain adequate insurance coverage.

These risks and uncertainties should be considered in evaluating any forward-looking statement contained in this prospectus. All forward-looking statements speak only as of the date of the respective document including such statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus, except as required by law. In addition, our past results are not necessarily indicative of our future results.

v

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the documents listed below. The following documents filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, or our 2020 Annual Report;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, or our 2021 Second Quarterly Report;

•	our Current Reports on Form 8-K filed with the SEC on April 28, 2021, June 9, 2021, June 17, 2021, June 21, 2021 and July 16, 2021; and

•

our definitive Proxy Statement for our Annual Meeting of Stockholders held on April 27, 2021 with respect to information expressly incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2020;

Any statement in a document incorporated or by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Sotherly Hotels Inc.

306 S. Henry Street, Suite 100

Williamsburg, Virginia 23185-4046

Attention: Investor Relations/Mack Sims,

Telephone: 757-229-5648

EXPLANATORY NOTE

Unless the context otherwise requires or where otherwise indicated, in this prospectus, all references to “Operating Partnership” or the “Issuer” means only Sotherly Hotels LP, a Delaware limited partnership. All references in this prospectus to “Sotherly” means only Sotherly Hotels Inc., a Maryland corporation and the sole general partner of the Operating Partnership. All references in this prospectus to the “Company,” “we,” “us” and “our” refer to Sotherly Hotels Inc. and its subsidiaries and predecessors, including the Operating Partnership, unless the context otherwise requires or where otherwise indicated.

There are a few differences between Sotherly and the Operating Partnership, which are reflected in the disclosure in this prospectus. We believe it is important to understand the differences between Sotherly and the Operating Partnership in the context of how Sotherly Hotels Inc. and Sotherly Hotels LP operate as an interrelated consolidated company. Sotherly Hotels Inc. is a self-managed and self-administered real estate investment trust, or REIT, whose only material asset is its ownership of partnership interests of Sotherly Hotels LP. As a result, Sotherly Hotels Inc. does not conduct business itself, other than acting as the sole general partner of Sotherly Hotels LP, and issuing public securities from time to time. As general partner with control of Sotherly Hotels LP, Sotherly consolidates Sotherly Hotels LP for financial reporting purposes. Substantially all of the Company’s operations are conducted through Sotherly Hotels LP, and Sotherly Hotels LP holds, directly or indirectly, substantially all the assets of the Company. Sotherly Hotels LP conducts the operations of the Company’s business and is structured as a limited partnership with no publicly traded equity. Except for net proceeds from public securities issuances by Sotherly Hotels Inc., which are generally contributed by Sotherly to Sotherly Hotels LP in exchange for partnership units, Sotherly Hotels LP generates the capital required by the Company’s business through Sotherly Hotels LP’s operations or by Sotherly Hotels LP’s direct or indirect incurrence of indebtedness.

NON-GAAP FINANCIAL MEASURES

This prospectus contains supplemental financial measures that are not calculated pursuant to GAAP, including FFO Available to Common Stockholders and Unitholders, Adjusted FFO Available to Common Stockholders and Unitholders, EBITDA and Hotel EBITDA.

We consider FFO Available to Common Stockholders and Unitholders, Adjusted FFO Available to Common Stockholders and Unitholders, EBITDA and Hotel EBITDA, all of which are non-GAAP financial measures, to be key supplemental measures of our performance and could be considered along with, not alternatives to, net income (loss) as a measure of our performance. These measures do not represent cash generated from operating activities determined by U.S. GAAP or amounts available for our discretionary use and should not be considered alternative measures of net income, cash flows from operations or any other operating performance measure prescribed by U.S. GAAP.

FFO and Adjusted FFO. Industry analysts and investors use Funds from Operations, or FFO, as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after adjustment for any noncontrolling interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself.

We consider FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance because we believe FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company’s real estate between periods or as compared to different companies.

Although FFO is intended to be a REIT industry standard, other companies may not calculate FFO Available to Common Stockholders and Unitholders in the same manner as we do, and investors should not assume that FFO Available to Common Stockholders and Unitholders as reported by us is comparable to FFO as reported by other REITs.

We further adjust FFO Available to Common Stockholders and Unitholders for certain additional items that are not in NAREIT’s definition of FFO, including changes in deferred income taxes, any unrealized gain (loss) on hedging instruments or warrant derivative, loan impairment losses, losses on early extinguishment of debt, aborted offering costs, loan modification fees, franchise termination costs, costs associated with the departure of executive officers, litigation settlement, over-assessed real estate taxes on appeal, management contract termination costs, and change in control gains or losses. We exclude these items as we believe it allows for meaningful comparisons between periods and among other REITs and is more indicative than FFO of the on-going performance of our business and assets. Our calculation of Adjusted FFO Available to Common Stockholders and Unitholders may be different from similar measures calculated by other REITs.

EBITDA. We believe that excluding the effect of non-operating expenses and non-cash charges, and the portion of those items related to unconsolidated entities, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrued directly to shareholders.

Hotel EBITDA. We define Hotel EBITDA as net income or loss excluding: (1) interest expense, (2) interest income, (3) income tax provision or benefit, (4) equity in the income or loss of equity investees, (5) unrealized gains and losses on derivative instruments not included in other comprehensive income, (6) gains and losses on disposal of assets, (7) realized gains and losses on investments, (8) impairment of long-lived assets or investments, (9) loss on early debt extinguishment, (10) gains or losses on change in control, (11) gain on exercise of development right, (12) corporate general and administrative expense, (13) depreciation and amortization, (14) gains and losses on involuntary conversions of assets, (15) distributions to preferred stockholders and (16) other operating revenue not related to our wholly-owned portfolio. We believe this provides a more complete understanding of the operating results over which our wholly-owned hotels and its operators have direct control. We believe Hotel EBITDA provides investors with supplemental information on the on-going operational performance of our hotels and the effectiveness of third-party management companies operating our business on a property-level basis. Our calculation of Hotel EBITDA may be different from similar measures calculated by other REITs.

PROSPECTUS SUMMARY

The following summary highlights the information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before deciding whether to invest in the notes. Before making an investment decision you should carefully read this entire prospectus and the documents incorporated by reference herein, including the information under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2020. You should also read the financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021 and the quarter ended June 30, 2021, each of which are incorporated by reference into this prospectus. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters’ option to purchase additional notes is not exercised.

Company Overview

The Company was formed in August 2004 to own, acquire, renovate and reposition full-service, primarily upscale and upper-upscale hotel properties located in the Mid-Atlantic and Southern United States. On December 21, 2004, Sotherly successfully completed its initial public offering and elected to be treated as a self-advised REIT for federal income tax purposes. As of June 30, 2021, Sotherly owns approximately 93.5% of the general and limited partnership units in the Operating Partnership. Limited partners (including certain of Sotherly’s officers and directors) own the remaining Operating Partnership units.

Our portfolio currently consists of twelve full-service, primarily upscale and upper-upscale hotels located in eight states with an aggregate of 3,156 rooms as well as interests in two condominium hotels and their associated rental programs. All of our hotels are wholly-owned by subsidiaries of the Operating Partnership and are managed on a day-to-day basis by Our Town Hospitality LLC, or Our Town. Our portfolio is concentrated in markets that we believe possess multiple demand generators and have significant barriers to entry for new product delivery, which are important factors for us in identifying hotel properties that we expect will be capable of providing strong risk-adjusted returns.

In order for Sotherly to qualify as a REIT, it cannot directly manage or operate our hotels. Therefore, our wholly-owned hotel properties are leased to MHI Hospitality TRS, LLC, or our TRS Lessee, and managed by Our Town, an eligible independent management company. Our TRS Lessee is wholly-owned by MHI Hospitality TRS Holding, Inc., or MHI Holding, a taxable REIT subsidiary that is wholly-owned by the Operating Partnership. Our TRS Lessee is disregarded as an entity separate from MHI Holding for U.S. federal income tax purposes.

Competitive Strengths

We believe the following factors differentiate us from other owners, acquirers and investors in hotel properties:

Stable Portfolio of High Quality Properties. Our properties consist of well-located, geographically diverse, full-service hotels predominantly in the central business districts of cities in the Mid-Atlantic and Southeastern United States. Our hotels typically offer attractive amenities such as swimming pools, fitness centers, food and beverage facilities, parking and meeting space. Since Sotherly’s initial public offering, each of our hotels has undergone a substantial renovation program to enhance the quality and performance of the property.

Longtime Relationships with Leading Full-Service Hotel Brands. Our senior management team has developed strong relationships with many of the top full-service hotels brands in the upscale to upper-upscale categories, which is characterized by such brands as Hilton, Hyatt and Sheraton, and has received numerous awards from nationally recognized hotel franchisors.

Existing Portfolio Repositioned, Relicensed and Renovated. From 2014 through 2020, we expended approximately $102 million in capital improvements resulting in the substantial renovation and rebranding or relicensing of ten of our twelve wholly-owned properties. We believe this substantial level of capital investment and our upbranding efforts have positioned our properties to capture revenue opportunities in their respective markets and outperform our competitors as these locations mature.

Strategic Focus on Select Southern Markets. We are focusing our growth strategy on the major markets in the Southern United States, which we believe have and will continue to benefit from attractive demographic and economic growth characteristics. We believe this region also reflects an attractive business climate with respect to governmental and regulatory policies and taxation. In addition, our hotels are located near stable demand generators, such as large state universities, convention centers, corporate headquarters, sports venues and office parks and in markets that we believe have significant barriers to entry for new product delivery.

Experienced Management Team. We believe the Company’s and its predecessor’s longevity in the industry and its success through many market cycles, together with management’s experience in the lodging industry, is indicative of the Company’s conservative and disciplined approach toward hotel acquisition, ownership and operation. The members of our senior management team, led by Messrs. Sims, Folsom and Domalski, have significant experience in the lodging, capital markets, finance, and accounting industries, and have worked together at Sotherly since 2006. Mr. Sims, Sotherly’s chairman, has spent his entire career with Sotherly and its predecessor, and has over 40 years of experience in the lodging industry as an operator, owner, developer, and financier. Mr. Folsom has nearly 15 years of experience with Sotherly and 20 years of experience working in public real estate companies and in the real estate capital markets. Mr. Domalski has nearly 35 years of experience as an accountant and auditor and has worked at Sotherly since 2005.

Our Strategy and Investment Criteria

Our strategy is to grow through acquisitions of full-service, upscale and upper-upscale hotel properties located in the primary markets of the southern United States. We intend to grow our portfolio through disciplined acquisitions of hotel properties and believe that we will be able to source significant external growth opportunities through our management team’s extensive network of industry, corporate and institutional relationships. Current market conditions and the terms of our loan agreements limit our ability to pursue our growth strategy, but as economic conditions improve and demand and consumer confidence increase, we intend to position the Company to execute on our growth strategy.

Our investment criteria are further detailed below:

•

Geographic Growth Markets: Our growth strategy focuses on the major markets in the Southern region of the United States. Our management team remains confident in the long-term growth potential associated with this part of the United States. We believe these markets have, during the Company’s and our predecessors’ existence, been characterized by population growth, economic expansion, growth in new businesses and growth in the resort, recreation and leisure segments. We will continue to focus on these markets, including coastal locations, and will investigate other markets for acquisitions only if we believe these new markets will provide similar long-term growth prospects.

•

Full-Service Hotels: Our acquisition strategy focuses on the full-service hotel segment. Our full-service hotels fall primarily under the upscale to upper-upscale categories and include such brands as Hilton, Doubletree by Hilton, Tapestry Collection, Sheraton, Hyatt and Hyde, as well as independent hotels affiliated with Preferred Hotels & Resorts. We may also acquire commercial unit(s) within upscale to upper-upscale condominium hotel projects, allowing us to establish and operate unit rental programs. We do not own economy hotels. We believe that full-service hotels, in the upscale to upper-upscale categories, will outperform the broader U.S. hotel industry, and thus offer higher returns on invested capital.

•	Significant Barriers to Entry: We intend to execute a strategy that entails the acquisition of hotels in prime locations with significant barriers to entry.

•

Proximity to Demand Generators: We seek to acquire hotel properties located in central business districts for both leisure and business travelers within the respective markets, including large state universities, airports, convention centers, corporate headquarters, sports venues and office buildings. We seek to be in walking locations that are proximate to the markets’ major demand generators.

We generally have a bias toward acquiring underperforming hotels, which we typically define as those that are poorly managed, suffer from significant deferred maintenance and capital investment and that are not properly positioned in their respective markets. In pursuing these opportunities, we hope to improve revenue and cash flow and increase the long-term value of the underperforming hotels we acquire. Our ultimate goal is to achieve a total investment that is substantially less than replacement cost of a hotel or the acquisition cost of a market performing hotel. In analyzing a potential investment in an underperforming hotel property, we typically characterize the investment opportunity as one of the following:

•

Branding Opportunity: The acquisition of properties that includes a repositioning of the property through a change in brand affiliation, which may include positioning the property as an independent hotel. Branding opportunities typically include physical upgrades and enhanced efficiencies brought about by changes in operations.

•	Shallow-Turn Opportunity: The acquisition of an underperforming but structurally sound hotel that requires moderate renovation to re-establish the hotel in its market.

•

Deep-Turn Opportunity: The acquisition of a hotel that is closed or functionally obsolete and requires a restructuring of both the business components of the operations as well as the physical plant of the hotel, including extensive renovation of the building, furniture, fixtures and equipment.

Typically, in our experience, a deep turn opportunity takes a total of approximately four years from the initial acquisition of a property to achieving full post-renovation stabilization. Therefore, when evaluating future opportunities in underperforming hotels, we intend to focus on up-branding and shallow-turn opportunities, and to pursue deep-turn opportunities on a more limited basis and in joint venture partnerships, if possible.

Investment Vehicles. In pursuit of our investment strategy, we may employ various traditional and non-traditional investment vehicles:

•

Direct Purchase Opportunity: Our traditional investment strategy is to acquire direct ownership interests via our Operating Partnership in properties that meet our investment criteria, including opportunities that involve full-service, upscale and upper-upscale properties in identified geographic growth markets that have significant barriers to entry for new product delivery. Such properties, or portfolio of properties, may or may not be acquired subject to a mortgage, or other financing or lending instruments, by the seller or third-party.

•

Joint Venture/Mezzanine Lending Opportunities: We may, from time to time, undertake a significant renovation and rehabilitation project that we characterize as a deep-turn opportunity. In such cases, we may acquire a functionally obsolete hotel whose renovation may be very lengthy and require significant capital. In these projects, we may choose to structure such acquisitions as a joint venture, or mezzanine lending program, in order to avoid severe short-term dilution and loss of current income commonly referred to as the “negative carry” associated with such extensive renovation programs. We will not pursue joint venture or mezzanine programs in which we would become a “de facto” lender to the real estate community.

Portfolio and Asset Management Strategy

We intend to ensure that the management of our hotel properties maximizes market share, as evidenced by revenue per available room, or RevPAR, penetration indices, and that our market share yields the optimum level of revenues for our hotels in their respective markets. Our strategy is designed to actively monitor our hotels’ operating expenses in an effort to maximize hotel earnings before interest, taxes, depreciation and amortization, or Hotel EBITDA.

Over our long history in the lodging industry, we have refined many portfolio and asset management techniques that we believe provide for exceptional cash returns at our hotels. We undertake extensive budgeting due diligence wherein we examine market trends, one-time or exceptional revenue opportunities, and/or changes in the regulatory climate that may impact costs. We review daily revenue results and revenue management strategies at the hotels, and we focus on our managers’ ability to produce high quality revenues that translate to higher profit margins. We look for ancillary forms of revenues, such as leasing roof-top space for cellular towers and other communication devices and also look to lease space to third parties in our hotels, which may include, but are not limited to, gift shops or restaurants. We have and will continue to engage parking management companies to maximize parking revenue. Our efforts further include periodic review of property insurance costs and coverage, and the cost of real and personal property taxes. We generally appeal tax increases in an effort to secure lower tax payments and routinely pursue strategies that allow for lower overall insurance costs, such as purchasing re-insurance.

We also require detailed and refined reporting data from our hotel manager, which includes detailed accounts of revenues, revenue segments, expenses and forecasts based on current and historic booking patterns. We also believe we optimize and successfully manage capital costs at our hotels while ensuring that adequate product standards are maintained to provide a positive guest experience.

None of our hotels are managed by a major national or global hotel franchise company. Through our long history in the lodging industry, we have found that management of our hotels by management companies other than franchisors is preferable to and more profitable than management services provided by the major franchise companies, specifically with respect to optimization of operating expenses and the delivery of guest service.

Our portfolio management strategy includes efforts to optimize labor costs. Our third-party hotel manager is responsible for hiring and maintaining the labor force at each of our hotels. Although we do not directly employ or manage employees at our hotels, we monitor our hotel manager and make recommendations regarding the operation of our hotels. The labor force in our hotels is predominately non-unionized, with only one property, the DoubleTree by Hilton Jacksonville Riverfront, having approximately 31 employees electing to participate under a collective bargaining arrangement. Further, the employees at our hotels are eligible to receive health and other insurance coverage through our manager, which self-insures. Self-insuring has, in our opinion and experience, provided significant savings over traditional insurance company sponsored plans.

Asset Disposition Strategy. When a property no longer fits with our investment objectives, we will pursue a direct sale of the property for cash so that our investment capital can be redeployed according to the investment strategies outlined above. Where possible, we will seek to subsequently purchase a hotel in connection with the requirements of a tax-free exchange. Such a strategy may be deployed in order to mitigate the tax consequence that a direct sale may cause.

Our Properties

As of the date of this prospectus, our portfolio consisted of the following properties:

Property	Number of Rooms		Location	Date of Acquisition	Chain/ Class Designation
Wholly-owned Hotels
The DeSoto	246		Savannah, GA	December 21, 2004	Upper Upscale(1)
DoubleTree by Hilton Jacksonville Riverfront	293		Jacksonville, FL	July 22, 2005	Upscale
DoubleTree by Hilton Laurel	208		Laurel, MD	December 21, 2004	Upscale
DoubleTree by Hilton Philadelphia Airport	331		Philadelphia, PA	December 21, 2004	Upscale
DoubleTree by Hilton Raleigh Brownstone-University	190		Raleigh, NC	December 21, 2004	Upscale
DoubleTree Resort by Hilton Hollywood Beach	311		Hollywood, FL	August 9, 2007	Upscale
Georgian Terrace	326		Atlanta, GA	March 27, 2014	Upper Upscale(1)
Hotel Alba Tampa, Tapestry Collection by Hilton	222		Tampa, FL	October 29, 2007	Upscale
Hotel Ballast Wilmington, Tapestry Collection by Hilton	272		Wilmington, NC	December 21, 2004	Upscale
Hyatt Centric Arlington	318		Arlington, VA	March 1, 2018	Upper Upscale
Sheraton Louisville Riverside(3)	180		Jeffersonville, IN	September 20, 2006	Upper Upscale
The Whitehall	259		Houston, TX	November 13, 2013	Upper Upscale(1)

Hotel Rooms Subtotal	3,156

Condominium Hotels
Hyde Resort & Residences	129	(2)	Hollywood, FL	January 30, 2017	Luxury(1)
Hyde Beach House Resort & Residences	135	(2)	Hollywood, FL	September 27, 2019	Luxury(1)

Total Hotel & Participating Condominium Hotel Rooms	3,420

(1)	Operated as an independent hotel.
(2)

We own the hotel commercial unit and operate a rental program. Reflects only those condominium units that were participating in the rental program as of June 30, 2021. At any given time, some portion of the units participating in our rental program may be occupied by the unit owner(s) and unavailable for rental to hotel guests. We sometimes refer to each participating condominium unit as a “room”.

(3)

The Company entered into a purchase and sale agreement for the disposition of the Sheraton Louisville Riverside, dated June 15, 2021 as amended by the amended and restated purchase and sale agreement dated July 9, 2021, for a net purchase price of $11.5 million, including the assumption or payoff by the purchaser of the outstanding balance of approximately $11.0 million on the existing mortgage and approximately $500,000 in cash. The closing of the sale, which was subject to various closing conditions, including the assumption by the purchaser of the existing mortgage on the property or securing of alternative financing to replace the existing mortgage on the property, was scheduled to take place on September 13, 2021. We are currently in negotiations with the purchaser to amend the purchase and sale agreement in order to extend the term during which closing may take place.

The selected operating data presented above should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” found in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021 and the quarter ended June 30, 2021, each of which are incorporated herein by reference.

COVID-19 Impact

In March 2020, the World Health Organization declared COVID-19 to be a global pandemic and the virus has continued to spread throughout the United States and the world. As a result of this pandemic and subsequent government mandates and health official recommendations, hotel demand has been significantly reduced. Following the government mandates and health official recommendations, we significantly reduced operations at all our hotels, temporarily suspended operations of our hotel condominium rental programs and dramatically reduced staffing and expenses. All of our hotels have remained open on a limited basis in order to serve the needs of the community, with the exception of the rental programs at our condominium hotels, which were temporarily closed during April and May of 2020. We believe that maintaining limited operations has allowed us to increase capacity at individual hotels as demand has begun to return and the Centers for Disease Control, or the CDC, and state guidelines have started to permit an easing of travel and other business restrictions. Our hotels have been gradually re-introducing guest amenities relative to the return of business while focusing on profit generators and margin control and we intend to continue those re-introductions, provided we can be confident that occupancy levels and reduced social distancing will not unduly jeopardize the health and safety of our guests, employees and communities.

COVID-19 has had a significant negative impact on our operations and financial results, including a substantial decline in our revenues, profitability and cash flows from operations compared to similar pre-pandemic periods.

In response to those negative impacts, in March 2020 we took a number of actions to reduce costs and preserve liquidity. The Company’s board of directors suspended quarterly cash dividends on shares of the Company’s common stock and deferred payment of dividends on the Company’s 8.0% Series B Cumulative Redeemable Perpetual Preferred Stock, or the Series B Preferred Stock, 7.875% Series C Cumulative Redeemable Perpetual Preferred Stock, or the Series C Preferred Stock, and 8.25% Series D Cumulative Redeemable Perpetual Preferred Stock, or the Series D Preferred Stock. We also suspended most planned capital expenditure projects and reduced the cash compensation of our executive officers. Three of our subsidiaries obtained funding under the Federal Paycheck Protection Program, or the PPP Loans, provided pursuant to the Coronavirus Aid, Relief and Economic Security Act, as amended, or the CARES Act, and, in December 2020 the Operating Partnership closed on a $20.0 million secured note financing in which the Operating Partnership issued

$20.0 million aggregate principal amount of secured notes, which we refer to as the Secured Notes, to certain investors, with an option for the Operating Partnership to require such investors to purchase an additional $10.0 million of Secured Notes prior to the end of 2021. As of the date of this prospectus, we have not exercised such option and there are an aggregate of $20.0 million Secured Notes outstanding. Working closely with our hotel manager, we significantly curtailed our hotels’ operating expenses. We also sought and obtained forbearance and loan modification agreements with the lenders under the mortgages for all our hotel properties. Based on our completed mortgage loan amendments and forbearance agreements, our current unrestricted and restricted cash, our current cash utilization, our forecast of future operating results and our anticipated ability to refinance or extend mortgage obligations maturing within the 12 months following the date of this prospectus, we have concluded that the previously-reported substantial doubt of the Company’s ability to continue as a going concern has been alleviated. As of June 30, 2021, the Company had approximately $21.8 million in unrestricted cash and approximately $11.7 million in restricted cash.

We believe that long-term recovery of the sector is underway based on better-than-expected first half 2021 results. As such, CBRE has updated and improved its current forecast for 2021 based on the pace of vaccine distribution, increased consumer confidence, and improved corporate and group travel segments. Per the graph below, CBRE predicts U.S. Domestic Lodging Demand to recover to 2019 RevPAR levels by mid 2024.

Source: CBRE Hotels Research, Kalibri Labs, July 2021

Further, CBRE reported that industry-wide weekly year-over-year percentage change in RevPAR continued to improve during the summer months and neared 2019 levels (see below).

Source: CBRE Hotels Research, Kalibri Labs, September 2021

Further, conditions in the second quarter of 2021 improved significantly over the same period in the prior year, as the Company witnessed increased demand fueled predominantly by leisure travel. Revenues, profitability, and cash flows from operations during the second quarter of 2021 exceeded our expectations but were still far below the same period in 2019, before the pandemic. While the extent and duration of the negative effects resulting from COVID-19 on the Company’s business remain uncertain, the second quarter’s operations and financial results were a marked improvement over the same period in 2020. In fact, our key operating metric, RevPAR, paced ahead of the U.S. lodging industry during the second quarter of 2021 as our year-to-date RevPAR performance has improved each month this year through July (see chart below).

Source: Disclosures incorporated by reference and included in this prospectus.

As reflected in the above chart, RevPAR performance for the Company’s composite portfolio, which includes the rooms participating in our rental programs at the Hyde Resort & Residences and the Hyde Beach House Resort & Residences, was $106.50 for the month ended July 31, 2021, which represented an increase of $73.42, or 221.9%, over the same month in 2020. While that represents a substantial recovery from the same period in 2020, it is $2.44, or 22%, below the RevPAR performance for the same month in 2019, before the pandemic.

Facts and circumstances could change in the future that are outside the Company’s control – such as additional government mandates, health official orders, travel restrictions and extended business shutdowns due to COVID-19.

Recent Developments

On June 21, 2021, Sotherly and the Operating Partnership entered into a share exchange agreement with Palogic Value Fund, L.P., a Delaware limited partnership, Palogic, pursuant to which, Palogic agreed to exchange 100,000 shares of Sotherly’s 8.0% Series B Cumulative Redeemable Perpetual Preferred Stock, 85,000 shares of the Company’s 7.875% Series C Cumulative Redeemable Perpetual Preferred Stock, and 35,000 shares of the Company’s 8.25% Series D Cumulative Redeemable Perpetual Preferred Stock, the Palogic Shares, together with all of Palogic’s rights to receive accrued and unpaid dividends on those Palogic Shares, for 1,542,727 shares of Sotherly’s common stock, par value $0.01 per share. The transactions contemplated by share exchange agreement, which we refer to as the Preferred Exchange, closed on June 22, 2021.

Sotherly did not receive any cash proceeds as a result of the Preferred Exchange, and the Palogic Shares exchanged have been retired and cancelled. The issuance of the shares of Sotherly’s common stock was made by Sotherly pursuant to the exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of such act on the basis that these offers constituted an exchange with existing holders of Sotherly’s securities, and no commission or other remuneration was paid to any party for soliciting such exchange.

Summary Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operation, cash flows and prospects. You should carefully consider the matters discussed in the “Risk Factors” section of this prospectus and of our 2020 Annual Report which is incorporated by reference in this prospectus before making an investment decision.

Risks Related to the Notes and the Offering

•	Risks related to the structural subordination of the notes.

•	Risks related to Sotherly’s operations.

•	Risks related to voidance of the guarantee.

•	Risks related to financial covenants in the notes.

•	Risks related to Operating Partnership’s ability to repurchase the notes in the event of a change of control.

•	Risks related to market conditions.

•	Risks related to the trading market of the notes.

•	Risks related to interest rates.

Risks Related to Our Debt and Financing

•	Risks related to our financial leverage.

•	Risks related to our forbearance agreements.

•	Risks related to our financial covenants.

•	Risks related to our debt maturities.

•	Risks related to our borrowing costs.

•	Risks related to interest rates.

Our Partnership Information

The Issuer is a Delaware limited partnership formed in August 2004. The Issuer changed its name from MHI Hospitality, L.P. to Sotherly Hotels LP effective August 2, 2013. Our principal executive offices are located at 306 South Henry Street, Suite 100, Williamsburg, VA 23185. Our telephone number is (757) 229-5648. Our website is http://www.sotherlyhotels.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Employees

We currently employ ten full-time persons. All persons employed in the day-to-day operations of the hotels are employees of Our Town, the management company engaged by our TRS Lessee to operate such hotels.

The Offering

The following summary contains basic information about the notes, the guarantee and the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes and the guarantee, you should read the section of this prospectus entitled “Description of the Notes and the Guarantee.”

Issuer	Sotherly Hotels LP, a Delaware limited partnership

Securities Offered	$ million aggregate principal amount of the notes (or $ million if the underwriters’ option to purchase additional notes is exercised in full).

Maturity Date	, 2026.

Interest Rate	% per annum, computed on the basis of a 360-day year of twelve 30-day months, from .

Interest Payment Dates	, , , and of each year, commencing , 2021.

Price to Public	% of the principal amount, plus accrued interest, if any, from , 2021.

Ranking	The notes will be senior unsecured obligations of Sotherly Hotels LP, will rank equally in right of payment with the Issuer’s other senior obligations, senior in right of payment to any of the Issuer’s future obligations that are by their terms expressly subordinated or junior in right of payment to the notes and effectively subordinated to any of the Issuer’s existing and future secured obligations to the extent of the value of the assets securing such obligations, and will be structurally subordinated to all obligations of our subsidiaries. As of June 30, 2021, we had outstanding principal debt balances of approximately $387.5 million, which is comprised of approximately $20.0 million under the Secured Notes, approximately $356.8 million of mortgage debt secured by our properties, and approximately $10.7 million of unsecured indebtedness. Of the approximately $387.5 million indebtedness outstanding at June 30, 2021, approximately $367.2 million was held by our subsidiaries and approximately $20.0 million relates to the Secured Notes of the Operating Partnership.

Guarantee	The notes will be fully and unconditionally guaranteed by Sotherly on a senior unsecured basis as described under “Description of the Notes and the Guarantee—Guarantee.” Sotherly does not have any significant assets other than its interest in the Operating Partnership.

Use of Proceeds	We estimate that the net proceeds from the offering of the notes pursuant to this prospectus, after deducting the underwriting discount and estimated offering costs and expenses payable by us, will be approximately $ (or $ if the underwriters’ option to purchase additional notes is exercised in full). We intend to use the net proceeds from this offering to further strengthen our balance sheet, including repaying $20.0 million of outstanding secured indebtedness under our Secured Notes plus any accrued but unpaid interest and any make-whole amounts or premium then due and payable on such indebtedness, which we estimate to be approximately $9.7 million. We also intend to use $ of the net proceeds from this offering to fund the deposit of one year of interest payments into a reserve account administered by Wilmington Trust, National Association, in its capacity as Trustee, from which the first four quarterly payments on the notes will be paid and the remaining net proceeds from the offering of the notes for general corporate purposes. See “Use of Proceeds” in this prospectus.

Optional Redemption	The Issuer may, at its option, redeem the notes in whole or in part at any time, or from time to time, on or after , at a redemption price equal to % of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption as described in “Description of the Notes and the Guarantees—Optional Redemption” in this prospectus. The notes will not be entitled to the benefit of any sinking fund. The notes will not be subject to repayment at the option of the holder at any time prior to maturity, except in connection with a Change of Control Repurchase Event as defined under “Description of the Notes and the Guarantees—Certain Covenants—Offer to Repurchase Upon a Change of Control Repurchase Event” in this prospectus.

Change of Control Offer to Purchase	If a Change of Control Repurchase Event as defined under “Description of the Notes and the Guarantee—Certain Covenants—Offer to Repurchase Upon a Change of Control Repurchase Event” occurs, we must offer to repurchase the notes at a repurchase price equal to % of the aggregate principal amount plus any accrued and unpaid interest to, but not including, the repurchase date.

Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes in certain circumstances. See “Description of the Notes and the Guarantee—Events of Default; Modification and Waiver” in this prospectus.

Certain Covenants	We will issue the notes under an indenture, which is referred to as the Indenture, to be dated as of the issue date, between the Issuer, Sotherly, as guarantor, and Wilmington Trust, National Association, as the trustee. The Indenture contains covenants that limit our ability to incur, or permit our subsidiaries to incur, third-party indebtedness if certain debt to asset value and/or interest coverage ratios would be exceeded. These covenants are subject to a number of important exceptions, qualifications, limitations and specialized definitions. See “Description of the Notes and the Guarantee—Certain Covenants” in this prospectus.

Form	The notes will be evidenced by global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of the Notes and the Guarantee—Book-entry, Delivery and Form” in this prospectus.

Denominations	We will issue the notes only in minimum denominations of $25 and integral multiples of $25 in excess thereof.

Payment of Principal and Interest	Principal and interest on the notes will be payable in U.S. dollars or other legal tender, coin or currency of the United States of America.

Interest Reserve Account	Promptly after the closing of this offering, the Issuer will deposit $ of the net proceeds from this offering, which is equal to one year of interest payments on the notes, into a reserve account administered by Wilmington Trust, National Association, in its capacity as Trustee, which funds will be used to make the first four quarterly payments on the notes.

Future Issuances	We may, from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price, and such additional notes shall be consolidated with the notes issued in this offering and form a single series.

Listing	We have applied to list the notes on the NASDAQ® Global Market under the symbol “SOHOL.” If the listing is approved, trading of the notes on the NASDAQ® Global Market is expected to commence within a 30-day period after the initial delivery of the notes. Currently, there is no public market for the notes.

Trustee, Registrar and Paying Agent	Wilmington Trust, National Association.

Governing Law	The Indenture, the notes and the guarantee will be governed by the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended.

Material Tax Considerations	You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction. See “Material U.S. Federal Income Tax Considerations.”

Risk Factors	An investment in the notes involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page 13 of this prospectus before making an investment decision.

RISK FACTORS

An investment in the notes involves various risks. The following are the material risks that apply to an investment in the notes. You should carefully consider the risks described below, together with the information under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and in subsequent Quarterly Reports on Form 10-Q and the other information included or incorporated by reference in this prospectus before making a decision to invest in the notes. Any of the following risks could materially adversely affect our business, operations, industry or financial position or our future financial performance.

Risks Related to the Notes and the Offering

The notes are senior unsecured obligations of the Operating Partnership and not obligations of our subsidiaries and will be effectively subordinated to the Operating Partnership’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to any future obligations of the Operating Partnership’s subsidiaries. Structural subordination increases the risk that we will be unable to meet our obligations on the notes when they mature.

The notes will be senior unsecured obligations of the Operating Partnership and will rank equally in right of payment with all of the Operating Partnership’s other senior indebtedness and senior in right of payment to any of the Operating Partnership’s future obligations that are by their terms expressly subordinated or junior in right of payment to the notes. The notes will be effectively subordinated to the Operating Partnership’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. At June 30, 2021, we had outstanding principal debt balances of approximately $387.5 million, which is comprised of approximately $20.0 million under the Secured Notes, $356.8 million of mortgage debt secured by properties owned by our subsidiaries, and approximately $10.7 million of unsecured debt.

The notes will be obligations of the Operating Partnership that are guaranteed by Sotherly and not of any of its subsidiaries. None of the Operating Partnership’s subsidiaries will be a guarantor of the notes and the notes are not required to be guaranteed by any subsidiaries we or the Operating Partnership may acquire or create in the future. The notes will also be effectively subordinated to all of the liabilities of the Operating Partnership’s subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under the Issuer’s indebtedness, including the notes, or to make any funds available to make payments on the notes, whether by paying dividends or otherwise. Several of our forbearance and loan modification agreements include restrictions on distributions by subsidiaries of the Operating Partnership and the Operating Partnership guaranteed obligations of certain subsidiaries under some of the loan modification agreements. The Operating Partnership’s right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of the Operating Partnership’s creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, in each case to the extent that the Operating Partnership is not recognized as a creditor of such subsidiary. In addition, even where the Operating Partnership is recognized as a creditor of a subsidiary, the Operating Partnership’s rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness. As of June 30, 2021, $355 million of our consolidated debt was in the form of mortgages secured by properties owned by subsidiaries of the Operating Partnership, and none of our properties were unencumbered as of June 30, 2021.

Sotherly has no significant operations, other than as the sole general partner of the Operating Partnership, and no significant assets, other than its interest in the Operating Partnership.

The notes will be fully and unconditionally guaranteed by Sotherly. However, Sotherly has no significant operations, other than as the sole general partner of the Operating Partnership, and no significant assets, other than its interest in the Operating Partnership. Furthermore, Sotherly’s guarantee of the notes will be effectively subordinated in right of payment to all liabilities, whether secured or unsecured, and any preferred equity of its subsidiaries (including the Operating Partnership and any entity Sotherly accounts for under the equity method of accounting). As of June 30, 2021, the Company’s subsidiaries had approximately $367.2 million of total liabilities (excluding unamortized debt premiums and discounts, intercompany debt, guarantees of debt of the Operating Partnership, accrued expenses and trade payables) and no preferred equity of such subsidiaries was outstanding.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of indebtedness and lenders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee, such as the guarantee provided by Sotherly, could be voided, and payment thereon could be required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee (i) received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and (ii) one of the following was true:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	the guarantor was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they become due.

A court might also void such guarantee, without regard to the above factors, if it found that a guarantor entered into its guarantee with actual intent to hinder, delay, or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance or incurrence of such indebtedness. If a court voided such guarantee, holders of the indebtedness and lenders would no longer have a claim against such guarantor or the benefit of the assets of such guarantor constituting collateral that purportedly secured such guarantee. In addition, the court might direct holders of the indebtedness and lenders to repay any amounts already received from a guarantor.

In addition, any claims in respect of a guarantee could be subordinated to all other debts of that guarantor under principles of “equitable subordination,” which generally require that the claimant must have engaged in some type of inequitable conduct; the misconduct must have resulted in injury to the creditors of the debtor or conferred an unfair advantage on the claimant; and equitable subordination must not be inconsistent with other provisions of the U.S. Bankruptcy Code.

There are limited covenants in the Indenture.

The Indenture does not:

•	prevent our subsidiaries from incurring indebtedness which would effectively rank senior to the notes;

•	prevent us from incurring secured indebtedness that would rank senior to the notes to the extent of the value of the assets securing the indebtedness; or

•	prevent us from incurring unsecured indebtedness that is equal or subordinate in right of payment to the notes; or

•	prevent us from incurring Refinancing Indebtedness (as defined in “Description of the Notes and the Guarantee”) at any time and from time to time.

For these reasons, you should not consider the covenants in the Indenture as a significant factor in evaluating whether to invest in the notes.

An increase in the level of our outstanding indebtedness, or other events, could have an adverse impact on our business, properties, capital structure, financial condition, results of operations or prospects, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such event could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

Certain financial covenants in the Indenture rely on definitions that use non-GAAP measures and/or are subject to management’s good faith discretion, which could make it difficult for holders of our notes to determine independently whether we are in compliance with certain financial covenants relating to the notes.

The Indenture governing the notes contains financial covenants that restrict us or any of our subsidiaries from incurring indebtedness in amounts that would cause certain ratios specified in the Indenture, or Covenant Ratios, not to exceed certain fixed values (see “Description of the Notes and the Guarantee—Certain Covenants—Limitations on Incurrence of Debt”). The Covenant Ratios are calculated by reference to various specialized definitions specific to the Indenture, some of which utilize non-GAAP financial measures. If we had been subject to the covenants in the Indenture as of June 30, 2021, our ratio of aggregate principal amount of all outstanding Debt to Adjusted Total Asset Value would have been 1.99 to 1.0 and our ratio of Stabilized Consolidated Income Available for Debt Service to Stabilized Consolidated Interest Expense would have been 0.55 to 1.0. For instance, certain definitions on which the Covenant Ratios rely reflect various adjustments to add or subtract certain items from GAAP consolidated net income and interest expense. In addition, management of Sotherly, our general partner, has discretion in calculating certain elements of the Covenant Ratios. For example, the definition of Consolidated Income Available for Debt Service allows management of Sotherly to determine in good faith whether, and the extent to which, certain non-recurring or other unusual items will be added back to our consolidated net income (calculated in accordance with GAAP) for purposes of calculating the Covenant Ratios. As a result of the foregoing, the financial statements that we include in future filings with the SEC, which are required to be prepared in accordance with GAAP, may employ different financial measures from those used in the Covenant Ratios, which may make it difficult for holders of our notes to determine independently whether we are in compliance with certain financial covenants.

Under certain circumstances, we may redeem the notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem all or a portion of the notes at any time after                     , as described under “Description of the Notes and the Guarantee–Optional Redemption.” If a redemption does occur, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the notes.

We may not be able to repurchase all of the notes upon a Change of Control Repurchase Event.

We will be required to offer to repurchase the notes upon the occurrence of a Change of Control Repurchase Event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes. A change of control may also require us to make an offer to repurchase certain of our other indebtedness and may give rise to a default under our other indebtedness. We may not have sufficient funds to repurchase all of the affected indebtedness. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture. See “Description of the Notes and the Guarantee—Offer to Repurchase Upon a Change of Control Repurchase Event.”

General market conditions and other unpredictable factors could materially and adversely affect market prices for the notes.

There can be no assurance about the market prices for the notes. Several factors, many of which are beyond our control, will influence the market value of the notes. Factors that might influence the market value of the notes include, but are not limited to:

•	our creditworthiness, financial condition, performance and prospects;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally (including the occurrence of market disruption events).

If you purchase notes, whether in this offering or in the secondary market, the notes may subsequently trade at a discount to the price that you paid for them.

There is no established trading market for the notes, which could make it more difficult for you to sell your notes and could adversely affect their price.

The notes constitute a new issue of securities for which no established trading market exists. Consequently, it may be difficult for you to sell your notes. If the notes are traded after their initial issuance, they may trade at a discount, depending upon:

•	our financial condition;

•	prevailing interest rates;

•	the time remaining on the maturity of the notes;

•	their subordination to our existing and future liabilities;

•	the outstanding principal amount of the notes;

•	the market for similar securities; and

•	other factors beyond our control, including general economic conditions and conditions affecting lodging companies.

We have applied to list the notes on the NASDAQ® Global Market; however, we cannot assure you of the development or liquidity of any trading market for the notes following this offering.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase these notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Risks Related to Our Debt

We have substantial financial leverage.

As of June 30, 2021, the principal balance of our mortgages, unsecured and secured debt was approximately $387.5 million, exclusive of reductions of unamortized premiums or deferred financing costs as shown on our balance sheet. Historically, we have incurred debt for acquisitions and to fund our renovation, redevelopment and rebranding programs. Limitations upon our access to additional debt could adversely affect our ability to fund these programs or acquire hotels in the future.

Our financial leverage could negatively affect our business and financial results, including the following:

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our debt (including deferred payments of principal and interest owed under forbearance and modification agreements on our mortgage loans), thereby reducing funds available for operations, working capital, capital expenditures, future business opportunities, paying dividends or other purposes;

•	limit our ability to obtain additional financing for working capital, renovation, redevelopment and rebranding plans, acquisitions, debt service requirements and other purposes;

•	adversely affect our ability to satisfy our financial obligations, including those related to our loan covenants;

•	limit our ability to refinance existing debt;

•	require us to agree to additional restrictions and limitations on our business operations and capital structure to obtain financing or to modify the terms of existing obligations;

•	force us to dispose of one or more of our properties, possibly on unfavorable terms;

•	increase our vulnerability to adverse economic and industry conditions, and to interest rate fluctuations;

•	force us to issue additional equity, possibly on terms unfavorable to existing shareholders;

•	limit our flexibility to make, or react to, changes in our business and our industry;

•	limit our ability to receive distributions from our subsidiaries and therefore to make distributions; and

•	place us at a competitive disadvantage, compared to our competitors that have less debt.

We have entered into forbearance agreements and loan modification agreements with our mortgage lenders and we cannot guarantee that we will be able to comply with the terms of these agreements, or continue obtaining forbearance if needed.

As a result of the significant reduction in demand for hotel rooms brought about by the pandemic, we have encountered challenges in complying with financial covenants in our mortgage loans and, in a number of cases, our payment obligations. We have addressed these issues by entering into loan modification and forbearance agreements. See “Our Business and Properties - Our Properties - Mortgage Loans.”

The duration and extent of the reduction in hotel demand caused by the pandemic creates corresponding uncertainty regarding our future cash flows, and our ability to satisfy the financial covenants contained in our mortgage loans and Secured Notes. We have sought and obtained forbearances and loan modifications with the lenders under the mortgages for most of our hotel properties, which include additional restrictions and obligations, some of which have been guaranteed by the Operating Partnership. If we fail to satisfy our loan obligations, including under the forbearances and loan modification agreements, or to obtain additional waivers, loan modifications or forbearance agreements, our lenders could declare one or more of our mortgage loans to be in default and require repayment of the outstanding balances on the relevant loans or the associated loan modification or forbearance agreements, including payments of deferred principal and interest amounts. If that were to occur, the Company may not have sufficient funds to pay the applicable debt. While the Company believes we will be successful in obtaining additional waivers, forbearance arrangements and loan modifications, it cannot provide assurance that we will be able to do so on acceptable terms or at all.

We must comply with financial covenants in our mortgage loan agreements.

The mortgage loan agreements entered into by the entities owning our hotels contain various financial covenants. Failure to comply with these financial covenants could result from, among other things, changes in the local competitive environment, general economic conditions and disruption caused by renovation activity or major weather disturbances.

If we violate the financial covenants contained in our mortgage loan agreements, we may attempt to negotiate waivers of the violations or amend the terms of the applicable mortgage loan agreement with the lender; however, we can make no assurance that we would be successful in any such negotiation or that, if successful in obtaining waivers or amendments, such waivers or amendments would be on attractive terms. Some mortgage loan agreements provide alternate cure provisions which may allow us to otherwise comply with the financial covenants by obtaining an appraisal of the hotel, prepaying a portion of the outstanding indebtedness or by providing cash collateral until such time as the financial covenants are met by the collateralized property without consideration of the cash collateral. Alternate cure provisions which include prepaying a portion of the outstanding indebtedness or providing cash collateral may have a material impact on our liquidity.

If we are unable to negotiate a waiver or amendment or satisfy alternate cure provisions, if any, or unable to meet any alternate cure requirements and a default were to occur, we would possibly have to refinance the debt through debt financing, private or public offerings of debt securities, additional equity financing, or by disposing of an asset. We are uncertain whether we will be able to refinance these obligations or if refinancing terms will be favorable.

We must comply with financial covenants in our Secured Notes.

Our Secured Notes contain various financial covenants. The Secured Notes requires us to maintain certain cash management standards and include a broad range of covenants restricting our ability to incur additional debt, make dividend payments, transfer or acquire assets, or exceed our 2019 employee compensation levels. They also require us to maintain certain financial thresholds, including limitations on our accounts payable and capital expenditures. Upon an event of default or liquidity event described in the Secured Notes, the holders of the Secured Notes have the right to require and approve our selection of one or more of our hotel properties for disposition or refinancing in order to cure an event of default or liquidity event based on a process set forth in the Secured Notes. In addition, the Secured Notes are redeemable by the holder in full upon an event of default or a change of control transaction.

Pursuant to a pledge agreement we agreed to pledge and grant to KWHP SOHO, LLC, a Delaware limited liability company, KW, the collateral agent and an investor under the Secured Notes, a first priority security interest in the equity interests, including certain voting rights, of our affiliates that own The DeSoto hotel, Hotel Ballast Wilmington, and the DoubleTree by Hilton Philadelphia Airport hotel. Upon an uncured monetary event of default under the Secured Notes, KW, as collateral agent, has a right to sell, lease or otherwise dispose of or realize upon the Pledged Collateral in order to satisfy any amounts outstanding under the Secured Notes.

We have five mortgage debt obligations maturing in 2022 through 2023, and the Secured Notes maturing in 2023, and if we are not successful in extending the terms of this indebtedness or in refinancing this debt on acceptable economic terms or at all, our overall financial condition could be materially and adversely affected.

We will be required to seek additional capital in the near future to refinance or replace existing long-term mortgage debt that is maturing. The ability to refinance or replace mortgage debt is subject to market conditions and could become limited in the future. There can be no assurance that we will be able to obtain future financings on acceptable terms, if at all. In May of 2022, the mortgage on our DoubleTree by Hilton Laurel matures. In June and July of 2022, the mortgages on the Hotel Alba Tampa, Tapestry Collection by Hilton and the DoubleTree by Hilton Raleigh-Brownstone mature, respectively. In February and October of 2023, the mortgage on The Whitehall and the DoubleTree by Hilton Philadelphia Airport mature, respectively. In December 2023 the Secured Notes mature, subject to an option to extend maturity for one year. We also have additional significant obligations maturing in subsequent years. The total aggregate amount of our debt obligation scheduled to mature by 2022, inclusive of monthly principal and interest amortization of all our indebtedness, is approximately $98.7 million, which represents approximately 19.9% of our total debt obligation outstanding as of December 31, 2020. The total aggregate amount of our debt obligation scheduled to mature by the end of 2023, inclusive of monthly principal amortization of all our mortgage indebtedness, is approximately $107.9 million, which represents approximately 21.8% of our total debt obligation outstanding as of December 31, 2020.

We will need to, and plan to, renew, replace or extend our long-term indebtedness prior to the respective maturity date. If we are unable to extend our maturing loans, we may be required to repay the outstanding principal amount at maturity or a portion of such indebtedness upon refinance. If we do not have sufficient funds to repay any portion of the indebtedness, it may be necessary to raise capital through debt financing, private or public offerings of debt securities or equity financings. We are uncertain whether we will be able to refinance this obligation or if refinancing terms will be favorable. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancing, increases in interest expense would lower our cash flow, and, consequently, cash available to meet our financial obligations. If we are unable to obtain alternative or additional financing arrangements in the future, or if we cannot obtain financing on acceptable terms, we may not be able to execute our business strategies or we may be forced to dispose of hotel properties on disadvantageous terms, potentially resulting in losses and potentially reducing cash flow from operating activities if the sale proceeds in excess of the amount required to satisfy the indebtedness could not be reinvested in equally profitable real property investments. Moreover, the terms of any additional financing may restrict our financial flexibility, including the debt we may incur in the future, or may restrict our ability to manage our business as we had intended. To the extent we cannot repay our outstanding debt, we risk losing some or all of our hotel properties to foreclosure and we could be required to invoke insolvency proceedings including, but not limited to, commencing a voluntary case under the U.S. Bankruptcy Code.

For tax purposes, a foreclosure of any of our hotels would be treated as a sale of the hotel for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the hotel, we would recognize taxable income on foreclosure, but we would not receive any cash proceeds, which could hinder Sotherly’s ability to meet the REIT distribution requirements imposed by the Code. In addition, the Operating Partnership has given full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our hotels. When the Operating Partnership gives a guarantee on behalf of an entity that owns one of our hotels, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity and to the limit of the guarantee in the event of a partial guarantee.

Our borrowing costs are sensitive to fluctuations in interest rates.

Higher interest rates could increase our debt service requirements and interest expense. Currently, our floating rate debt is limited to the mortgages on the DoubleTree by Hilton Raleigh Brownstone-University, the DoubleTree by Hilton Philadelphia Airport, the Hotel Alba Tampa, Tapestry Collection by Hilton and The Whitehall. Each of these mortgages bears interest at rates tied to the 1-month London Interbank Offered Rate, or LIBOR or substitute rate and provide for minimum rates of interest. To the extent that increases in the LIBOR rate of interest or substitute rate cause the interest on the mortgages to exceed the minimum rates of interest, we are exposed to rising interest rates.

Should we obtain new debt financing or refinance existing indebtedness, we may increase the amount of floating rate debt that currently exists. In addition, adverse economic conditions could also cause the terms on which we borrow to be unfavorable.

Changes in the method of determining LIBOR rates and potential phasing out of LIBOR after 2021 may affect our financial results.

The chief executive of the United Kingdom Financial Conduct Authority, or the FCA, which regulates LIBOR, has recently announced that the FCA intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021 (the “FCA Announcement”). It is not possible to predict the effect of these changes, other reforms or the establishment of alternative reference rates in the United Kingdom or elsewhere. Furthermore, in the United States, efforts to identify a set of alternative U.S. dollar reference interest rates are underway. Any alternative methods may result in interest rates that are higher than if LIBOR were available in its current form, which could have a material adverse effect on results.

The mortgage loans encumbering our hotels located in Philadelphia, PA, Raleigh, NC, and Tampa, FL each have interest rates tied to LIBOR. Any changes announced by the FCA, including the FCA Announcement, other regulators or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur, the level of interest payments we incur may change. In addition, although certain of our LIBOR based obligations provide for alternative methods of calculating the interest rate payable on those obligations if LIBOR is not reported, uncertainty as to the extent and manner of future changes may result in (i) interest rates and/or payments that are higher than, lower than or that do not otherwise correlate over time with the interest rates and/or payments that would have been made on our obligations if LIBOR rate was available in its current form or (ii) an inability to hedge against an alternative method of calculating interest on those obligations.

Risks Related to Our Organization and Structure

Holders of our outstanding preferred shares have the rights to elect additional board members.

As of June 30, 2021, Sotherly had issued and outstanding 1,510,000 shares of our Series B Preferred Stock, 1,469,610 shares of our Series C Preferred Stock, and 1,165,000 shares of our Series D Preferred Stock. Holders of Sotherly’s Series Preferred Stock are entitled to cumulative dividends before any dividends may be declared or set aside on our common shares. Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock voting together as a separate class have the right to elect two additional directors to Sotherly’s board of directors whenever dividends on the preferred shares are in arrears in an aggregate amount equivalent to six or more quarterly dividends (whether or not consecutive). As of June 30, 2021, distributions on Sotherly’s Preferred Stock are in arrears for the last six quarterly payments. Therefore the holders of Sotherly’s Series B, Series C, and Series D Preferred Stock are entitled to vote for the election of a total of two additional directors of Sotherly, at a special meeting or at the next annual meeting of stockholders and at each subsequent annual meeting of the stockholders until full cumulative distributions for all past unpaid periods are paid or declared and a sum sufficient for the payment thereof in cash is set aside. In addition, Sotherly may not make distributions with respect to any shares of its common stock, unless and until full cumulative distributions on the preferred stock for all past unpaid periods are paid or declared and a sum sufficient for the payment thereof in cash is set aside.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the notes pursuant to this prospectus, after deducting the underwriting discount and estimated offering costs and expenses payable by us, will be approximately $         (or $         if the underwriters exercise their option to purchase additional notes is exercised in full). We intend to use the net proceeds from this offering to further strengthen our balance sheet, including repaying $20.0 million of outstanding secured indebtedness under our Secured Notes, plus any accrued but unpaid interest and any make-whole amounts or premium then due and payable on such secured debt, which we estimate to be approximately $9.7 million. The Secured Notes mature on December 30, 2023, unless extended pursuant to their terms, and will be payable on or before the maturity date at the rate of 1.47x the principal amount borrowed during the initial 3-year term, with a 1-year extension at the Company’s option. The Secured Notes may be prepaid in part or in full at any time without penalty so long as certain conditions are met. The Secured Notes accrue interest at 6.0% per annum, payable quarterly during the initial 3-year term. If the maturity of the Secured Notes is extended, the Secured Notes will accrue interest at 10% per annum.

We also intend to use $         of the net proceeds from this offering to fund the deposit of one year of interest payments into a reserve account from which the first four quarterly payments on the notes will be paid and the remaining net proceeds from the offering of the notes, if any, for general corporate purposes.

Pending the permanent use of the net proceeds of this offering, we may invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with Sotherly’s intention to elect and qualify to be taxed as a REIT.

CAPITALIZATION

The following table sets forth the Operating Partnership’s capitalization as of June 30, 2021:

•	on an actual basis; and

•

on an as-adjusted basis to give effect to this offering and the use of the net proceeds therefrom as described under “Use of Proceeds” (assuming the underwriters do not exercise their option to purchase additional notes).

You should read this table together with “Use of Proceeds” the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2020 Annual Report and the 2021 Second Quarterly Report and our unaudited consolidated financial statements included therein and incorporated herein by reference.

As of June 30, 2021
	Actual	As Adjusted(1)
	(unaudited)	(unaudited)

Cash
Cash and cash equivalents	21,822,863
Restricted cash	11,709,866	11,709,866

Total cash	33,532,729

Debt
Secured mortgage debt, net	355,064,731	355,064,731
Secured Notes, net	18,910,413
Unsecured Notes, net(1)	10,719,100

Total debt	384,694,244

Equity
8.0% Series B Cumulative Redeemable Preferred Partner	35,420,784	35,420,784
7.875% Series C Cumulative Redeemable Preferred Partner	34,468,358	34,468,358
8.25% Series D Cumulative Redeemable Preferred Partner	27,549,832	27,549,832
General Partner	(292,945)	(397,841)
Limited Partners	(57,806,215)	(68,190,906)

Total equity	39,339,814	28,850,227

Total capitalization	424,034,058

(1)	Assumes carrying cost of $ million in aggregated principal less $ million in transaction costs.

OUR BUSINESS AND PROPERTIES

Overview

Sotherly is a self-managed and self-administered real estate investment trust, or REIT, that was formed in August 2004 to own, acquire, renovate and reposition full-service, primarily upscale and upper-upscale hotel properties located in the Mid-Atlantic and Southern United States. On December 21, 2004, Sotherly successfully completed its initial public offering and elected to be treated as a self-advised REIT for federal income tax purposes. Sotherly conducts its business through Sotherly Hotels LP, Sotherly’s operating partnership, of which Sotherly is the general partner. As of June 30, 2021, Sotherly owns approximately 93.5% of the general and limited partnership units in the Operating Partnership. Limited partners own the remaining Operating Partnership units.

Our portfolio currently consists of twelve full-service, primarily upscale and upper-upscale hotels located in eight states with an aggregate of 3,156 hotel rooms and interests in two condominium hotels and their associate rental programs. All of these hotels are wholly-owned by subsidiaries of the Operating Partnership and are managed on a day to day basis by Our Town. Our portfolio is concentrated in markets that we believe possess multiple demand generators and have significant barriers to entry for new product delivery, which are important factors for us in identifying hotel properties that we expect will be capable of providing strong risk-adjusted returns.

Since Sotherly’s initial public offering in 2004, we have invested approximately $537 million in new hotel properties, in capital improvements to new and existing properties, and in joint ventures. From 2005 to 2020, our asset base increased by 140%, as we purchased seven wholly-owned hotels. From 2014 through 2020, we completed the renovation and repositioning ten of our twelve wholly-owned assets and successfully repositioned three of our hotels as independents. Our repositioning efforts have garnered numerous awards from our franchisors for the quality of our renovations and the high level of guest satisfaction. Our renovations have also allowed us to align our hotels with more upscale brands from our franchisors. We believe this substantial level of capital investment and our upbranding efforts have positioned our properties to capture revenue opportunities in their respective markets and outperform our competitors as these locations mature.

In order for Sotherly to qualify as a REIT, it cannot directly manage or operate our hotels. Therefore, our wholly-owned hotel properties are leased to our TRS Lessee and managed by Our Town, an eligible independent management company. Our TRS Lessee is a wholly-owned subsidiary of MHI Holding, which we refer to collectively with our TRS Lessee as MHI TRS. MHI TRS is a taxable REIT subsidiary for federal income tax purposes.

Competitive Strengths

We believe the following factors differentiate us from other owners, acquirers and investors in hotel properties:

Stable Portfolio of High Quality Properties. Our properties consist of well-located, geographically diverse, full-service hotels predominantly in the central business districts of cities in the Mid-Atlantic and Southeastern United States. Our hotels typically offer attractive amenities such as swimming pools, fitness centers, food and beverage facilities, parking and meeting space. Since Sotherly’s initial public offering, each of our hotels has undergone a substantial renovation program to enhance the quality and performance of the property.

Longtime Relationships with Leading Full-Service Hotel Brands. Our senior management team has developed strong relationships with many of the top full-service hotels brands in the upscale to upper-upscale categories, which is characterized by such brands as Hilton, Hyatt and Sheraton, and has received numerous awards from nationally recognized hotel franchisors.

Existing Portfolio Repositioned, Relicensed and Renovated. From 2014 through 2020, we expended approximately $102 million in capital improvements resulting in the substantial renovation and rebranding or relicensing of ten of our twelve wholly-owned properties. We believe this substantial level of capital investment and our upbranding efforts have positioned our properties to capture revenue opportunities in their respective markets and outperform our competitors as these locations mature.

Strategic Focus on Select Southern Markets. We are focusing our growth strategy on the major markets in the Southern United States, which we believe have and will continue to benefit from attractive demographic and economic growth characteristics. We believe this region also reflects an attractive business climate with respect to governmental and regulatory policies and taxation. In addition, our hotels are located near stable demand generators, such as large state universities, convention centers, corporate headquarters, sports venues and office parks and in markets that we believe have significant barriers to entry for new product delivery.

Experienced Management Team. We believe the Company’s and its predecessor’s longevity in the industry and its success through many market cycles, together with management’s experience in the lodging industry, is indicative of the Company’s conservative and disciplined approach toward hotel acquisition, ownership and operation. The members of our senior management team, led by Messrs. Sims, Folsom and Domalski, have significant experience in the lodging, capital markets, finance, and accounting industries, and have worked together at Sotherly since 2006. Mr. Sims, Sotherly’s chairman, has spent his entire career with Sotherly and its predecessor, and has over 40 years of experience in the lodging industry as an operator, owner, developer, and financier. Mr. Folsom has nearly 15 years of experience with Sotherly and 20 years of experience working in public real estate companies and in the real estate capital markets. Mr. Domalski has nearly 35 years of experience as an accountant and auditor and has worked at Sotherly since 2005.

Our Strategy and Investment Criteria

Our strategy is to grow through acquisitions of full-service, upscale and upper-upscale hotel properties located in the primary markets of the Southern United States. We intend to grow our portfolio through disciplined acquisitions of hotel properties and believe that we will be able to source significant external growth opportunities through our management team’s extensive network of industry, corporate and institutional relationships.

Our investment criteria are further detailed below:

•

Geographic Growth Markets: We are focusing our growth strategy on the major markets in the Southern region of the United States. Our management team remains confident in the long-term growth potential associated with this part of the United States. These markets have historically been characterized by population growth, economic expansion, growth in new businesses and growth in the resort, recreation and leisure segments. We will continue to focus on these markets, including coastal locations, and will investigate other markets for acquisitions only if we believe these new markets will provide similar long-term growth prospects.

•

Full-Service Hotels: We focus our acquisition strategy on the full-service hotel segment. Our full-service hotels fall primarily under the upscale to upper-upscale categories and include such brands as Hilton, Tapestry Collection, DoubleTree by Hilton, Sheraton, Hyatt and Hyde as well as independent hotels affiliated with Preferred Hotels and Resorts. We do not own economy branded hotels. We believe that full-service hotels with upscale to upper-upscale brands will outperform the broader U.S. hotel industry and thus offer higher returns on invested capital.

•

Significant Barriers to Entry: We intend to execute a strategy that entails the acquisition of hotels in prime locations with significant barriers to entry. We seek to acquire properties that will benefit from the licensing of brands that are not otherwise present in the market and provide us with geographic exclusivity which helps to protect the value of our investment.

•

Proximity to Demand Generators: We seek to acquire hotel properties located near multiple demand generators for both leisure and business travelers within the respective markets, including large state universities, airports, convention centers, corporate headquarters, sports venues and office parks.

We generally have a bias toward acquiring underperforming hotels typically defined as those that are poorly managed, suffer from significant deferred maintenance and capital improvement and that are not properly positioned in their respective markets. In pursuing these opportunities, we hope to improve revenue and cash flow and increase the long-term value of the underperforming hotels we acquire. Our ultimate goal is to achieve a total investment that is substantially less than replacement cost of a hotel or the acquisition cost of a market performing hotel. In analyzing a potential investment in an underperforming hotel property, we typically characterize the investment opportunity as one of the following:

•

Branding Opportunity: The acquisition of properties that can be upgraded physically and enhanced operationally to qualify for what we view as higher quality franchise brands, including Hilton, DoubleTree by Hilton, Sheraton and Hyatt.

•	Shallow-Turn Opportunity: The acquisition of an underperforming but structurally sound hotel that requires moderate renovation to re-establish the hotel in its market.

•

Deep-Turn Opportunity: The acquisition of a hotel that is closed or functionally obsolete and requires a restructuring of both the business components of the operations as well as the physical plant of the hotel, including extensive renovation of the building, furniture, fixtures and equipment.

Typically, in our experience, a deep turn opportunity takes a total of approximately four years from the initial acquisition of a property to achieving full post-renovation stabilization. Therefore, when evaluating future opportunities in underperforming hotels, we intend to focus on up-branding and shallow-turn opportunities, and to pursue deep-turn opportunities on a more limited basis and in joint venture partnerships if possible.

Investment Vehicles. In pursuit of our investment strategy, we may employ various traditional and non-traditional investment vehicles:

•

Direct Purchase Opportunity: Our traditional investment strategy is to acquire direct ownership interests via the Operating Partnership in properties that meet our investment criteria, including opportunities that involve full-service, upscale and upper-upscale properties in identified geographic growth markets that have significant barriers to entry for new product delivery. Such properties, or portfolio of properties, may or may not be acquired subject to a mortgage by the seller or third-party.

•

Joint Venture/Mezzanine Lending Opportunities: We may, from time to time, undertake a significant renovation and rehabilitation project that we characterize as a deep-turn opportunity. In such cases, we may acquire a functionally obsolete hotel whose renovation may be very lengthy and require significant capital. In these projects, we may choose to structure such acquisitions as a joint venture, or mezzanine lending program, in order to avoid severe short-term dilution and loss of current income commonly referred to as the “negative carry” associated with such extensive renovation programs. We will not pursue joint venture or mezzanine programs in which we would become a “de facto” lender to the real estate community.

Portfolio and Asset Management Strategy

We intend to ensure that the management of our hotel properties maximizes market share, as evidenced by RevPAR penetration indices, and that our market share yields the optimum level of revenues for our hotels in their respective markets. Our strategy is designed to actively manage our hotels’ operating expenses in an effort to maximize Hotel EBITDA.

Over our long history in the lodging industry we have refined many portfolio and asset management techniques that we believe provide for exceptional cash returns at our hotels. We undertake extensive budgeting due diligence wherein we examine market trends, one-time or exceptional revenue opportunities, and/or changes in the regulatory climate that may impact costs. We review daily revenue results and revenue management strategies at the hotels, and we focus on our manager’s ability to produce high quality revenues that translate to higher marginal profitability. We look for ancillary forms of revenues, such as leasing roof-top space for cellular towers and other communication devices and also look to lease space to third parties in our hotels, which may include, but are not limited to, gift shops or restaurants. We have and will continue to engage parking management companies to maximize parking revenue. Our efforts further include periodic review of property insurance costs and coverage, and the cost of real and personal property taxes. We generally appeal tax increases in an effort to secure lower tax payments and routinely pursue strategies that allow for lower overall insurance costs, such as purchasing re-insurance.

We also require detailed and refined reporting data from Our Town, which includes detailed accounts of revenues, revenue segments, expenses and forecasts based on current and historic booking patterns. We also believe we optimize and successfully manage capital costs at our hotels while ensuring that adequate product standards are maintained to provide a positive guest experience.

None of our hotels is managed by a major national or global hotel franchise company. Through our long history in the lodging industry, we have found that management of our hotels by management companies other than franchisors is preferable to and more profitable than management derived from the major franchise companies, specifically with respect to optimization of operating expenses and the delivery of guest services.

Our portfolio management strategy includes our effort to optimize labor costs. Our hotel manager, Our Town, is responsible for hiring and maintaining the labor force at teach of our hotels. Although we do not directly employ or manage employees at our hotels, we monitor our hotel manager and make recommendations regarding the operation of our hotels. The labor force in our hotels is predominately non-unionized, with only one property, the DoubleTree by Hilton, Jacksonville Riverfront, having a total of approximately 31 employees subject to collective bargaining. Further, the employees at our hotels that are managed by Our Town are eligible to receive health and other insurance coverage through Our Town, which self-insures. Self-insuring has, in our opinion, provided significant cash savings over traditional insurance company sponsored plans.

Asset Disposition Strategy. When a property no longer fits with our investment objectives, we will pursue a direct sale of the property for cash so that our investment capital can be redeployed according to the investment strategies outlined above. Where possibly we will seek to subsequently purchase a hotel in connection with the requirements of a tax-free exchange. Such a strategy may be deployed in order to mitigate the tax consequences to us that a direct sale might cause.

Our Properties

As of June 30, 2021, our portfolio consisted of the following properties:

Wholly-Owned Properties	Number of Rooms	Location	Date of Acquisition	($) Acquisition Cost(1)	Years Built/ Renovated(2)	Chain Designation
The DeSoto (3)	246	Savannah, GA	12/21/2004	27,279,940	1968/2008/2017	Upper Upscale
DoubleTree by Hilton Jacksonville Riverfront	293	Jacksonville, FL	7/22/2005	22,000,000	1970/2006/2013	Upscale
DoubleTree by Hilton Laurel	208	Laurel, MD	12/21/2004	12,200,000	1985/2005/2015	Upscale

Wholly-Owned Properties	Number of Rooms	Location	Date of Acquisition	($) Acquisition Cost(1)	Years Built/ Renovated(2)	Chain Designation
DoubleTree by Hilton Philadelphia Airport	331	Philadelphia, PA	12/21/2004	25,122,540	1972/2005/2013	Upscale
DoubleTree by Hilton Raleigh Brownstone - University	190	Raleigh, NC	12/21/2004	9,296,120	1966/2002/2011	Upscale
Georgian Terrace	326	Atlanta, GA	3/27/2014	61,000,000	1911/1991/2009/ 2011/2015	Upper Upscale
Hotel Alba Tampa, Tapestry Collection by Hilton	222	Tampa, FL	10/29/2007	13,500,000	1973/2008/2019	Upscale
Hotel Ballast Wilmington, Tapestry Collection by Hilton	272	Wilmington, NC	12/21/2004	25,646,760	1970/2007	Upscale
Hyatt Centric Arlington	318	Arlington, VA	3/1/2018	81,000,000	1976/2008/2016	Upper Upscale
Sheraton Louisville Riverside(5)	180	Jeffersonville, IN	9/20/2006	7,600,000	1972/2008	Upper Upscale
The Whitehall	259	Houston, TX	11/13/2013	31,363,636	1963/2001/2011/ 2016	Upper Upscale
DoubleTree Resort by Hilton Hollywood Beach	311	Hollywood, FL	8/9/2007	87,500,000	1972/2006	Upscale
Total Rooms in Our Wholly-Owned Portfolio	3,156

Condominium Hotel
Hyde Resort & Residences(4)	129	Hollywood, FL	1/30/2017			Luxury
Hyde Beach House Resort & Residences	135	Hollywood, FL	9/27/2019			Luxury

Total Rooms in Our Portfolio	3,420

(1)	Excludes transfer costs.
(2)	Year Renovated represents the year in which the replacement of a significant portion of the hotel’s furniture, fixtures or equipment was completed.
(3)	Operated as an independent hotel.
(4)

We own the hotel commercial unit and operate a rental program. Reflects only those condominium units that were participating in the rental program at June 30, 2021. At any given time, some portion of the units participating in our rental program maybe occupied by the unit owner(s) and unavailable for rental to hotel guests. We sometimes refer to each participating condominium unit as a room.

(5)

Sotherly entered into a purchase and sale agreement for the disposition of the Sheraton Louisville Riverside, dated June 15, 2021 as amended by the amended and restated purchase and sale agreement dated July 9, 2021, for a net purchase price of $11.5 million, including the assumption or payoff by the purchaser of the outstanding balance of approximately $11.0 million on the existing mortgage and approximately $500,000 in cash. The closing of the sale, which was subject to various closing conditions, including the assumption by the purchaser of the existing mortgage on the property or securing of alternative financing to replace the existing mortgage on the property, was scheduled to take place on September 13, 2021. We are currently in negotiations with the purchaser to amend the purchase and sale agreement in order to extend the term during which closing may take place.

Mortgage Loans. As of June 30, 2021 and December 31, 2020, we had approximately $355.1 million and approximately $357.5 million of outstanding mortgage debt, respectively. The following table sets forth our mortgage debt obligations on our hotels.

	Balance Outstanding as of
Property	June 30, 2021	December 31, 2020	Prepayment Penalties	Maturity Date	Amortization Provisions	Interest Rate
The DeSoto (1)	$32,599,133	$32,820,733	Yes	7/1/2026	25 years	4.25%
DoubleTree by Hilton Jacksonville Riverfront (2)	33,354,864	33,655,483	Yes	7/11/2024	30 years	4.88%
DoubleTree by Hilton Laurel (3)	8,577,102	8,654,754	Yes	5/5/2022	25 years	5.25%
DoubleTree by Hilton Philadelphia Airport (4)	41,069,612	41,804,700	None	10/31/2023	30 years	LIBOR plus 2.27%
DoubleTree by Hilton Raleigh-Brownstone University (5)	18,300,000	18,300,000	Yes	7/27/2022	(5)	LIBOR plus 4.00%
DoubleTree Resort by Hilton Hollywood Beach (6)	55,130,817	55,878,089	(6)	10/1/2025	30 years	4.913%
Georgian Terrace (7)	42,037,671	42,507,512	(7)	6/1/2025	30 years	4.423%
Hotel Alba Tampa, Tapestry Collection by Hilton (8)	17,946,480	17,946,480	None	6/30/2022	(8)	LIBOR plus 3.75%
Hotel Ballast Wilmington, Tapestry Collection by Hilton (9)	33,043,336	33,259,067	Yes	1/1/2027	25 years	4.25%
Hyatt Centric Arlington (10)	48,990,136	48,990,136	Yes	10/1/2028	30 years	5.25%
Sheraton Louisville Riverside (11)	11,037,086	11,037,086	Yes	12/1/2026	25 years	4.27%
The Whitehall (12)	14,697,831	14,697,830	Yes	2/26/2023	25 years	PRIME plus 1.25%

Total Mortgage Principal Balance	$356,784,068	$359,551,870
Deferred financing costs, net	(1,823,925)	(2,122,822)
Unamortized premium on loan	104,588	116,929

Total Mortgage Loans, Net	$355,064,731	$357,545,977

(1)

The note amortizes on a 25-year schedule after an initial 1-year interest-only period (which expired in 2017) and is subject to a prepayment penalty except for any prepayments made within 120 days of the maturity date.

(2)	The note is subject to a prepayment penalty until March 2024. Prepayment can be made without penalty thereafter.

(3)	Prepayment can be made on this note without penalty. On July 15, 2021, we entered into a note modification agreement whereby the maturity date was extended from August 5, 2021 to May 5, 2022.
(4)

The note bears a floating interest rate of 1-month LIBOR plus 2.27%, but we entered into a swap agreement to fix the rate at 5.237%. Under the swap agreement, notional amounts approximate the declining balance of the loan and we are responsible for any potential termination fees associated with early termination of the swap agreement.

(5)

The note provides initial proceeds of $18.3 million, with an additional $5.2 million available upon the satisfaction of certain conditions; has an initial term of 4 years with a 1-year extension; bears a floating interest rate of 1-month LIBOR plus 4.00%; requires interest only monthly payments; and following a 12-month lockout, can be prepaid with penalty in year 2 and without penalty thereafter. We entered into an interest-rate cap agreement to limit our exposure through August 1, 2022 to increases in LIBOR exceeding 3.25% on a notional amount of $23,500,000.

(6)	With limited exception, the note may not be prepaid prior to June 2025.
(7)	With limited exception, the note may not be prepaid prior to February 2025.
(8)

The note bears a floating interest rate of 1-month LIBOR plus 3.75% subject to a floor rate of 3.75%; with monthly principal payments of $26,812; the note provides that the mortgage can be extended for two additional periods of one year each, subject to certain conditions.

(9)	The note amortizes on a 25-year schedule after an initial 1-year interest-only period and is subject to a pre-payment penalty except for any pre-payments made within 120 days of the maturity date.
(10)	Following a 5-year lockout, the note can be prepaid with penalty in years 6-10 and without penalty during the final 4 months of the term.
(11)	The note bears a fixed interest rate of 4.27% for the first 5 years of the loan, with an option for the lender to reset the interest rate after 5 years.
(12)

The note bears a floating interest rate of New York Prime Rate plus 1.25% and is subject to prepayment penalty of 2.0% if prepaid after April 12, 2021 but on or before April 12, 2022 and 1.0% if prepaid after April 12, 2022 but on or before November 26, 2022. Prepayment can be made without penalty thereafter.

Forbearance and loan modification arrangements

Since the onset of the COVID-19 pandemic, we have completed mortgage forbearance agreements and/or loan modification agreements for the twelve mortgage loans secured by our hotels. The terms of the amendments varied by lender, and included items such as the deferral of monthly interest and/or principal payments for three to fifteen months, temporary elimination of requirements to make contributions to the furniture, fixtures and equipment replacement reserve, the ability to temporarily utilize furniture, fixtures and equipment replacement reserve funds for operating expenses or to fund principal and interest and required deposits to real estate tax escrows, subject to certain restrictions and conditions, including requirements to replenish such funds used; waivers for existing quarterly financial covenants for one to six quarters; and adjustments to some covenant calculations following the waiver period. Below is a summary of those agreements for each hotel.

The DeSoto

Starting on April 1, 2020, we entered into a series of note modification agreements with the mortgage lender for The DeSoto pursuant to which we agreed with the lender on the following: (a) deferral of scheduled principal and interest payments due from April 1, 2020 to September 1, 2020, provided that interest continued to accrue during that period; (b) additional deferral of scheduled principal and interest payments due February 1, 2021, provided that interest also continued to accrue during that period; (c) a payment of interest only on March 1, 2021 in the amount of $116,240; (d) waiver of certain FF&E requirements until February 28, 2021; (e) to pay all deferred principal and interest amounts at maturity; and (f) a guarantee by the Operating Partnership of payment of up to 5.0% of all present and future indebtedness under the loan. The maturity date under the loan modification remains unchanged. As a condition to the loan modification, the borrowing entity, agreed to not declare, set aside or pay any distribution or dividend until the later of March 1, 2021 or the resumption of regular principal and interest payments.

DoubleTree by Hilton Jacksonville Riverfront

On April 21, 2020, we entered into a letter agreement pursuant to which the lender agreed to the following: (a) the April, May, and June 2020 principal and interest payments were paid out of FF&E reserves; (b) FF&E deposits were deferred for the April, May, and June 2020 payment dates; and (c) released FF&E and the deferred FF&E was repaid in 6 monthly installments ending with the December 2020 payment. The maturity date under the loan modification remains unchanged.

DoubleTree by Hilton Laurel

Starting on March 24, 2020, we entered into a series of deferral and note modification agreements with the mortgage lender for the DoubleTree by Hilton Laurel pursuant to which we agreed with the lender to the following: (a) an initial deferral of scheduled payments of principal and interest due from April 5, 2020 to September 5, 2020; (b) an additional deferral of scheduled payments of principal only from November 5, 2020 to March 5, 2021; (c) subsequent payments are required to be applied first toward current and deferred interest and then toward principal; and (d) any and all deferred principal is due and payable at maturity.

On July 15, 2021, we entered into a note modification agreement pursuant to which we agreed with the lender to the following: (i) the maturity date was extended by nine months, to May 5, 2022; (ii) commencing August 5, 2021 and continuing on the fifth day of each calendar month thereafter, the borrowing entity will pay monthly installments in the amount of $64,475; and (iii) the interest on the principal balance of the note shall accrue at a rate of 5.25%. Concurrently with the execution of the Note Modification Agreement, the borrowing entity paid the lender the deferred interest accumulated on the loan from April 2020 through September 2020, in the amount of $226,859. All other terms of the mortgage remain unchanged. A nominal amount in cash consideration was provided in exchange for the note modifications and the lender also waived the application of the December 31, 2020 calculation of the debt service coverage ratio covenant.

DoubleTree by Hilton Philadelphia Airport

We have agreed with the lender to the following: (a) deferral of scheduled principal through June 1, 2021; (b) payment of regular principal and interest to resume on July 1, 2021; (c) remaining deferred interest is to be paid in 12 equal installments beginning April 1, 2021; (d) deferred principal is due and payable at maturity; (e) a guaranty by the Operating Partnership of payment under the loan and (f) addition of a revenue per available room financial covenant for the period between March 1, 2021 and May 31, 2021. In connection with the guarantee, the Operating Partnership entered into an acknowledgment of confession of judgment of guarantor pursuant to which the lender is authorized to enter a judgment against the Operating Partnership upon the occurrence of an event of default. The maturity date was extended by 3 months, or until October 31, 2023.

As of June 30, 2021, we failed to meet the financial covenants under the mortgage secured by the DoubleTree by Hilton Philadelphia Airport. We received a waiver of the financial covenants from the lender on the DoubleTree by Hilton Philadelphia Airport through September 30, 2021.

DoubleTree by Hilton Raleigh-Brownstone University

Starting on May 4, 2020, we entered into a series of forbearance and loan modification agreements with the mortgage lender for the DoubleTree by Hilton Raleigh-Brownstone University pursuant to which the lender agreed to the following: (a) deferral of scheduled interest payments due from April 1, 2020 to July 31, 2021; (b) a one-time fee of $236,375 made in January 2021 and applied to deferred interest; (c) deferral of the FF&E reserve deposit from April 2020 until July 2021 and (d) remainder of deferred interest, along with additional accrued interest on interest, is due and payable by maturity. In consideration for the modification, the underlying loan agreement with the lender was amended to allow the lender to proceed against the Company to recover damages if we fail to pay the deferred interest by August 1, 2021. In the event that accrued interest is not paid in full by the July 27, 2022, the borrowing entity will be required to pay an exit fee equal to one percent of the total outstanding principal amount under the loan in addition to all outstanding payments of principal and interest on the loan.

DoubleTree Resort by Hilton Hollywood Beach

On April 30, 2021, we entered into a loan modification and reinstatement agreement with the mortgage lender for the DoubleTree Resort by Hilton Hollywood Beach pursuant to which we agreed with the lender to amend and reinstate the promissory note and loan agreement on revised terms. Under the amended loan agreement and promissory note we paid to the lender contemporaneously with the closing of the amendment and reinstatement an aggregate amount of approximately $4 million made up of (i) tax and insurance reserves required to be funded in certain reserve accounts in the aggregate amount of approximately $2.5 million; (ii) a lump sum payment of approximately $1.3 million in respect of amounts owed by us relating to payments for the period from January through March 2021; (iii) certain FF&E reserve amounts required to be deposited with the lender; and (iv) certain other fees and expenses. In addition, we agreed to (a) begin regular monthly payments on May 1, 2021; (b) pay the aggregate amount owed by the borrowing entity relating to deferred monthly payments for the period from April through December 2020 in 24 equal monthly installments of $119,591 beginning on January 1, 2021 and continuing through December 2022; and (c) certain other amended terms, including to restrict the borrowing entity under the promissory note from making any distributions until all such deferred payments have been made.

In consideration for the payments made at closing and the other amended terms, the loan agreement, promissory note and other loan documents thereunder were amended and reinstated in accordance with their respective terms and conditions and the lender agreed to certain accommodations, including the waiver of the cash sweep period trigger for a period of time and to forbear in collection of default interest and late payment charges accrued and unpaid under the loan agreement and promissory note, provided that in the event of a future default those amounts will become due immediately and the waivers will no longer be effective.

Georgian Terrace

On October 8, 2020, the lender agreed to the release of approximately $1.1 million from the FF&E reserve to fund up to 50% of (a) shortfall between gross revenues and operating expenses for the period April through July 31, 2020 and (b) scheduled payments of debt service, deposits to the real estate tax escrow and insurance expenses for the period April through August 2020. The FF&E reserve must be replenished no later than December 31, 2021. So long as there is no event of default under the terms of the loan agreement, lender agreed to defer deposits into the FF&E reserve account between November 2020 and April 2021. As consideration to entering into the loan modification agreement, the Operating Partnership agreed to guarantee full and prompt payment of the released reserves amounts.

Hotel Alba Tampa

Starting on May 14, 2020, we entered into a series of loan modification agreements, pursuant to which the lender agreed to (a) the deferral of scheduled payments of principal due from April 1, 2020 to June 30, 2021; (b) waive certain financial covenants applicable to the borrowing entity and the Operating Partnership through the quarter ended December 31, 2020 and (c) repayment of deferred payments upon the earlier of (i) the maturity date or (ii) acceleration of the loan. The borrowing entity may not, without prior written consent of the lender, make any distributions of cash or property until all the following conditions have been satisfied: (x) the deferral period has expired and deferred payments have been made; (y) certain conditions precedent for making distributions under the loan agreement have been satisfied; and (z) the PPP loans, have been repaid or forgiven. The borrowing entity is also restricted from making any payments on any subordinated indebtedness, mezzanine financing or certain other funded indebtedness, with certain limited exceptions, without prior written consent of the lender.

As of June 30, 2021, we were in compliance with the modified financial covenant under the mortgage secured by the Hotel Alba, provided that we maintain the cash collateral on deposit with the lender. Cash collateral on deposit with the Hotel Alba lender was approximately $1.9 million as of June 30, 2021, subject to certain withdrawal privileges.

Hotel Ballast Wilmington

The lender has agreed to the following: (a) deferral of scheduled principal payments due from April 1, 2020 to March 1, 2021; (b) deferral of scheduled payments of interest from April 1, 2020 to September 1, 2020; (c) waiver of FF&E requirement until March 1, 2021; (d) deferred principal and interest will be due and payable at maturity; and (e) payment of up to 5.0% of the indebtedness under the loan is guaranteed by the Operating Partnership. The maturity date under the loan modification remains unchanged. As a condition to the modification the borrowing entity cannot declare, set aside or pay any distributions or dividends until the later of (i) March 1, 2021 or (ii) the resumption of regular principal and interest payments.

Hyatt Centric Arlington

Starting on July 15, 2020, we entered into a series of loan modification agreements, pursuant to which the lender agreed to the following: (a) deferral of scheduled payments of principal and interest due from April 1, 2020 to March 31, 2021; (b) deferral of scheduled payments of principal due from April 1, 2021 to December 31, 2021; (c) loan balance to be re-amortized as of January 1, 2022;(d) deferred principal and interest, along with additional accrued interest on interest, is due and payable by July 1, 2022; (e) $147,765 drawn from the reserve account to be replenished in full by December, 2021; and (f) wavier of requirement to make deposits into FF&E reserve from April 2020 to April 1, 2021. As a condition to the effectiveness of the first modification, the borrowing entity under the loan paid (i) $50,000 to be deposited into the ground lease reserve account and (ii) $426,620 to be deposited into an escrow for impositions. As a condition to the effectiveness of the second modification, the borrowing entity paid (i) an additional $47,500 to be deposited into the ground lease reserve account and (ii) a one-time fee of $100,000 to be deposited into an escrow for impositions. Until the borrowing entity under the loan has fully repaid the deferred monthly payment and replenished the FF&E reserves account and the PPP loan is no longer outstanding, the borrowing entity is not permitted make any distributions without prior written consent of the lender.

Sheraton Louisville Riverside

The lender has agreed to the following: (a) deferral of scheduled payments of interest due from May 1, 2020 to July 1, 2020; (b) deferral of scheduled payments of principal due from May 1, 2020 to April 1, 2021; (c) subsequent payments are required to be applied first toward current and deferred interest and then toward principal; and (d) any deferred principal is due and payable at maturity. The maturity date under the loan modification remains unchanged.

The Whitehall

We entered into two forbearance agreement pursuant to which the lender agreed to the following: (a) deferral of scheduled payments of principal due from April 1, 2020 to July 13, 2021; (b) deferral of scheduled payments of interest from April 1, 2020 to October 12, 2020; (c) deferred payments will be added to the principal balance of the loan and subsequent payments will be calculated based on the remainder of the amortization period; (d) on July 14, 2021 principal and interest payments will resume based upon the original amortization; (e) the interest rate was changed from LIBOR plus 3.50% to New York Prime Rate plus 1.25%; (f) loan modification fees of $54,500; and (g) the prepayment penalty was changed to: (i) 2.0% if prepaid after April 12, 2021 but on or before April 12, 2022; (ii) 1.0% if prepaid after April 12, 2022 but on or before November 26, 2022; and (iii) no prepayment fee if prepaid after November 26, 2022. The maturity date under the loan modification remains unchanged.

As conditions to the forbearance agreement, the parties agreed to the following during the forbearance period lasting until the earlier of (a) July 13, 2021 or (b) the occurrence of a forbearance event of default: (i) the borrowing entity, the Operating Partnership and Sotherly cannot declare, authorize or pay dividends or may any distribution to any person, without prior written consent of the lender; (ii) the borrowing entity may not sell, convey, transfer or assign assets, other than in the ordinary course of business, without the lender’s consent and in the case of such sale, the lender may cause the buyer to pay all proceeds directly to the lender and (iii) the borrowing entity shall not default on any of its obligations to third parties. If we fail to meet the obligations under the forbearance agreements, lender has the right to exercise all remedies available under the loan agreement including the right to accelerate the maturity of the loan.

As of June 30, 2021, we failed to meet the financial covenants under the mortgage secured by The Whitehall. We have received a waiver of the financial covenants from the lender on The Whitehall mortgage through June 30, 2022.

Cash Trap Provisions

As of June 30, 2021, we failed to meet the financial covenants under the mortgages secured by the DoubleTree by Hilton Jacksonville Riverfront, the DoubleTree Resort by Hilton Hollywood Beach and the Georgian Terrace, each of which triggered a “cash trap” under the loan documents relating to each of these properties requiring substantially all the revenue generated by those hotels to be deposited directly into lockbox accounts and swept into cash management accounts for the benefit of the respective lenders until each property meets the criteria in the relevant loan agreement for exiting the “cash trap”. Provided we continue to meet certain terms and conditions, the lender has waived the “cash trap” with respect to the DoubleTree Resort by Hilton Hollywood Beach and we remain in negotiations with the lender on the DoubleTree by Hilton Jacksonville Riverfront for a waiver of the “cash trap” as well. Additionally, in order to receive forbearance from the lenders on the DoubleTree by Hilton Raleigh Brownstone – University and the Hyatt Centric Arlington, we agreed to “cash traps” which will continue until the properties meet the criteria in the forbearance agreements for exiting the “cash traps”.

Insurance. Our current properties are covered by insurance of the type and amount we believe are customary for these types of properties, including limited terrorism insurance.

Competition. The hotel industry is highly competitive with various participants competing on the basis of price, level of service and geographic location. Each of our hotels is located in a developed area that includes other hotel properties. The number of competitive hotel properties in a particular geographic area could have a material adverse effect on occupancy, ADR and RevPAR of our hotels or at hotel properties we acquire in the future. We believe that brand recognition, location, the quality of the hotel, consistency of services provided, and price are the principal competitive factors affecting our hotels.

Our hotels currently compete primarily in the full-service upscale and upper-upscale segments of the market. Positive competitive factors affecting our position include geographic location, markets with growth potential and strong franchise partners, while certain disadvantages to our position include limited geographic diversity and smaller size in relation to larger competitors.

Property Details

Below is a description of each of our hotel properties together with summary operating data for each hotel for the identified periods. As noted above in “Prospectus Summary — COVID Impact,” the pandemic has had a significant impact on the operations of our hotels as well as on certain of the demand generators in the local markets served by our hotels. The description of each of our hotels below includes identification of key demand drivers for 2019, prior to the onset of the pandemic. Demand for hotel rooms during the pandemic has fallen substantially with the drivers of that more limited demand differing in some markets from the sources of demand in prior periods. We expect the sources of demand for hotel rooms will evolve as the impact of the pandemic recedes and demand increases. The operations of our hotels have also been affected by the pandemic including the decision by our management company to limit the number of rooms available for hotel guests at the outset of the pandemic and reduce the availability of certain amenities normally offered to guests of our hotels. In particular, during the pandemic the availability of certain of our food and beverage facilities was reduced based on local requirements and health and safety concerns. Conditions in the second quarter, however, improved significantly over the same period in the prior year, as the Company witnessed increased demand fueled predominantly by leisure travel. Revenues, profitability, and cash flows from operations during the second quarter of 2021 exceeded our expectations but were still far below the same period in 2019, before the pandemic. Notwithstanding the encouraging results recorded during the second quarter of 2021, the quarter’s operations and financial results were a marked improvement over the same period in 2020.

The DeSoto. The DeSoto hotel is located at 15 East Liberty Street in historic downtown Savannah, Georgia. The DeSoto overlooks Madison Square in the center of Savannah’s historic district. A hotel has occupied the site since 1890 and the current building was constructed in 1968. The hotel offers views of the Savannah skyline and the Savannah River. The DeSoto property was converted from the Hilton Savannah DeSoto to The DeSoto, an independent lifestyle concept associated with Preferred Hotels following a property renovation in 2017, which included substantial upgrades to hotel public areas, exterior, meeting rooms, restaurants, fitness center, pool area, and guest rooms.

Key Highlights and Demand Generators. The DeSoto has historically generated its corporate demand from upscale business travelers and corporate meetings conducted by regional organizations. The top five accounts by revenue during the year ended December 31, 2019 for this hotel were Tauck, Georgia Southern University-Armstrong Campus, the Society of Accredited Marine Surveyors, the North American Small Business International Trade Educators, and the Association of Medical School Pediatric Department Chairs. The historic sites of Savannah create demand from the leisure segment. Group business, primarily the association and corporate meeting segments, accounted for more than 40% of The DeSoto’s business during the 12 months ended December 31, 2019.

Guest Rooms. The DeSoto is a 14-story structure with 246 modern guest rooms including five suites. All rooms are equipped with high-speed internet access.

Food and Beverage. The hotel has three dining options located on the premises. The 1540 Room features upscale Southern and coastal inspired cuisine while Edgar’s Proof and Provision offers casual Southern-inspired pub fare and an extensive whiskey collection. Buffalo Bayou Coffee offers locally ground coffee and a selection of house-made breakfast and lunch offerings.

Other Amenities. Other amenities include valet parking, room service a business center, a fitness center, second-floor rooftop with an outdoor pool, gift shop and approximately 20,000 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical information The DeSoto.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$3,964,017	$10,266,168	$9,805,551	$9,531,222	$10,037,626
Total Revenue	$5,880,450	$16,924,996	$15,823,449	$14,449,417	$14,740,578
Occupancy %	29.3%	65.4%	61.6%	66.6%	71.5%
ADR	$150.24	$174.75	$177.19	$159.50	$155.87
RevPAR	$44.03	$114.34	$109.21	$106.15	$111.48

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$4,394,814	$1,795,977	$5,738,119	$5,439,388	$5,243,880
Total Revenue	$5,745,842	$2,842,710	$9,379,997	$8,601,994	$7,368,610
Occupancy %	55.9%	24.5%	69.4%	65.7%	71.0%
ADR	$176.46	$163.42	$185.63	$185.91	$165.93
RevPAR	$98.70	$40.11	$128.87	$122.16	$117.77

DoubleTree by Hilton Jacksonville Riverfront. The DoubleTree by Hilton Jacksonville Riverfront is located at 1201 Riverplace Boulevard in downtown Jacksonville, Florida. The hotel is approximately fifteen minutes from the airport and close to the Prime Osborn Center, TIAA Bank Field, the Jacksonville Landing and historic San Marco neighborhood shops and restaurants. The Company converted the property from a Crowne Plaza to DoubleTree by Hilton in 2015 following a $7.2 million renovation, which encompassed significant upgrades to the hotel public areas, exterior, meeting rooms and banquet space, restaurant, fitness center, pool area, and guest rooms.

Key Highlights and Demand Generators. The top five accounts by revenue during the year ended December 31, 2019 for this hotel were General Electric, USS Tin Can Sailors, United States Golf Association, Stein Mart, and Rayonier. The property is located on the south bank of the St. John’s River in the city’s central business district and directly on the Riverwalk. The hotel caters primarily to local corporate clients as well as hosting regional corporate and association conferences. The waterfront Riverwalk location appeals to leisure guests.

Guest Rooms. The DoubleTree by Hilton Jacksonville Riverfront features 293 luxury guestrooms, including 30 Junior Suites. All rooms are equipped with high-speed internet access.

Food and Beverage. The hotel has four dining options located on the premises. Ruth’s Chris steakhouse offers steak and seafood in an upscale riverfront setting. St. John’s Provision Co. is a full-service three-meal restaurant with regional fare. St. John’s Provision co. Lounge features a variety of drinks and light fare. Riverfront Lounge, an outdoor venue, features light fare and a variety of drink specialties.

Other Amenities. The hotel offers approximately 10,700 square feet of flexible meeting space, valet parking, a fitness center, gift shop, business center, outdoor riverside pool, covered parking, and a water taxi service to downtown venues.

Operating and Occupancy Information. The following tables show certain historical data regarding the DoubleTree by Hilton Jacksonville Riverfront.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$5,552,078	$11,713,651	$12,198,527	$11,289,572	$10,516,106
Total Revenue	$7,303,230	$15,685,608	$16,642,476	$15,597,948	$14,499,290
Occupancy %	38.3%	78.5%	81.6%	79.9%	77.4%
ADR	$135.19	$139.53	$139.84	$132.19	$126.67
RevPAR	$51.77	$109.53	$114.06	$105.56	$98.06

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$4,625,695	$3,265,653	$6,280,220	$6,444,715	$5,653,126
Total Revenue	$5,820,144	$4,342,527	$8,333,401	$8,743,647	$7,679,380
Occupancy %	67.7%	43.0%	82.9%	84.6%	80.9%
ADR	$128.77	$142.28	$142.87	$143.69	$131.74
RevPAR	$87.22	$61.24	$118.42	$121.52	$106.60

DoubleTree by Hilton Laurel. DoubleTree by Hilton Laurel is located at 15101 Sweitzer Lane in Laurel, Maryland, near I-95 and Route 198 between Washington, D.C. and Baltimore, Maryland. DoubleTree by Hilton Laurel opened in 1985 and underwent several expansions and renovations in 1989, 2005 and 2015. The Company converted to the DoubleTree by Hilton brand in 2015 following a $4.5 million renovation, which included significant upgrades to hotel public areas, exterior, meeting rooms, restaurant, fitness center, and guest rooms.

Key Highlights and Demand Generators. The hotel is conveniently located at the entrance to a corporate office park with large employers such as United Parcel Service and the Washington Suburban Sanitary Commission. The top five accounts by revenue during the year ended December 31, 2019 for this hotel were Red Rock Consulting, Nowak, Brightspark, CLC Lodging, and Book My Group. Much of the leisure demand is generated from its easy access off I-95 and proximity to the Washington, DC, Baltimore, and Annapolis areas. Major government installations are located in close proximity to the hotel including the National Agriculture Research Center, National Security Administration, NASA, Fort Mead and Secret Service Training.

Guest Rooms. The hotel contains 208 guestrooms in a six-story mid-rise structure. All rooms are equipped with high-speed internet access.

Food and Beverage. The hotel currently has one dining option located on the premises. The hotel has a 7,660 square foot commercial restaurant space for lease within the hotel. The space was previously occupied by Outback Steakhouse and seafood concept EJ’s Provision Co. It is currently occupied by Atrium Café serves three meals in the atrium of the hotel.

Other Amenities. Other amenities include a business center, executive level accommodations with keyed access and upgraded amenities, an 8,000 square foot atrium area with exercise room, and approximately 10,000 square feet of meeting and banquet space in the hotel.

Operating and Occupancy Information. The following tables show certain historical information regarding DoubleTree by Hilton Laurel.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$2,184,150	$5,698,620	$5,473,449	$5,307,905	$4,808,313
Total Revenue	$2,834,280	$8,036,410	$7,839,135	$7,170,445	$6,279,655
Occupancy %	31.9%	69.9%	66.8%	64.9%	60.5%
ADR	$89.92	$107.34	$107.98	$107.77	$104.35
RevPAR	$28.69	$75.06	$72.09	$69.91	$63.16

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$1,660,322	$1,155,484	$2,970,720	$2,748,368	$2,776,690
Total Revenue	$2,089,721	$1,477,680	$4,147,963	$3,931,099	$3,570,797
Occupancy %	47.5%	31.9%	70.8%	65.2%	66.6%
ADR	$92.93	$95.60	$111.40	$112.03	$110.70
RevPAR	$44.10	$30.52	$78.91	$73.00	$73.75

DoubleTree by Hilton Philadelphia Airport. The DoubleTree by Hilton Philadelphia Airport is contiguous to the Philadelphia Airport and located approximately eight miles south of Philadelphia’s central business district at 4509 Island Avenue in Philadelphia, Pennsylvania. The property is located within three miles of the Lincoln Financial Field, Wells Fargo Center, and the Citizens Bank Park which are homes to Philadelphia’s professional football, basketball, ice hockey, and baseball franchises. In 2014, the property was converted to the DoubleTree by Hilton brand. Prior to conversion, the property underwent a $3.4 million renovation, which included upgrades to the following: guestroom and bath, back of house, exterior, public area, food and beverage outlets, and meeting facilities.

Key Highlights and Demand Generators. The DoubleTree by Hilton Philadelphia Airport generates demand from transient travelers and corporate meetings. The top five accounts by revenue during the year ended December 31, 2019 for this hotel were American Airlines, USPS, Road Concierge Groups, Biotechnology Innovation Organization Citywide Convention, and General Electric. The hotel also benefits from large conventions at the Philadelphia Convention Center. The hotel’s locations near the Philadelphia professional sports complexes generates leisure demand for hotel rooms. We believe the Hilton Philadelphia Airport is a market leader in the upscale, full-service hotel sector in the Philadelphia airport market.

Guest Rooms. The DoubleTree by Hilton Philadelphia Airport is comprised of 331 guest rooms, including three suites, in a nine-story L-shaped tower. All rooms provide modern conveniences including high-speed internet access.

Food and Beverage. The hotel has three dining options located on the premises. Landing Restaurant features continental and regional cuisine and an upscale buffet for breakfast and lunch. Players Sports Bar features a full-service bar with a sports theme and a nightly happy hour. Common Grounds Cafe provides light fare and coffee in the hotel lobby.

Other Amenities. Other amenities include direct access to the general aviation facilities of the Philadelphia International Airport, business center, fitness center, indoor swimming pool, whirlpool spa, recreational facilities, and 12,000 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical data regarding the DoubleTree by Hilton Philadelphia Airport.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$4,873,058	$13,313,995	$13,154,703	$12,362,162	$13,526,593
Total Revenue	$6,598,148	$17,536,991	$17,832,915	$16,862,641	$17,952,061
Occupancy %	36.4%	76.6%	78.2%	75.5%	77.0%
ADR	$110.37	$143.95	$139.25	$135.54	$144.92
RevPAR	$40.22	$110.20	$108.88	$102.32	$111.66

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$3,425,307	$2,252,753	$6,615,036	$6,573,572	$6,208,623
Total Revenue	$4,612,428	$3,218,752	$8,780,318	$8,941,131	$8,440,140
Occupancy %	52.9%	32.6%	75.1%	78.8%	76.2%
ADR	$108.00	$114.58	$147.02	$139.32	$136.00
RevPAR	$57.17	$37.40	$110.41	$109.72	$103.63

DoubleTree by Hilton Raleigh Brownstone - University. The DoubleTree by Hilton Raleigh Brownstone – University is located near the central Raleigh business district and adjacent to North Carolina State University, at 1707 Hillsborough Street in Raleigh, North Carolina. The DoubleTree by Hilton Brownstone – University was built in 1966 as an independent property and operated as a Hilton for 20 years. In November 2011, the hotel was rebranded from Holiday Inn Brownstone to the DoubleTree by Hilton Brownstone - University, after completion of a capital improvement program of approximately $4.5 million which included renovation of the public areas, exterior, meeting rooms, restaurant, fitness center, and guest rooms.

Key Highlights and Demand Generators. The DoubleTree by Hilton Raleigh Brownstone - University generates transient business demand from corporate and government related entities. The top five accounts by revenue during the year ended December 31, 2019 for this hotel were Infosys, ADR Engineering, NC State University, Army National Guard, and ESPN. Group business demand is generated through these entities and additionally through conventions, North Carolina State University special events (sports and educational), youth sporting events, state association meetings and government training. Weddings, special events, and religious celebrations generate leisure demand for this property. We believe the hotel’s strong ties to North Carolina State University and the expansion of the downtown convention center provide for opportunities in RevPAR growth.

Guest Rooms. The hotel is comprised of 190 guest rooms in an eight-story building. The property site is also improved with 18 additional and separate apartment suites. All rooms are equipped with high-speed internet access.

Food and Beverage. The Harvest Grille Restaurant and Harvest Grille Lobby Bar are located on the premises are both open for breakfast, lunch, and dinner.

Other Amenities. Other amenities include an outdoor swimming pool, on-site fitness facility, complimentary access to the adjacent YMCA, and approximately 13,000 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical information regarding the DoubleTree by Hilton Brownstone-University.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$2,133,952	$7,395,125	$6,959,940	$6,859,669	$6,559,389
Total Revenue	$2,813,652	$9,477,056	$9,066,864	$9,354,878	$9,228,886
Occupancy %	27.0%	76.3%	74.8%	74.2%	70.0%
ADR	$113.86	$139.73	$134.26	$133.24	$134.74
RevPAR	$30.69	$106.63	$100.36	$98.91	$94.33

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$1,325,682	$1,480,580	$3,728,220	$3,579,275	$3,561,894
Total Revenue	$1,535,930	$1,938,328	$4,687,475	$4,574,891	$4,882,445
Occupancy %	38.3%	32.4%	76.6%	76.7%	76.4%
ADR	$100.69	$132.19	$141.54	$135.77	$135.55
RevPAR	$38.55	$42.82	$108.41	$104.08	$103.57

The Georgian Terrace. The Georgian Terrace hotel is located at 659 Peachtree Street NE Atlanta, Georgia. The property is located in the heart of midtown Atlanta across the street from the Fox Theatre. The Company acquired The Georgian Terrace, a landmark historic property on the National Registrar of Historic Places in 2014. The property is also a member of Preferred Hotels & Resorts and Historic Hotels of America. The Georgian Terrace underwent a $6.9 million renovation in 2015 which included significant upgrades to hotel public areas and amenities including rooftop pool upgrades, guest rooms, and meeting facilities.

Key Highlights and Demand Generators. The top five accounts by revenue during the year ended December 31, 2019 for this hotel were Honeywell, Twentieth Century Fox, Sony Pictures, Tour Connection, and ShowGo. The hotel is located in the central business district of Atlanta within close proximity to a number of corporate and leisure demand generators including several Class A office space towers, Georgia Tech, Emory University Hospital Midtown, Mercedes Benz Stadium, State Farm Arena, the Fox Theatre, and the Georgia Aquarium. Key demand generators for group at the Georgian Terrace Hotel include film production crews, Fox Theater cast/performers, and key corporations and associations holding meetings/group blocks at the hotel. The Georgian Terrace is also featured as a wedding reception location. There are also a number of small entertainment groups that perform in Atlanta that select the Georgian Terrace due to location and room amenities (full kitchens).

Guest Rooms. The Georgian Terrace is comprised of 326 modern guest rooms including 131 one-bedroom suites, 73 two-bedroom suites, 15 three-bedroom suites, and 7 penthouse suites. All rooms are equipped with high-speed internet access.

Food and Beverage. The Georgian Terrace features three unique dining options. Livingston Restaurant and Bar offers fresh, innovative American cuisine in sleek modern spaces three meals a day. Edgar’s Proof and Provision is a community drinkery pairing small plates with an array of wines, beers, and house made ginger beer-based cocktails. Buffalo Bayou Coffee offers locally ground coffee and a selection of house-made breakfast and lunch offerings.

Other Amenities. Other amenities include valet parking, on-site car rentals, room service, a business center, a fitness center, penthouse level rooftop with an outdoor pool and approximately 16,000 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical information regarding The Georgian Terrace.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$5,575,229	$17,033,036	$15,059,229	$14,714,705	$13,587,871
Total Revenue	$8,309,324	$25,653,509	$24,221,309	$23,502,667	$22,872,320
Occupancy %	25.1%	70.0%	67.9%	70.6%	70.8%
ADR	$186.04	$204.60	$186.28	$175.06	$160.89
RevPAR	$46.73	$143.15	$126.56	$123.66	$113.88

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$4,437,479	$3,118,258	$9,515,153	$7,525,804	$7,363,794
Total Revenue	$6,066,704	$4,973,119	$14,036,065	$12,243,129	$11,706,935
Occupancy %	43.4%	26.1%	73.0%	69.2%	73.1%
ADR	$173.28	$201.14	$220.76	$184.25	$170.72
RevPAR	$75.20	$52.56	$161.26	$127.54	$124.80

Hotel Alba Tampa. The Hotel Alba Tampa is located at 5303 West Kennedy Boulevard in Tampa, Florida. The hotel is situated on 3.82 acres in Tampa’s Westshore Corridor, the city’s corporate, entertainment, restaurant, and shopping district, and is within two miles of Tampa International Airport. The property is located contiguous to the I-275 Memorial Highway Interchange, which is a well-traveled highway. The Westshore Mall is located one-tenth of a mile to the east of the hotel. The former Crowne Plaza underwent a renovation and brand conversion, relaunching as Hotel Alba, Tapestry Collection by Hilton in 2019 following an $11.4 million renovation, which included a complete overhaul of its public spaces, meeting space, dining venues, and guestrooms. The layout and interior design were also completely reconfigured during the renovation.

Key Highlights and Demand Generators. The top five accounts by revenue during the year ended December 31, 2019 for this hotel were CAE, Inc., FedEx Crew, Warrior Games, Department of Defense Preferred, and the US Army. The hotel is located in close proximity to the Westshore office market, airport, and various sports venues, including a professional football stadium and the New York Yankees spring training facility. The hotel is situated near military and defense contract installations and caters primarily to local, corporate, and military clients as well as hosting regional corporate and association conferences.

Guest Rooms. The hotel features 222 rooms, including 44 suites. All rooms are equipped with high-speed internet access.

Food and Beverage. Hotel Alba offers four unique dining concepts—The Spaniard Restaurant & Bar, Buffalo Bayou Coffee & Cafe, The Lobby Lounge, and Poolside Bar—each with chef-driven cuisine that draws inspiration from Florida’s fresh, coastal flavors.

Other Amenities. Other amenities include valet parking, outdoor pool, fitness center, business center and approximately 9,000 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical data, from the date of opening post-renovation, regarding the Hotel Alba Tampa.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$3,898,859	$6,966,423	$7,271,107	$7,682,601	$7,043,818
Total Revenue	$5,197,228	$9,477,173	$9,858,058	$10,514,082	$9,932,097
Occupancy %	34.8%	66.2%	71.9%	79.1%	74.6%
ADR	$137.75	$129.91	$124.72	$119.85	$116.15
RevPAR	$47.98	$85.97	$89.73	$94.81	$86.69

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$4,386,518	$2,482,452	$4,122,851	$4,438,948	$4,176,871
Total Revenue	$5,075,870	$3,536,088	$5,427,025	$5,866,162	$5,556,387
Occupancy %	73.1%	38.8%	75.1%	83.7%	82.9%
ADR	$149.27	$158.22	$136.69	$132.04	$125.44
RevPAR	$109.17	$61.44	$102.60	$110.47	$103.95

Hotel Ballast Wilmington. The Hotel Ballast Wilmington sits directly on the Cape Fear River in the heart of Wilmington’s Historic District at 301 North Water Street in Wilmington, North Carolina. The hotel was originally constructed in 1970 and expanded in 1999. The property is located directly on the downtown Riverwalk and is situated across from the USS North Carolina Battleship Memorial. The property was converted from the Hilton flag to Hotel Ballast, Tapestry Collection by Hilton in 2018 following a $10.0 million renovation which included significant upgrades to hotel public areas, exterior, meeting rooms, and banquet space, restaurants, fitness center, pool area, outdoor bar, and guest rooms.

Key Highlights and Demand Generators. The top five accounts by revenue during the year ended December 31, 2019 for this hotel were Duke Energy, PPD, Mid-Atlantic Bridge Tournament, Annual Business Conference of Sheriffs, and Dorian Rooms. Due to the hotel’s meeting space, group business accounts for over 50.0% of room revenues. State associations and educational related conferences contribute to the hotel’s business demand.

Guest Rooms. The Hotel Ballast Wilmington originally was constructed with 178 rooms and expanded in 1999 for a current total of 272 rooms in a nine-story structure. All rooms are equipped with high-speed internet service.

Food and Beverage. The hotel has three dining options located on the premises. Ruth’s Chris Steakhouse offers USDA Prime steaks and seafood in an upscale setting. Board & Barrel Coastal Kitchen’s fare offers unique Southern and coastal-inspired cuisine and a seasonal riverfront bar. Buffalo Bayou Coffee offers gourmet-to-go coffee, tea, and light fare made with local ingredients with panoramic views of the Cape Fear River.

Other Amenities. Other amenities include an outdoor pool overlooking the Cape Fear River, valet parking, fitness center, bridal suite, library, gift shop and approximately 20,000 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical data regarding the Hotel Ballast Wilmington.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$4,897,262	$10,978,713	$9,705,065	$10,088,408	$10,325,452
Total Revenue	$6,821,295	$16,769,798	$14,790,026	$15,256,232	$15,244,081
Occupancy %	33.1%	68.5%	63.9%	68.3%	70.5%
ADR	$148.48	$161.50	$153.04	$148.69	$147.14
RevPAR	$49.19	$110.58	$97.75	$101.62	$103.72

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$3,607,208	$2,266,847	$5,432,438	$4,363,555	$5,146,466
Total Revenue	$4,804,492	$3,482,061	$8,260,390	$6,624,951	$7,621,453
Occupancy %	44.8%	31.2%	70.3%	60.7%	70.8%
ADR	$163.41	$146.93	$156.88	$146.03	$147.57
RevPAR	$73.27	$45.79	$110.34	$88.63	$104.53

The Hyatt Centric Arlington. The Hyatt Centric Arlington hotel is located at 1325 Wilson Boulevard Arlington, Virginia, in the Rosslyn submarket of the dynamic Washington, DC lodging market; prominently positioned as a Rosslyn premier lodging option, steps from Rosslyn Metro station, three blocks from the Key Bridge, and surrounded by first class office space. The hotel was fully renovated in 2016 to convert to new Hyatt Centric brand, which is focused on being the localized and experiential hub and catering to the next generation of travelers.

Key Highlights and Demand Generators. The top five accounts by revenue during the year ended December 31, 2019 for this hotel were Nestle, Gartner, Academic Expeditions, UVA Darden School of Business, and Holiday Vacations. Rosslyn corridor is home to major corporations that also provide business to the hotel such as Carlyle Group, Raytheon, CEB, Deloitte, BAE Systems, Grant Thornton, and the home to Nestle USA and Gerber’s North American Headquarters. The Hyatt Centric has weekend demand from domestic tour groups and also hosts many small family groups attending memorial services at Arlington Cemetery.

Guest Rooms. The Hyatt Centric Arlington offers 318 well-appointed guestrooms, including suites, hypoallergenic rooms, and Business Plan rooms for business-minded travelers.

Food and Beverage. The Hyatt Centric Arlington offers guests two unique dining options. Cityhouse serves creative cuisine within an upscale setting. Key Bridge Terrace offers a morning to evening beverage-centric dining experience.

Other Amenities. Other amenities include a valet parking, fitness center, laundry service, concierge, business center and approximately 6,300 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical information regarding The Hyatt Centric Arlington.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$4,063,495	$17,267,541	$14,794,845	N/A	N/A
Total Revenue	$5,114,354	$21,239,978	$18,064,096	N/A	N/A
Occupancy %	26.1%	79.1%	83.8%	N/A	N/A
ADR	$133.75	$188.15	$181.38	N/A	N/A
RevPAR	$34.91	$148.77	$152.04	N/A	N/A

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$2,423,497	$2,895,655	$9,410,207	$8,904,474	N/A
Total Revenue	$2,939,188	$3,573,291	$11,313,433	$10,835,369	N/A
Occupancy %	39.9%	30.6%	80.7%	80.8%	N/A
ADR	$105.47	$163.70	$202.50	$191.56	N/A
RevPAR	$42.11	$50.03	$163.49	$154.70	N/A

Sheraton Louisville Riverside. The Sheraton Louisville Riverside is located on 3.3 acres near Interstate 65 and directly on the Ohio River at 700 West Riverside Drive in historic Jeffersonville, Indiana. The hotel is five miles from Louisville International Airport and one mile from the Louisville central business district. In 2007 and 2008, the property underwent a comprehensive $16.8 million renovation and repositioning of the asset, rebranding the hotel to the Sheraton affiliation. The complete renovation included the replacement of all major mechanical systems, new curtain wall system, and new roof. A new lobby and pool building additions were constructed, and a service elevator added. The property also underwent a $707,358 mid-term franchise refresh in 2016.

Key Highlights and Demand Generators. The top five accounts by revenue during the year ended December 31, 2019 for this hotel were UPS Crew, Covered Bridge Golf Club, Amatrol, Inc., Samtec, Inc., and Special Corp. The property is located on the Ohio River at the base of the Second Street bridge that accesses the Louisville central business district one mile to the south. The hotel caters primarily to the city’s corporate community, including Humana and Yum Products, as well as special sporting events such as the Kentucky Derby, Thunder over Louisville, and University of Louisville athletics.

Guest Rooms. The Sheraton Louisville Riverside is composed of 180 guest rooms including three suites. All rooms are equipped with high-speed internet access.

Food and Beverage. The hotel offers four dining options on the premises. Bridge & Barrel’s 6,000 square foot dining room offers lunch and dinner in a casual atmosphere with a view of downtown Louisville. The Lobby Bar offers full-service bar with light fare menu. Comprised of 8,332 square feet of space, the property also includes two leased restaurant spaces, currently occupied by Hooters and El Nopal Mexican Restaurant.

Other Amenities. Other amenities include an indoor pool, club lounge, fitness center, business center and approximately 7,500 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical information, from the date of re-opening the Sheraton Louisville Riverside after extensive renovations.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$2,779,936	$5,125,875	$4,878,335	$5,614,298	$5,705,205
Total Revenue	$3,172,178	$6,381,620	$5,886,676	$6,352,931	$6,485,160
Occupancy %	43.6%	67.9%	60.6%	63.8%	63.1%
ADR	$96.84	$114.92	$122.62	$133.86	$137.34
RevPAR	$42.20	$78.02	$74.25	$85.45	$86.60

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$1,738,905	$1,424,576	$2,626,072	$2,603,343	$3,064,304
Total Revenue	$1,983,742	$1,637,317	$3,314,427	$3,050,983	$3,445,731
Occupancy %	54.3%	43.7%	64.9%	60.3%	66.6%
ADR	$98.35	$99.55	$124.21	$132.53	$141.25
RevPAR	$53.37	$43.49	$80.60	$79.91	$94.05

The Company entered into a purchase and sale agreement for the disposition of the Sheraton Louisville Riverside, dated June 15, 2021 as amended by the amended and restated purchase and sale agreement dated July 9, 2021, for a net purchase price of $11.5 million, including the assumption or payoff by the purchaser of the outstanding balance of approximately $11.0 million on the existing mortgage and approximately $500,000 in cash. The closing of the sale, which was subject to various closing conditions, including the assumption by the purchaser of the existing mortgage on the property or securing of alternative financing to replace the existing mortgage on the property, was scheduled to take place on September 13, 2021. We are currently in negotiations with the purchaser to amend the purchase and sale agreement in order to extend the term during which closing may take place.

As of June 30, 2021, the Sheraton Louisville Riverside has a carrying value of approximately $15.7 million.

The Whitehall Houston. The Whitehall Houston, originally opened in 1963, is located within the downtown corridor at 1700 Smith Street Houston, TX directly off Interstate 45. The property is centrally located to Houston’s attractions, including the Downtown Aquarium, Toyota Center, Minute Maid Park, and the Theatre District as well as directly adjacent to several class-A office buildings. Sotherly converted the property to an independent lifestyle property affiliated with Preferred Hotels in 2016 following a $5.0 million renovation, which included the addition of the outdoor dining venue and upgrades to the hotel’s public areas, exterior, meeting rooms, restaurant, fitness center, pool area, and guest rooms.

Key Highlights and Demand Generators. Key demand generators for group at the Whitehall include citywide conventions, corporate meetings, national association groups and regional sports tournaments. The Whitehall is an ideal location for Astros fans and concert attendees at Minute Maid Park and the Toyota Center. The nightlife and nightclubs in Midtown drive weekend “staycation” business. Houston Hobby and Bush International have strong connections throughout the US for Southwest, Delta and United. The top five accounts by revenue during the year ended December 31, 2019 for this hotel were KBR, Chevron, Christian Congregation of Jehovah’s Witnesses, AAA, and the National Education Museum.

Guest Rooms. The Whitehall Houston offers 259 modern guest rooms and suites. All rooms are equipped with high-speed internet access.

Food and Beverage. The Whitehall Houston is home to three welcoming eateries, each offering an authentic take on local cuisine. Part & Parcel offers an outdoor courtyard setting with small plates and craft cocktails. Edgar’s Hermano blends Tex-Mex and classic Southern fare to offer inspired and authentic dishes and drinks. Buffalo Bayou Coffee offers gourmet-to-go coffee, tea, and light fare made with local ingredients.

Other Amenities. The Whitehall Houston offers guests 12,000 square feet of meetings and event space, valet parking, an outdoor rooftop pool, fitness center, concierge service, and business center.

Operating and Occupancy Information. The following tables show certain historical information regarding The Whitehall.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$2,731,215	$8,430,293	$7,936,099	$8,109,055	$7,257,251
Total Revenue	$4,082,278	$13,871,431	$12,765,135	$12,094,940	$10,592,405
Occupancy %	21.8%	62.2%	57.5%	58.1%	54.4%
ADR	$132.01	$143.33	$146.01	$147.66	$140.70
RevPAR	$28.81	$89.18	$83.95	$85.78	$76.56

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$1,443,836	$2,040,874	$4,429,504	$4,319,440	$4,487,579
Total Revenue	$1,786,902	$3,255,474	$6,887,485	$7,055,232	$6,598,180
Occupancy %	25.8%	30.4%	64.5%	62.7%	63.1%
ADR	$119.53	$142.39	$146.46	$147.00	$151.59
RevPAR	$30.80	$43.30	$94.49	$92.14	$95.73

DoubleTree Resort by Hilton Hollywood Beach. The DoubleTree Resort by Hilton Hollywood Beach Hotel, located at South Ocean Drive Hollywood, FL, opened in September 2007. The resort is centrally located to enjoy both the Intracoastal Waterway and Atlantic Ocean access. The hotel was converted from a Crowne Plaza to the DoubleTree flag in 2017 following a complete renovation of the property. The $7.0 million renovation included significant upgrades to hotel public areas, exterior, meeting rooms, restaurant, fitness center, pool area, and guest rooms.

Key Highlights and Demand Generators. The DoubleTree Resort by Hilton Hollywood Beach is located in a high growth area in close proximity to both Fort Lauderdale and Miami. The hotel is situated near the Hollywood Conference Center, Gulfstream Park, Hard Rock Casino, Hard Rock Stadium home to Miami’s NFL and MLB teams, as well as South Florida’s famous beaches and nightlife. As a transient-centric location, the top five accounts by revenue during the year ended December 31, 2019 for this hotel were CC25, Allegiant Air, Hotel Beds, Jet Blue, and Flight Bridge.

Guest Rooms. The DoubleTree Resort by Hilton Hollywood Beach features 311 luxury guestrooms and suites with upscale resort-style amenities. All rooms are equipped with high-speed internet access.

Food and Beverage. The resort offers two dining options and a coffee bar on the premises. With seating both inside and outside the resort, Port South Par and Grill offers casual dining with a Caribbean flair for breakfast, lunch, and dinner. The poolside Lava Tiki Bar & Grille offers hearty bar food and signature cocktails. Located in the resort lobby, Made Market has a full selection of Starbucks coffees and snacks.

Other Amenities. The resort also has a health and fitness center, gift shop, business center, beach access, outdoor open-air infinity-edge pool overlooking the Intracoastal Waterway, and approximately 9,500 square feet of full-service banquet and meeting space.

Operating and Occupancy Information. The following tables show certain historical information, from the date of purchase, regarding the DoubleTree Resort by Hilton Hollywood Beach.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$6,539,337	$13,873,493	$13,756,492	$13,975,527	$15,450,361
Total Revenue	$8,584,118	$18,144,511	$18,639,282	$18,793,320	$19,735,554
Occupancy %	35.3%	70.5%	69.2%	72.1%	79.6%
ADR	$162.97	$173.25	$175.18	$170.76	$170.57
RevPAR	$57.45	$122.22	$121.19	$123.12	$135.74

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$6,070,250	$4,451,634	$8,439,656	$8,363,533	$8,398,030
Total Revenue	$8,218,280	$5,725,419	$10,673,676	$11,258,026	$10,622,802
Occupancy %	56.3%	34.5%	76.0%	75.6%	79.5%
ADR	$191.48	$228.20	$197.24	$196.45	$187.73
RevPAR	$107.84	$78.65	$149.93	$148.58	$149.19

Condominium Hotels

Hyde Resort & Residences. The Hyde Resort & Residences is located at 4111 South Ocean Drive Hollywood, Florida. The Hyde Resort & Residences was constructed by The Related Group in 2017. Also in 2017, the Company acquired the hotel commercial unit of this luxury oceanfront condo-hotel property, which facilitates the management of the asset’s rental program for its owners.

Key Highlights and Demand Generators. The Hyde Resort & Residences is located in a high growth area in close proximity to both Fort Lauderdale and Miami. The hotel is situated near the Hollywood Conference Center, Gulfstream Park, Hard Rock Casino, Hard Rock Stadium home to Miami’s NFL and MLB teams, as well as South Florida’s famous beaches and nightlife. The hotel is located approximately nine miles from the Fort Lauderdale International Airport. The top five accounts by revenue during the year ended December 31, 2019 for this hotel were Novo Nordisk Inc., Allergen, Intuitive 360, Felaban, and Zero to Three.

Guest Rooms. The Hyde Resort & Residences has 407 one-, two-, and three-bedroom suite style units, consisting of 367 resort rental units and 40 traditional residential units. 119 resort units are currently in the Company’s vacation rental program.

Food and Beverage. With views of the Atlantic Ocean, Terrazas is a casual open-air restaurant and bar that specializes in local seafood and craft cocktails. Located adjacent to the hotel, ETARU Hallandale features delicious contemporary Japanese Robatayaki cuisine in a waterfront setting.

Other Amenities. The Hyde Resort & Residences offers guests valet parking, beach access, cabana rental, an oceanfront fitness facility, on-site spa, gift shop, and 2000 square feet of meeting and events space.

Operating and Occupancy Information. The following tables show certain historical information regarding The Hyde Resort & Residences.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$4,956,571	$9,257,449	$10,268,543	$5,758,577	N/A
Total Revenue	$2,953,951	$16,042,677	$15,235,744	$8,165,008	N/A
Occupancy %	24.1%	50.5%	49.8%	37.9%	N/A
ADR	$332.86	$295.49	$299.30	$282.20	N/A
RevPAR	$80.10	$149.36	$149.15	$106.84	N/A

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$5,600,230	$2,738,362	$5,913,446	$6,017,984	$1,726,019
Total Revenue	$3,098,917	$1,740,080	$3,475,713	$7,602,075	$1,551,171
Occupancy %	64.4%	26.2%	61.0%	55.2%	30.7%
ADR	$432.78	$333.26	$315.72	$326.83	$311.05
RevPAR	$278.73	$87.20	$192.65	$180.46	$95.45

Hyde Beach House Resort & Residences. The Hyde Beach House Resort & Residences, which opened in Q4 2019, is located at 4010 South Ocean Drive Hollywood, Florida.

Key Highlights and Demand Generators. The Hyde Resort & Residences is located in a high growth area in close proximity to both Fort Lauderdale and Miami. The hotel is situated near the Hollywood Conference Center, Gulfstream Park, Hard Rock Casino, Sun Life Stadium home to Miami’s NFL and MLB teams, as well as South Florida’s famous beaches and nightlife. The hotel is located approximately nine miles from the Fort Lauderdale International Airport.

Guest Rooms. The Hyde Beach House Resort & Residences has 344 one-, two-, and three-bedroom suite style units, consisting of 265 resort rental units and 76 traditional residential units. 134 resort units are currently in the Company’s vacation rental program.

Food and Beverage. The Hyde Beach House Resort & Residences offers guests a unique poolside dining experience at Costera Sunset Bar & Grill which features flavorful cuisine, handcrafted cocktails, and views of the Atlantic Ocean.

Other Amenities. The Hyde Resort & Residences offers guests valet parking, beach access, cabana rental, a fitness facility, and over 6,500 square feet of meeting and events space.

Operating and Occupancy Information. The following tables show certain historical information regarding The Hyde Beach House Resort & Residences.

	Year Ended December 31,
Metric	2020	2019	2018	2017	2016
Room Revenue	$1,791,974	N/A	N/A	N/A	N/A
Total Revenue	$1,838,089	N/A	N/A	N/A	N/A
Occupancy %	11.7%	N/A	N/A	N/A	N/A
ADR	$330.14	N/A	N/A	N/A	N/A
RevPAR	$38.67	N/A	N/A	N/A	N/A

	Six Months Ended June 30,
Metric	2021	2020	2019	2018	2017
Room Revenue	$4,015,393	$715,900	N/A	N/A	N/A
Total Revenue	$3,240,681	$678,930	N/A	N/A	N/A
Occupancy %	49.1%	9.0%	N/A	N/A	N/A
ADR	$430.05	$338.65	N/A	N/A	N/A
RevPAR	$211.29	$30.91	N/A	N/A	N/A

Federal Tax and Realty Tax Data. The following table presents the federal tax basis for the real property, exclusive of furniture and equipment, for each of our hotels as of December 31, 2020, as well as the method of depreciation, depreciable life and the 2020 annual real estate tax for each property:

Property	Taxable Basis	Method	Life	2020 Realty Tax
The DeSoto	$27,597,266	VAR(1)	7-40 years	$620,382	(3)
DoubleTree by Hilton Jacksonville Riverfront	$28,783,364	VAR(1)	7-40 years	$400,887	(4)
DoubleTree by Hilton Laurel	$15,441,761	VAR(1)	9-40 years	$209,474
DoubleTree Hilton Philadelphia Airport	$31,891,284	VAR(1)	7-40 years	$464,909
DoubleTree by Hilton Raleigh Brownstone – University	$17,916,333	VAR(1)	7-40 years	$262,869
DoubleTree Resort by Hilton Hollywood Beach	$98,607,440	S/L(2)	9-40 years	$1,556,416	(4)
Georgian Terrace	$59,807,098	S/L(2)	9-40 years	$922,232
Hotel Alba Tampa	$41,308,988	S/L(2)	9-40 years	$330,945	(4)
Hotel Ballast Wilmington	$32,444,461	VAR(1)	6-40 years	$86,378
Hyatt Centric Arlington	$72,296,073	S/L(2)	7-40 years	$853,237
Sheraton Louisville Riverside	$22,207,300	SL(2)	9-40 years	$298,539
The Whitehall	$35,115,059	SL(2)	9-40 years	$454,666
The Condominium Hotels:
Hyde Resort & Residences	$4,516,389	SL(2)	40 years	$2,746	(4)
Hyde Beach House Resort & Residences	$5,709,680	SL(2)	40 years	$4,669	(4)

(1)	MACRS (Modified Accelerated Cost Recovery System) for additions and improvements prior to 2005 and straight line for improvements thereafter.

(2)	Straight line.
(3)	Includes annual contribution to the Jeffersonville Urban Enterprise Association.
(4)	Includes reimbursed real estate taxes on adjoining ground lease.

Tax Status

While the Operating Partnership is generally not subject to federal and state income taxes, the unitholders of the Operating Partnership, including Sotherly, are subject to tax on their respective shares of the Operating Partnership’s taxable income.

Sotherly has one taxable REIT subsidiary, MHI Holding, in which it owns an interest through the Operating Partnership. MHI Holding is subject to federal, state and local income taxes. MHI Holding has operated at a cumulative taxable loss through December 31, 2020 of $56.0 million and has paid no income taxes since its formation. In addition to a deferred tax asset of approximately $1.5 million for these cumulative tax loss carryforwards, MHI Holding had a deferred tax asset of approximately $0.4 million attributable to start-up expenses related to the opening of several of its hotels which was not deductible when incurred and is being amortized over 15 years and deferred tax assets of approximately $1.1 million attributable to year-to-year timing differences for accrued, but not deductible, vacation and sick pay amounts and other depreciation and amortizable timing differences.

Sotherly elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2004. In order to maintain its qualification as a REIT, Sotherly must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90.0% of its taxable income (determined without regard to the deduction for dividends paid and excluding net capital gains) to its stockholders. Sotherly has adhered to these requirements each taxable year since its formation in 2004 and intends to continue to adhere to these requirements and maintain its qualification for taxation as a REIT. As a REIT, Sotherly generally will not be subject to federal corporate income tax on that portion of its net income that is distributed to its stockholders. If Sotherly fails to qualify for taxation as a REIT in any taxable year, and no relief provision applies, it will be subject to federal income taxes at regular corporate rates (as well as any applicable alternative minimum tax) and it would be disqualified from re-electing treatment as a REIT until the fifth taxable year after the year in which it failed to qualify as a REIT. Even if Sotherly qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes.

Legal Proceedings

We are not involved in any material litigation, nor to our knowledge, is any material litigation threatened against us. We are involved in routine litigation arising out of the ordinary course of business, most of which is expected to be covered by insurance, and none of which is expected to have a material impact on our financial condition or results of operations.

Environmental Matters

In connection with the ownership and operation of the hotels, we are subject to various federal, state and local laws, ordinances and regulations relating to environmental protection. Under these laws, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under, or in such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner’s ability to borrow using such property as collateral. Furthermore, a person who arranges for the disposal or treatment of a hazardous or toxic substance at a property owned by another, or who transports such substance to or from such property, may be liable for the costs of removal or remediation of such substance released into the environment at the disposal or treatment facility. The costs of remediation or removal of such substances may be substantial, and the presence of such substances may adversely affect the owner’s ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of the hotels, we may be potentially liable for such costs.

We believe that our hotels are in compliance, in all material respects, with all federal, state and local environmental ordinances and regulations regarding hazardous or toxic substances and other environmental matters, the violation of which would have a material adverse effect on us. We have not received written notice from any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of our present hotel properties.

Employees

We currently employ ten full-time persons, all of whom work at our corporate office in Williamsburg, Virginia. All persons employed in the day-to-day operations of the hotels are employees of Our Town, the management company engaged by our TRS Lessee to operate such hotels.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of Sotherly’s investment policies and policies with respect to certain other activities, including financing matters and conflicts of interest. The Operating Partnership does not have separate investment policies or policies with respect to the other activities described in this section.

The policies described in this section may be amended or revised from time to time at the discretion of Sotherly’s board of directors, without a vote of Sotherly’s stockholders. Any change to any of these policies by Sotherly’s board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, Sotherly’s board of directors believes that it is advisable to do so in our and Sotherly’s stockholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We have invested principally in full-service, upscale and upper-upscale hotels located in the primary markets of the Mid-Atlantic and Southern United States. We are focusing our investments in the major markets of the Southern United States. We conduct substantially all of our investment activities through the Operating Partnership and its subsidiaries. Sotherly’s primary investment objective is to enhance stockholder value over time by improving the operating results of our initial properties and by identifying, acquiring and repositioning additional hotel properties that we expect to generate enhanced revenue, improved cash flow performance and long-term appreciation.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type. Our policy is to acquire assets primarily for income and long-term appreciation.

Additional criteria with respect to our hotel investments are described in the section entitled “Our Business and Properties - Our Strategy and Investment Criteria” in this prospectus.

Investments in Mortgages, Structured Financings and Other Lending Policies

In sourcing acquisitions for our core turnaround growth strategy, we may pursue investments in debt instruments that are collateralized by underperforming hotel properties. In certain circumstances, we believe that owning these debt instruments is a way to (i) ultimately acquire the underlying real estate asset and (ii) provide a non-dilutive current return to Sotherly’s stockholders in the form of interest payments derived from the ownership of the debt. Our principal goal in pursuing distressed debt opportunities is ultimately to acquire the underlying real estate. By owning the debt, we believe that we may be in a position to acquire deeds to properties that fit our investment criteria in lieu of foreclosures. We do not have a policy limiting our ability to invest in loans secured by properties or to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, neither Sotherly nor the Operating Partnership intend to engage in significant lending activities.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

We may, from time to time, undertake a significant renovation and rehabilitation project and choose to structure such acquisitions as a joint venture, or mezzanine lending program, in order to avoid severe short-term dilution and loss of current income. For information concerning our joint venture or mezzanine lending opportunities, please see the section entitled “Our Business and Properties - Our Strategy and Investment Criteria” in this prospectus.

We may also invest in securities of other issuers in connection with acquisitions of indirect interests in properties, which we expect will typically be general or limited partnership interests in special purpose partnerships that own properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

Although we have no current plans to dispose of properties within our portfolio, we will consider doing so, subject to REIT qualification and prohibited transaction rules, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. When a property no longer fits with our investment objectives, we will pursue traditional and non-traditional means of disposal. For further information concerning our asset disposition strategy, please see the section entitled “Our Business and Properties - Our Strategy and Investment Criteria” in this prospectus. For a discussion of the implications of disposing of certain of our properties, see the section entitled “Risk Factors” in this prospectus.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on NASDAQ, Sotherly’s board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders of Sotherly will have no preemptive right to additional stock issued in any offering, and any offering might cause a dilution of investment. Sotherly may in the future issue common stock in connection with acquisitions. The Operating Partnership also may issue units in connection with acquisitions of property.

Sotherly may, under certain circumstances, purchase common stock and preferred stock in the open market or in private transactions with its stockholders, if those purchases are approved by Sotherly’s board of directors. Sotherly’s board of directors has no present intention of causing Sotherly to repurchase any of Sotherly’s common, Sotherly may, from time to time, seek to repurchase its preferred stock or enter into privately negotiated exchange agreements to redeem its preferred stock. Any such transaction involving common or preferred stock would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Sotherly’s stockholders have had the opportunity since June 2006 to participate in a dividend reinvestment plan, or DRIP, sponsored and administered by American Stock Transfer & Trust Company, or AST, which allows them to acquire additional shares of Sotherly’s common stock by automatically reinvesting their cash dividends. The additional shares are purchased on the open market by the DRIP administrator. The share price of stock acquired pursuant to the DRIP is the average price of all shares purchased with the reinvested distributions by the DRIP administrator on behalf of all DRIP participants relating to a particular distribution by us. The DRIP administrator charges participants under the DRIP commissions and other fees according to the fee schedule provided by AST in connection with any acquisition of shares. We do not subsidize or otherwise provide any discount to DRIP participants in connection with the acquisition of common stock under the DRIP. Stockholders who do not participate in the DRIP continue to receive cash distributions as declared.

Conflicts of Interest Policy

Sotherly’s current board of directors consists of Andrew M. Sims, General Anthony C. Zinni, Herschel J. Walker, Edward S. Stein, Maria L. Caldwell, G. Scot Gibson IV, and David R. Folsom.

Sotherly’s bylaws require that certain transactions between us and any of Sotherly’s directors, officers or employees must be approved by a majority of Sotherly’s disinterested directors, and we have adopted policies designed to reduce potential conflicts of interest in accordance with Sotherly’s bylaws. Additionally, Sotherly’s Nominating, Corporate Governance and Compensation Committee, which is composed entirely of independent directors, oversees risks associated with conflicts of interest. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. Neither Sotherly’s charter or bylaws, nor any of our policies, restrict any of Sotherly’s directors, officers, stockholders or affiliates from conducting, for their own account, or on behalf of others, business activities of the type we conduct. Pursuant to employment agreements entered into with Sotherly’s chief executive officer, chief financial officer and chief operating officer, such individuals have agreed not to solicit certain of our employees or engage in certain competitive activities with us.

The Maryland General Corporation Law provides that a contract or other transaction between a corporation and any of that corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of (i) the common directorship or interest, (ii) the fact that the director was present at the meeting at which the contract or transaction is approved or (iii) the fact that the director’s vote was counted in favor of the contract or transaction, if:

•

the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of stock owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

Reporting Policies

The Operating Partnership complies with and following this offering will be subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, the Operating Partnership will file periodic reports and other information, including audited financial information, with the SEC.

Pursuant to the requirements of the Exchange Act, Sotherly files periodic reports, proxy statements and other information, including audited financial statements, with the SEC. Sotherly makes available to its stockholders audited annual financial statements and annual reports through its website located at www.sotherlyhotels.com. The information contained in or accessed through our website is not part of and is not incorporated into this prospectus.

DESCRIPTION OF THE NOTES AND THE GUARANTEE

This description sets forth certain terms of the notes and the related guarantee that the Operating Partnership and the Company, respectively, are offering pursuant to this prospectus. The notes will be issued pursuant to a supplemental indenture, to be dated as of the issue date of the notes, and a base indenture, dated February 12, 2018, which we refer to together as the Indenture, among the Operating Partnership, the Company, as guarantor, and Wilmington Trust, National Association, as trustee.

In this section, unless specifically defined in this prospectus, we use capitalized words to signify terms that will be specifically defined in the Indenture. We refer you to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus for which no definition is provided herein.

Because this section is a summary, it does not describe every aspect of the notes, the guarantee or the Indenture. We urge you to read the Indenture because that document and not this summary will define your rights as a holder of the notes (“Holder”). You may obtain a copy of the Indenture from us without charge. See “Where You Can Find More Information.” In this section, the terms “the Company” and “Sotherly” refer only to Sotherly Hotels Inc. and the terms “we,” “us,” “our” and “the Operating Partnership” refer only to Sotherly Hotels LP and not to any of its subsidiaries or the Company.

General

The terms of the notes will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The notes will be a single series under the Indenture, initially in the aggregate principal amount of $                     ($                     if the underwriters’ option to purchase additional notes is exercised in full). The notes will be issued only in fully registered form without coupons, in minimum denominations of $25 and integral multiples of $25 in excess thereof. The principal amount of the notes will be reflected in units with each unit being worth $25. The notes will be evidenced by one or more global notes in book-entry form, except under the limited circumstances described under “—Certificated Notes.” Currently there is no public market for the notes.

The notes will not be convertible into or exchangeable for our partnership interests or shares of common stock of Sotherly.

Ranking

The notes will be our direct, senior unsecured obligations and will:

•	rank equally in right of payment with each other and with all of our existing and future unsecured and unsubordinated indebtedness;

•	rank senior in right of payment to all of our existing and future indebtedness that by its terms is expressly subordinated to the notes;

•	effectively rank junior in right of payment to any of our existing or future secured indebtedness (to the extent of the value of the assets securing such indebtedness);

•	not be guaranteed by any of our existing or future subsidiaries, and none of our existing or future subsidiaries will have any obligation to repay the notes or any part thereof; and

•

be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, whether secured or unsecured, including the claims of mortgage lenders, and any preferred equity of our subsidiaries.

The notes will be obligations of the Operating Partnership that are guaranteed by Sotherly but will not be the obligation of any of our subsidiaries. Accordingly, in the event of a bankruptcy or liquidation of any of our subsidiaries, the indebtedness incurred by such subsidiary will have to be satisfied in full before you will be able to realize any value from the properties of such subsidiary. As of June 30, 2021, we and our consolidated subsidiaries had outstanding principal debt balances of approximately $387.5 million (excluding unamortized debt premiums and discounts, intercompany debt, guarantees of debt of the Operating Partnership, accrued expenses and trade payables), which was comprised of approximately $20.0 million under the Secured Notes and $11 million of unsecured debt. Of the approximately $387.5 million of consolidated indebtedness outstanding as of June 30, 2021, approximately $367.2 million was secured and unsecured indebtedness held by our subsidiaries. In addition, as of June 30, 2021, Sotherly had issued and outstanding 1,510,000 shares of its 8.00% Series B cumulative redeemable perpetual preferred stock, par value $0.01 per share, with a liquidation preference of $25 per share, 1,469,610 shares of its 7.875% Series C cumulative redeemable perpetual preferred stock, par value $0.01 per share, with a liquidation preference of $25 per share, and 1,165,000 shares of its 8.25% Series D cumulative redeemable perpetual preferred stock, par value $0.01 per share, with a liquidation preference of $25 per share. Sotherly, our subsidiaries or we may also incur additional indebtedness in the future, including secured indebtedness, subject to the provisions described under “—Certain Covenants—Limitations on Incurrence of Debt.”

Additional Notes

This series may be reopened and we may, from time to time, issue additional notes of the same series ranking equally and ratably with the notes and with terms identical to the notes except with respect to issue date, issue price and accrued interest, if any, without notice to, or the consent of, any of the Holders of the notes. The additional notes will be equal in rank with the notes and carry the same right to receive accrued and unpaid interest on the notes, and such additional notes will form a single series with the notes.

Interest

The notes will bear interest at the rate per annum set forth on the cover page of this prospectus from, and including,                     , 2021, and the subsequent interest periods will be the periods from, and including, an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. Interest is payable quarterly in arrears on                         ,                         ,                          and                          of each year, commencing                     , 2021 to the persons in whose names the notes are registered at the close of business on                         ,                         ,                          or                         , as the case may be, immediately before the relevant interest payment date. All payments will be made in U.S. dollars.

Interest payments will be made only on a Business Day (as defined below). If any interest payment is due on a non-Business Day, we will make the payment on the next day that is a Business Day. Payments made on the next Business Day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a Default (as defined below) under the notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a Business Day.

Accrued and unpaid interest is also payable on the date of maturity or earlier redemption of the notes. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City or the location of the corporate trust office of the trustee are authorized or required by law, regulation or executive order to close.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined below).

Interest Reserve Account

Promptly after the closing of this offering, the Issuer will deposit $         of the net proceeds from this offering, which is equal to one year of interest payments on the notes, into a reserve account (the “Interest Reserve Account”) administered by Wilmington Trust, National Association, in its capacity as the Trustee. Until no funds are left in the Interest Reserve Account, the Trustee shall, upon written direction, release such funds from the Interest Reserve Account to the paying agent to make interest payments on the notes.

Maturity

The notes will mature on                     , 2026 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee, unless earlier redeemed by us at our option as described under “—Optional Redemption of the Notes” and “—Certain Covenants—Offer to Repurchase Upon a Change of Control Repurchase Event.” The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Guarantee

Sotherly will fully and unconditionally guarantee our obligations under the notes on a direct, unsecured and unsubordinated basis, including the due and punctual payment of principal of, and premium, if any, and interest on, the notes, whether at stated maturity, upon redemption or repurchase, by acceleration or otherwise. The obligations of Sotherly under the guarantee will rank equally in right of payment with all other existing or future direct, unsecured and unsubordinated obligations of Sotherly, senior to all of Sotherly’s existing and future obligations that are by their terms expressly subordinated to the guarantee and effectively junior to any of Sotherly’s existing or future secured obligations (to the extent of the value of the assets securing such obligations). However, Sotherly currently has no significant operations, other than as the general partner of the Operating Partnership, and no significant assets, other than its interest in the Operating Partnership. Furthermore, Sotherly’s’s guarantee of the notes will be structurally subordinated to all liabilities, whether secured or unsecured, including the claims of mortgage loans, and any preferred equity of its subsidiaries (including the Operating Partnership and any entity Sotherly accounts for under the equity method of accounting). As of June 30, 2021, the Company and its subsidiaries had approximately $387.5 million of total liabilities (excluding unamortized debt premiums and discounts, intercompany debt, guarantees of debt of the Operating Partnership, accrued expenses and trade payables) and no preferred equity of such subsidiaries was outstanding. See “Risk Factors—Risk Related to this Offering.”

Optional Redemption of the Notes

We may, at our option, redeem the notes in whole, at any time, or in part, from time to time, on or after                     ,          at a redemption price equal to 101% of the principal amount of the notes being redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption date.

We are required to give notice of such redemption not less than 10 days nor more than 60 days prior to the redemption date to each Holder’s address appearing in the securities register maintained by the trustee. In the event we elect to redeem less than all of the notes, the particular notes to be redeemed will be selected by the trustee by such method as the trustee, in its sole discretion, shall deem fair and appropriate.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•

we are the surviving entity or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the notes and under the Indenture,

•	immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing,

•

if we are not the successor person, Sotherly, unless it has become the successor person, confirms that its guarantee shall continue to apply to the obligations under the notes and the Indenture to the same extent as prior to such merger, conveyance, transfer or lease, as applicable,

•

we shall deliver to the Trustee, prior to the consummation of the proposed transaction, an Officer’s Certificate and an Opinion of Counsel stating that the proposed transaction and any supplemental indenture comply with the Indenture, and

•	certain other conditions are met.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.

Certain Covenants

In addition to the covenants contained in the base indenture, including, among others, the covenants relating to information rights and consolidation, merger and sale of assets, the Indenture will contain the following covenants.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our option to redeem the notes as described under “—Optional Redemption of the Notes,” we will make an offer to each Holder to repurchase all or any part (in a minimum principal amount of $25 and integral multiples of $25 in excess thereof) of that Holder’s notes at a repurchase price in cash equal to 102% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control Repurchase Event, but after the public announcement of the Change of Control Repurchase Event, we will give notice to each Holder with copies to the trustee and the paying agent (if other than the trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which will be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control Repurchase Event, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Indenture by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	Accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	Deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	Deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly send to each Holder of notes properly tendered the purchase price for the notes, and the trustee, upon our written request, will promptly authenticate and send (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of $25 and integral multiples of $25 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if (i) we or our successor delivered a notice to redeem in the manner, at the times and otherwise in compliance with the optional redemption and repayment provision described above prior to the occurrence of the Change of Control Repurchase Event (and all of the notes are redeemed pursuant to such redemption on the related redemption date); or (ii) a third party makes an offer in respect of the notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

There can be no assurance that sufficient funds will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. Our failure to repurchase the notes upon a Change of Control Repurchase Event would result in an Event of Default under the Indenture. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the notes.

“Capital Stock” means, with respect to any entity, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such entity (including without limitation all warrants, options, derivative instruments, or rights of subscription or conversion relating to or affecting Capital Stock), whether outstanding on the issue date of the notes or issued thereafter, including without limitation, in the case of Sotherly, all common stock and preferred stock of Sotherly outstanding from time to time.

“Change of Control Repurchase Event” means (A) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Capital Stock (as defined above) entitling that person to exercise more than 50% of the total voting power of all the Capital Stock entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (B) following the closing of any transaction referred to in subsection (A), neither we, the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange, or the NYSE, the NYSE Amex Equities, or the NYSE Amex, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the Nasdaq Stock Market.

Limitations on Incurrence of Debt

We will not, and will not permit any subsidiary to, incur any Debt, other than Intercompany Debt, including that which is subordinated in right of payment to the notes, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the ratio of the aggregate principal amount of all outstanding Debt to Adjusted Total Asset Value (as defined below) would be greater than (x) prior to October 1, 2022, 0.75 to 1.0 and (y) on or after October 1, 2022, 0.65 to 1.0. For purposes of this section and the limitations on incurrence of Debt, the term “subsidiary” does not include any entity that is not consolidated in our financial statements as of the date of determination; provided, however, that any such Debt is not excluded to the extent it is recourse to Sotherly or any of its consolidated subsidiaries.

In addition to the foregoing limitation on the incurrence of Debt, we will not, and will not permit any subsidiary to, incur any Debt if the ratio of Stabilized Consolidated Income Available for Debt Service (as defined below) to Stabilized Consolidated Interest Expense (as defined below) on the date on which such Debt is to be incurred, on a pro forma basis, after giving effect to the incurrence of such Debt and to the application of the proceeds thereof, would be less than (x) prior to October 1, 2022, 1.25 to 1.0 and (y) on or after October 1, 2022, 1.5 to 1.0.

Notwithstanding the limitations described in the foregoing paragraphs, and without limiting our ability to incur additional Debt in compliance with such limitations, we and our subsidiaries may also, at any time and from time to time, incur Debt that serves to refund, refinance, replace, renew, extend or defease any outstanding Debt prior to its respective maturity in a principal amount that is equal to or less than the principal amount of such outstanding Debt being refunded, refinanced, replaced, renewed, extended or defeased (“Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Debt being refunded, refinanced, replaced, renewed, extended or defeased; and

(b) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases Debt that is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Debt being refunded, refinanced, replaced, renewed, extended or defeased.

“Adjusted Total Asset Value” as of any date means the sum of (i) Stabilized Asset Value (as defined below), (ii) Non-Stabilized Asset Value (as defined below) and (iii) total cash and cash equivalents of us and our subsidiaries on a consolidated basis determined in accordance with GAAP.

“Asset Under Renovation” as of any date means any hotel asset owned by us, any subsidiary or any Unconsolidated Entity (as defined below) that is designated by us in our discretion as the recipient or beneficiary of capital expenditures that are in an amount greater than 15% of such hotel asset’s total revenues for the preceding 12 months.

“Capitalization Rate” means 7.0%.

“Consolidated Income Available for Debt Service” means, in each case calculated for the four complete calendar quarters preceding the date of determination, Consolidated Net Income (as defined below) of us and our consolidated subsidiaries plus amounts that have been deducted for but minus amounts that have been added for (a) Consolidated Interest Expense plus dividends on mandatorily redeemable or mandatorily convertible preferred stock and prepayment penalties included in GAAP interest expense, (b) provision for taxes of us and our consolidated subsidiaries based on income, (c) depreciation and amortization and all other non-cash items deducted for purposes of calculating Consolidated Net Income, (d) provision for gains and losses on sales or other dispositions of properties and other investments, (e) extraordinary items, (f) non-recurring or other unusual items, as determined by us in good faith, and (g) corporate, general and administrative expenses.

“Consolidated Interest Expense” means, for the four complete calendar quarters preceding the date of determination, the aggregate amount of interest expense for us and our consolidated subsidiaries for such period determined in accordance with GAAP, excluding any interest that is (i) payable in respect of Capital Stock, (ii) capitalized, or (iii) payable in a form other than cash.

“Consolidated Net Income” means, for the four complete calendar quarters preceding the date of determination, the amount of net income (or loss) of us and our subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Debt” means, as of any date, without duplication, any indebtedness of us or any of our subsidiaries, whether or not contingent, solely in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by a mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any such subsidiary (including indebtedness the payment of which has been deferred as of such date solely as a result of a forbearance agreement providing for a deferral of principal and/or reserves, but excluding interest deferred pursuant to any such forbearance agreement), or (iii) reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, but in the case of items of indebtedness incurred under (i) through (iii) above only to the extent that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with GAAP. The term “Debt” also includes, to the extent not otherwise included, any obligation of us or any of our subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than us or any such subsidiary), but excludes Capital Stock (as defined above) of Sotherly, us, or our subsidiaries. For more information about our forbearance agreements, see “Our Properties— Forbearance and loan modification arrangements.”

“Intercompany Debt” means Debt to which the only parties are Sotherly, any of its subsidiaries, us or any of our subsidiaries, or Debt owed to Sotherly arising from routine cash management practices, but only so long as such Debt is held solely by any of Sotherly, any of its subsidiaries, us and any of our subsidiaries.

“Non-Stabilized Asset” as of any date means any hotel asset owned by us, any of our subsidiaries or any Unconsolidated Entity that (i) is, or within the preceding 24 months has been, an Asset Under Renovation, or (ii) has, within the preceding 24 months, (a) completed a brand change, (b) been subject to an event, or a series of events, giving rise to a material casualty or (c) is in, or has completed, condemnation proceedings in respect of all or any part of such hotel asset.

“Non-Stabilized Asset Value” as of any date means the total “as-stabilized” value of all Non-Stabilized Assets as determined by an appraisal of each such Non-Stabilized Asset commissioned by us from a certified MAI appraiser dated within six (6) months prior to the date on which any new Debt is incurred as described above.

“Stabilized Asset” means any hotel asset owned by us, any subsidiary or any Unconsolidated Entity that does not constitute a Non-Stabilized Asset.

“Stabilized Asset Value” as of any date means the total value of all Stabilized Assets determined by dividing (i) Stabilized Consolidated Income Available for Debt Service by (ii) the Capitalization Rate.

“Stabilized Consolidated Income Available for Debt Service” means, for the four complete calendar quarters preceding the date of determination, our Consolidated Income Available for Debt Service, excluding any portion of Consolidated Income Available for Debt Service attributable to a Non-Stabilized Asset.

“Stabilized Consolidated Interest Expense” means, for the four complete calendar quarters preceding the date of determination, our Consolidated Interest Expense, excluding any portion of Consolidated Interest Expense relating to (i) Debt that is secured by a Non-Stabilized Asset or (ii) Debt incurred by joint ventures of which we own less than 50% of the ownership interest and/or voting power as of the date of determination.

“Unconsolidated Entity” means an entity, other than one of our consolidated subsidiaries, in which we own a direct or indirect interest that is accounted for under the equity method of accounting or the cost method of accounting.

“Weighted Average Life to Maturity” means, when applied to any Debt, at any date, the number of years obtained by dividing: (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Debt multiplied by the amount of such payment; by (2) the sum of all such payments.

Maintenance of Properties

We will cause all of our and our subsidiaries’ material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of these properties, all as in our judgment may be necessary so that the business carried on in connection with these properties may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries shall not be prevented from selling or otherwise disposing of for value their respective properties in the ordinary course of business.

Insurance

We will, and will cause each of our subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having an A.M. Best policy holder’s rating of not less than A-V.

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon the income, profits or property of us or any such subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of us or any subsidiary; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

Events of Default

The following will be “Events of Default” under the Indenture with respect to the notes:

•	default in the payment of any principal of or premium, if any, on or redemption price with respect to the notes when due;

•	default in the payment of any interest on the notes when due and payable, which continues for 30 days;

•	default under the merger covenant contained in the Indenture;

•	default in tendering payment for the notes upon a Change of Control Repurchase Event, when such payment remains unpaid 60 days after issuance of the requisite notice;

•	the guarantee of the Company is not (or is claimed by the Company not to be) in full force and effect;

•

default in the performance of any other obligation of the Operating Partnership or the Company contained in the Indenture or the notes or the guarantee, as applicable, which continues for 90 days after written notice from the trustee or the Holders of more than 25% of the aggregate outstanding principal amount of the notes;

•

an event of default, as defined in any bond, note, debenture or other evidence of Debt of Sotherly, us or any Significant Subsidiary in excess of $35,000,000 singly or in aggregate principal amount of such issues of such persons, whether such Debt exists now or is subsequently created, which becomes accelerated so as to be due and payable prior to the date on which the same would otherwise become due and payable and such acceleration(s) shall not have been annulled or rescinded within 30 days of such acceleration or the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; provided, however, that if such event of default, acceleration(s) or payment default(s) are contested by us, a final and non-appealable judgment or order confirming the existence of the default(s) and/or the lawfulness of the acceleration(s), as the case may be, shall have been entered;

•

any final and non-appealable judgment or order for the payment of money in excess of $35,000,000 singly, or in the aggregate for all such final judgments or orders against all such persons: (i) shall be rendered against Sotherly, us or any Significant Subsidiary and shall not be paid or discharged and (ii) there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed $35,000,000 during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and

•	specified events in bankruptcy, insolvency or reorganization of Sotherly, us or any Significant Subsidiary (as defined below) (each, a “Bankruptcy Event”).

“Significant Subsidiary” means each of our significant subsidiaries, if any, as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

Remedies if an Event of Default Occurs

If an Event of Default with respect to the outstanding notes occurs and is continuing (other than an Event of Default involving a Bankruptcy Event), the trustee or the Holders of not less than 25% in aggregate principal amount of the notes may declare the principal thereof, premium, if any, and all unpaid interest thereon to be due and payable immediately. If an Event of Default involving a Bankruptcy Event shall occur, the principal amount (or specified amount) of accrued and unpaid interest, if any, on all outstanding notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any Holder of outstanding notes.

At any time after the trustee or the Holders of the notes have accelerated the repayment of the principal, premium, if any, and all unpaid interest on the notes, but before the trustee has obtained a judgment or decree for payment of money due, the Holders of a majority in aggregate principal amount of outstanding notes may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

The Holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes, provided that (i) such direction is not in conflict with any rule of law or the Indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the Holders not joining therein. Before proceeding to exercise any right or power under the Indenture at the direction of the Holders, the trustee is entitled to receive from those Holders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A Holder of the notes will have the right to institute a proceeding with respect to the Indenture or for any remedy under the Indenture, if:

•	that Holder or Holders of not less than 25% in principal amount of the outstanding notes have given to the trustee written notice of a continuing Event of Default with respect to the notes;

•

such Holder or Holders have offered and, if requested, provided the trustee indemnification or security satisfactory to the trustee against the costs, expenses and liabilities incurred in connection with such request;

•	the trustee has not received from the Holders of a majority in principal amount of the outstanding notes a written direction inconsistent with the request within 60 days; and

•	the trustee fails to institute the proceeding within 60 days.

However, the Holder of a note has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such note on the respective due dates (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Holder.

Modification and Waiver

We and the trustee may modify and amend the Indenture or the notes without the consent of any Holder:

•	to cure any ambiguity, omission, defect or inconsistency,

•	to comply with covenants in the Indenture described above under the heading “—Consolidation, Merger and Sale of Assets,”

•	to provide for uncertificated securities in addition to or in place of certificated securities,

•	to surrender any of our rights or powers under the Indenture,

•	to add covenants or Events of Default for the benefit of the Holders,

•	to comply with the applicable procedures of the depositary,

•	to make any change that does not adversely affect the rights of any Holder,

•

to effect the appointment of a successor trustee with respect to the notes and to add to or change any of the provisions of the Indenture to provide for or facilitate administration by more than one trustee,

•	to comply with requirements of the SEC in order to maintain the qualification of the Indenture under the Trust Indenture Act of 1939,

•	to reflect the release of a guarantor of the notes in accordance with the terms of the Indenture, or

•	to add guarantors with respect to the notes or to secure any or all of the notes or the guarantees.

We may also modify and amend the Indenture with the consent of the Holders of at least a majority in principal amount of the outstanding notes. We may not make any modification or amendment without the consent of the Holders if that amendment will:

•	reduce the amount of Holders who must consent to an amendment, supplement or waiver,

•	reduce the rate of or extend the time for payment of interest (including default interest) on the notes,

•

reduce the principal of or premium on, or change the fixed maturity of, the notes, or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to the notes,

•

waive a Default or Event of Default in the payment of the principal of, or any premium or interest on, the Notes (except a rescission of acceleration of the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration),

•	make the principal of, or any premium or interest on, the notes payable in any currency other than U.S. dollars,

•

make any change to certain provisions of the Indenture relating to, among other things, the right of Holders to receive payment of the principal of, or any premium and interest on, the notes and to institute suit for the enforcement of any such payment and to waivers or amendments,

•	waive a redemption payment with respect to the notes, or

•	release any guarantor other than as provided in the Indenture or modify the guarantee in any manner adverse to the Holders.

Except for certain specified provisions, the Holders of at least a majority in principal amount of the outstanding notes may on behalf of the Holders of all notes waive our compliance with provisions of the Indenture. The Holders of a majority in principal amount of the outstanding notes may on behalf of the Holders of all of the notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, or any premium or interest on, the notes; provided, however, that the Holders of a majority in principal amount of the outstanding notes may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The Indenture will provide that we may be discharged from any and all obligations in respect of the notes (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, any premium and interest on, the notes on the stated maturity of those payments in accordance with the terms of the Indenture and the notes.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service, or IRS, a ruling or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The Indenture will provide that, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “—Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the Indenture, as well as the covenants described under the heading “—Certain Covenants,” and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the notes, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, any premium and interest on, and any mandatory sinking fund payments in respect of the notes on the stated maturity of those payments in accordance with the terms of the Indenture and the notes, and

•

delivering to the trustee an opinion of counsel to the effect that the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the Event of Default. In such a case, we would remain liable for those payments.

The Registrar and Paying Agent

We will initially designate the trustee as the registrar and paying agent for the notes. Payments of interest and principal will be made, and the notes will be transferable, at the office of the paying agent, or at such other place or places as may be designated pursuant to the Indenture. For notes which we issue in book-entry form evidenced by a global security, payments will be made to a nominee of the depository.

No Personal Liability

The Indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the Indenture, or in any of the notes or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Operating Partnership or of any successor person thereof, but not including any obligations of Sotherly as guarantor under the Indenture. Each Holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Governing Law

The Indenture, the notes and the guarantee will be governed by the laws of the State of New York.

Listing

We have applied to list the notes on the NASDAQ® Global Market under the symbol “SOHOL.” If approved, we expect trading in the notes to begin within 30 days after the original issue date of the notes.

Book-Entry, Delivery and Form

We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee).

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and Holder of the notes for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or Holders under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a Holder.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described under the heading “Certificated Notes:”

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus to actions by Holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus to payments and notices to Holders will refer to payments and notices to DTC or Cede & Co., as the registered Holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except as provided under “—Certificated Notes.” To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee, nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the Indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. In addition, we and the trustee under the Indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a Holder under the Indenture, and you can only exercise the rights of a Holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue the notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•

we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an Event of Default has occurred and is continuing under the Indenture and a request for such exchange has been made; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee, upon our written request, will re-issue the notes in fully certificated registered form and will recognize the registered Holders of the certificated notes as Holders under the Indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus to actions by Holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus to payments and notices to Holders will refer to payments and notices to the depositary, as the registered Holder of the notes, for distribution to you in accordance with its policies and procedures.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF SOTHERLY’S CHARTER AND BYLAWS

The following description of certain provisions of Maryland law and of Sotherly’s charter and bylaws is only a summary. For a complete description, we refer you to Maryland law and Sotherly’s charter and bylaws. We have filed Sotherly’s charter and bylaws as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Sotherly’s Board of Directors

Sotherly’s bylaws provide that the number of Sotherly’s directors may be established by its board of directors. Sotherly currently has seven directors. The board of directors may increase or decrease the number of directors by a vote of a majority of the members of the board of directors, provided that the number of directors shall never be less than the minimum number required by Maryland law, nor more than fifteen (15), and that the tenure of office of a director shall not be affected by any decrease in the number of directors. Except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, or, if no directors remain, by Sotherly’s stockholders. Any director elected to fill a vacancy shall serve for the remainder of the full term in which the vacancy occurred and until a successor is elected and qualifies.

At each annual meeting of stockholders, the holders of the common stock may vote to elect all of the directors on the board of directors. Holders of common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of common stock are able to elect all of the directors.

When distributions on any shares of Sotherly’s Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of Sotherly’s preferred stock shall be entitled to vote for the election of a total of two additional directors of Sotherly, at a special meeting or at the next annual meeting of stockholders and at each subsequent annual meeting of the stockholders until full cumulative distributions for all past unpaid periods are paid or declared and a sum sufficient for the payment thereof in cash is set aside. In addition, Sotherly may not make distributions with respect to any shares of its common stock, unless and until full cumulative distributions on the preferred stock for all past unpaid periods are paid or declared and a sum sufficient for the payment thereof in cash is set aside. As of June 30, 2021, Sotherly’s distribution on the shares of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are in arrears for six quarterly periods.

Removal of Directors

Subject to rights of holders of one or more classes or series of preferred stock, including Sotherly’s Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any future classes or series of preferred stock, to elect or remove one or more directors or the entire board of directors, Sotherly’s charter provides that a director may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of Sotherly’s directors, this provision, when coupled with the exclusive power of the board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who, directly or indirectly, beneficially owns 10.0% or more of the voting power of our stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

•

an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10.0% or more of the voting power of Sotherly’s then outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock.

A person is not an interested stockholder if Sotherly’s board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by Sotherly’s board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by Sotherly’s board of directors and approved by the affirmative vote of at least:

•	80.0% of the votes entitled to be cast by holders of Sotherly’s then outstanding shares of voting stock, voting together as a single group; and

•

two-thirds of the votes entitled to be cast by holders of Sotherly’s voting stock, voting together as a single group, other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if Sotherly’s common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Sotherly has opted out of the business combination provisions of the MGCL by resolution of Sotherly’s board of directors. However, Sotherly’s board of directors may, by resolution and without stockholders approval, opt into the business combination statute in the future.

Should Sotherly’s board opt in to the business combination statute, it may discourage others from trying to acquire control of Sotherly and increase the difficulty of consummating any transaction.

Control Share Acquisitions

Maryland law provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, or by officers or by directors who are Sotherly’s employees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, directly or indirectly, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel Sotherly’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including a written undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the acquiring person statement required by Maryland law, then, subject to certain conditions and limitations, Sotherly may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer may then vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by Sotherly’s charter or bylaws.

Sotherly’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of Sotherly’s shares of stock. Sotherly’s board of directors may amend its bylaws, without stockholder approval, so as to implement the control share acquisition statute in the future.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, Sotherly has elected to provide that vacancies on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in Sotherly’s charter and bylaws unrelated to Subtitle 8, Sotherly already (a) requires a two-thirds vote for the removal of any director from the board, (b) vests in the board the exclusive power to fix the number of directorships and (c) requires, unless called by the chairman of Sotherly’s board of directors, its president, chief executive officer or Sotherly’s board of directors, the request of the holders of a majority of outstanding shares to call for a special meeting.

Merger; Amendment of Charter

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter or merge with another entity unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Sotherly’s charter provides for approval by the holders of a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the charter, including, but not limited to, the provisions relating to removal of directors, that require the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. As permitted by the MGCL, Sotherly’s charter contains a provision permitting its directors, without any action by its stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that it has authority to issue.

Limitation of Liability and Indemnification

Sotherly’s charter limits the liability of its directors and officers for money damages to the maximum extent permitted by Maryland law.

Sotherly’s charter authorizes it to obligate itself, and Sotherly’s bylaws require it, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of Sotherly’s present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person by reason of his or her status as a present or former director or officer.

Maryland law permits Sotherly to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits Sotherly from indemnifying its present and former directors and officers for an adverse judgment in a derivative action. Maryland law requires it, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the director or officer to repay the amount reimbursed if the standard of conduct is not met.

Sotherly has entered into indemnification agreements with Sotherly’s directors and executive officers that provide for indemnification of such persons to the fullest extent permitted under Maryland law.

The partnership agreement of the Operating Partnership provides for indemnification of officers, directors and employees of the Operating Partnership, as well as its indemnification, along with its employees, officers and directors. See “Partnership Agreement.”

Insofar as the foregoing provisions permit indemnification of Sotherly’s directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Status

Sotherly’s charter provides that its board of directors may revoke or otherwise terminate our REIT election, without the approval of its stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

Dissolution

Pursuant to Sotherly’s charter, and subject to the provisions of any of Sotherly’s classes or series of shares of stock then outstanding and the approval by a majority of the entire board of directors, Sotherly’s stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Advance Notice of Director Nominations and New Business

Sotherly’s bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to Sotherly’s board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to Sotherly’s notice of the meeting;

•	by or at the direction of Sotherly’s board of directors; or

•

by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in Sotherly’s bylaws.

With respect to special meetings of stockholders, only the business specified in Sotherly’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to Sotherly’s board of directors may be made only:

•	pursuant to Sotherly’s notice of the meeting;

•	by or at the direction of Sotherly’s board of directors; or

•

provided that Sotherly’s board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in Sotherly’s bylaws.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Sotherly’s Charter and Bylaws

Sotherly’s board of directors may rescind the resolution opting out of the business combination statute or repeal the bylaw opting-out of the control share acquisition statute without stockholder approval. If the business combination provisions or control share provisions become applicable to Sotherly, those provisions, in addition to the provisions in Sotherly’s charter regarding removal of directors and the restrictions on the transfer of shares of stock and the advance notice provisions of Sotherly’s bylaws could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of the common stock or otherwise be in their best interest.

PARTNERSHIP AGREEMENT

The following description of certain terms of the agreement of limited partnership of the Operating Partnership is only a summary. For a complete description, we refer you to the Agreement of Limited Partnership of Sotherly Hotels LP, as amended, a copy of which is an exhibit to the registration statement of which this prospectus is a part.

Management

The Operating Partnership was formed on August 19, 2004 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. Pursuant to the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), Sotherly Hotels Inc., as general partner of the Operating Partnership, has, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the Operating Partnership’s line of business and distribution policies.

The Partnership Agreement does not require the partners of the Operating Partnership to hold an annual meeting and the Operating Partnership does not intend to hold annual meetings of the partners, given the general partner’s management responsibility and discretion.

Transferability of Interests

Sotherly may not voluntarily withdraw from the Operating Partnership or transfer or assign its interest in the Operating Partnership or engage in any transaction which would result in a change of control of Sotherly unless:

•	We receive the consent of limited partners holding more than 50.0% of the partnership interests of the limited partners (other than those held by the general partner or any subsidiary);

•

The consent of limited partners (including the general partner or any subsidiary) holding more than 66.7% of the percentage interests of the limited partnership interests (including those held by the general partner or any subsidiary) is obtained and as a result of such transaction all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the product of the conversion factor and the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of Sotherly’s common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50.0% of the outstanding shares of Sotherly’s common stock, each holder of units shall be given the option to exchange its units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer shares of Sotherly’s common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•

The consent of limited partners (including the general partner or any subsidiary) holding more than 66.7% of the percentage interests of the limited partnership interests (including those held by the general partner or any subsidiary) is obtained and Sotherly is the surviving entity in the transaction and either (A) Sotherly’s stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than any subsidiary of the general partner) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the product of the conversion factor and the greatest amount of cash, securities or other property received in the transaction by Sotherly’s stockholders.

•

In addition, in the event of a change of control of Sotherly, the limited partners will have the right, for a period of 30 days following the change of control event, to cause the Operating Partnership to redeem all of the units held by the limited partners for a cash amount equal to the cash redemption amount otherwise payable upon redemption pursuant to the Partnership Agreement.

Sotherly also may (i) transfer all or any portion of its general partnership interest to an affiliate of the general partner, and following such transfer, may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which Sotherly’s common stock is listed.

Limited partners may not transfer their units without Sotherly’s written consent as general partner.

Capital Contribution

As of June 30, 2021, Sotherly owns a 1.0% interest as general partner and an approximately 92.5% interest as limited partner in the Issuer. The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time in excess of funds available to the Operating Partnership from borrowing or capital contributions, Sotherly may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership. Under the Partnership Agreement, Sotherly is obligated to contribute the proceeds of any offering of shares of stock as additional capital to the Operating Partnership. Sotherly is authorized to cause the Operating Partnership to issue partnership interests for less than fair market value if Sotherly has concluded in good faith that such issuance is in both the Operating Partnership’s and Sotherly’s best interests. If Sotherly contributes additional capital to the Operating Partnership, it will receive additional units and Sotherly’s percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by Sotherly. In addition, if Sotherly contributes additional capital to the Operating Partnership, we will revalue the property of the Operating Partnership to its fair market value (as determined by Sotherly) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Partnership Agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The Series B, Series C and Series D Preferred Interests held by the General Partner in connection with the issuance of Sotherly’s Series B, Series C and Series D Preferred Stock include a right to receive special distributions and preferred distributions. The Operating Partnership may issue additional preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the Operating Partnership, including the partnership interests Sotherly owns as the general partner.

Redemption Rights

Pursuant to the Partnership Agreement, the limited partners received redemption rights which enable them to cause the Issuer to redeem their units in exchange for cash or, at Sotherly’s option, shares of common stock of Sotherly. The cash redemption amount per unit is based on the average of the market price of Sotherly’s common stock for the 10 trading days immediately preceding the notice of redemption. The number of shares of Sotherly’s common stock issuable upon redemption of units held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of Sotherly’s common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the stock ownership limit in Sotherly’s charter;

•	result in shares of Sotherly’s common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in Sotherly being “closely held” within the meaning of Section 856(h) of the Code;

•

cause Sotherly to own, actually or constructively, 10.0% or more of the ownership interests in a tenant of Sotherly’s, the Operating Partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code other than a taxable REIT subsidiary if the requirements of Section 856(d)(8)(B) of the Code are satisfied;

•	cause any of our hotel management companies to fail to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code; or

•

cause the acquisition of Sotherly’s common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

Sotherly may, in its sole and absolute discretion, waive any of these restrictions.

With respect to the units issued in connection with the acquisition of our initial properties, the redemption rights may be exercised by the limited partners at any time after the first anniversary of our acquisition of these properties; provided, however, unless Sotherly otherwise agrees:

•

a limited partner may not exercise the redemption right for fewer than 1,000 units or, if such limited partner holds fewer than 1,000 units, the limited partner must redeem all of the units held by such limited partner;

•

a limited partner may not exercise the redemption right for more than the number of units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock of Sotherly in excess of the ownership limitation in Sotherly’s charter; and

•	a limited partner may not exercise the redemption right more than two times annually.

The aggregate number of shares of the Sotherly’s common stock issuable upon exercise of the redemption rights is 1,166,401. The number of shares of the Sotherly’s common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.

The Partnership Agreement requires that the Operating Partnership be operated in a manner that enables Sotherly to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with Sotherly’s retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership generally will pay all of the Company’s administrative costs and expenses, including:

•	all expenses relating to Sotherly’s continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•

all expenses associated with the preparation and filing of any of Sotherly’s and the Operating Partnership’s periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with Sotherly’s compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of Sotherly’s other operating or administrative costs incurred in the ordinary course of business on behalf of the Operating Partnership.

These expenses, however, do not include any of Sotherly’s administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by Sotherly directly rather than by the Operating Partnership or its subsidiaries.

Distributions

The Partnership Agreement provides that the Operating Partnership will distribute cash at such time and in such amounts as determined by Sotherly in its sole discretion, to Sotherly and the limited partners in accordance with their respective percentage interests in the Operating Partnership. Furthermore, the Partnership Agreement provides that the Operating Partnership shall distribute amounts sufficient to enable Sotherly to pay stockholder dividends that will allow Sotherly to meet the distribution requirements to qualify as a REIT and avoid any federal income or excise tax liability.

Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to Sotherly and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to Sotherly and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b), 704(c) and 706 of the Code and Treasury regulations promulgated thereunder. The Operating Partnership expects to use the “traditional method” under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with the offering for which the fair market value differs from the adjusted tax basis at the time of contribution.

Term

The Operating Partnership has perpetual duration unless dissolved upon:

•	Sotherly’s bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all units (other than those held by Sotherly, if any); or

•	an election by Sotherly in its capacity as the general partner.

Tax Matters

Pursuant to the Partnership Agreement, Sotherly has authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

Indemnification

Subject to any terms, conditions or restrictions set forth in the Operating Partnership’s partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The Partnership Agreement generally requires the Operating Partnership to indemnify Sotherly and the directors, officers and employees of Sotherly, and any affiliates of either Sotherly or the Operating Partnership and certain other specific persons to the fullest extent permitted by the law against all losses, claims, damages, liabilities, including reasonable legal fees and expenses, or similar events except for those which arise from bad faith, improper receipt of a personal benefit or where there was reasonable knowledge that the act or omission leading to the activity was unlawful.

Sotherly provides insurance from a commercial carrier against certain liabilities that could be incurred by Sotherly’s directors and officers.

Insofar as the foregoing provisions permit indemnification of Sotherly’s directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences that a holder of the notes may consider relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax consequences. Baker & McKenzie LLP has acted as our tax counsel, has reviewed this discussion, and is of the opinion that this discussion is accurate in all material respects. The following discussion is based upon the Code, current, temporary and proposed U.S. Treasury regulations issued under the Code (collectively the “Treasury Regulations”), the legislative history of the Code, IRS rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	a broker-dealer or a dealer in securities or currencies;

•	an S corporation;

•	a bank, thrift or other financial institution;

•	a regulated investment company or a real estate investment trust;

•	controlled foreign corporations or passive foreign investment companies;

•	an insurance company;

•	a tax-exempt organization;

•	a person subject to the alternative minimum tax provisions of the Code;

•	a person holding the notes as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	a partnership or other pass-through entity;

•	a person deemed to sell the notes under the constructive sale provisions of the Code;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the notes in this offering for cash at their “issue price” (as defined below in “U.S. Holders – Original Issue Discount”) and that hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, “U.S. Holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

THIS SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

A U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount

If the issue price of a note is less than its stated redemption price at maturity, then the note will be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes unless the difference between the note’s issue price and its stated redemption price at maturity is less than a statutory de minimis amount, as defined below. Generally, the “issue price” of a note is the first price at which a substantial amount of the issue is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a note is the total of all payments to be made under the note other than qualified stated interest (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments). The stated interest on the notes will qualify as qualified stated interest, and the stated redemption price at maturity will equal the principal amount of the notes.

If the notes are issued with OID, a U.S. Holder generally will be required to include such OID in income as it accrues on a constant yield basis in advance of the receipt of cash payments to which such income is attributable. Under the constant yield method, a U.S. Holder must include in income in each taxable year the sum of the daily portions of OID for each date on which the U.S. Holder held the note during the taxable year, regardless of the U.S. Holder’s method of accounting for U.S. federal income tax purposes. The constant yield method generally requires U.S. Holders to include in income increasingly greater amounts of OID in successive accrual periods. A U.S. Holder’s tax basis in a note is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.

The amount of OID on the notes is de minimis if it is less than 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity. Rather than being characterized as interest, any payment attributable to such de minimis OID is characterized as if it were gain from the sale of the notes, and a pro rata amount of such de minimis OID must be included in income as principal payments are received on the notes.

Additional Amounts

Upon the occurrence of certain events, we may be required to make certain payments in excess of stated interest and the principal amount of the notes. These contingencies may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional amounts will have to be paid. Assuming such position is respected, any amounts paid to a U.S. Holder pursuant to any such redemption would be taxable as described below in “U.S. Holders-Sale or Other Taxable Disposition of the Notes.” This position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a holder’s income and the timing of our deductions with respect to the notes. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below concerning backup withholding and FATCA (as defined below), a U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note (or a portion thereof) generally will be the U.S. Holder’s cost therefor decreased by any payment on the note other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the note has been held for more than one year, such capital gain may be subject to reduced federal income tax rates. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain individuals, trusts and estates are subject to a Medicare tax of 3.8% on the lesser of (i) “net investment income,” or (ii) the excess of modified adjusted gross income over a threshold amount. Net investment income generally includes interest income and net gains from the disposition of notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the Medicare tax on their ownership and disposition of notes in light of their individual circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the notes or proceeds upon the sale or other disposition of such notes (including a redemption or retirement of the notes). Certain holders (including, among others, corporations and certain tax-exempt organizations who, when required, demonstrate their exempt status) generally are not subject to information reporting or backup withholding. In general, if a non-corporate U.S. Holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding at the applicable rate may apply. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number, or “TIN,” which, for an individual is ordinarily his or her social security number;

•	the IRS notifies the payor that such holder furnished an incorrect TIN;

•	in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends;

•

in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding; or

•	such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

For purposes of this discussion, “Non-U.S. Holder” means a beneficial owner of the notes that is not a “U.S. Holder.” Special rules may apply to holders that are partnerships or entities treated as partnerships for U.S. federal income tax purposes and to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them, including any reporting requirements.

Interest

Interest paid to a Non-U.S. Holder on the notes will not be subject to U.S. federal withholding tax provided that:

•	such holder does not directly or indirectly, actually or constructively own a 10% or greater interest in our capital or profits;

•	such holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	such holder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the following applies:

(i)

the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a U.S. person within the meaning of the Code and provides its name and address,

(ii)

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides us or our paying agent with a copy of such statement or

(iii)	the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

A Non-U.S. Holder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. “permanent establishment”) (as discussed below under “Non-U.S. Holders - U.S. Trade or Business”) and the holder provides us with a properly executed IRS Form W-8ECI (or applicable successor form).

If a Non-U.S. Holder does not satisfy the requirements above, interest paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the United States and the Non-U.S. Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a Non-U.S. Holder must generally complete an applicable IRS Form W-8 (i.e., IRS Form W-8BEN) (or applicable successor form) and claim the reduction or exemption on the form.

Additional Amounts

Upon the occurrence of certain events, we may be required to make certain payments in excess of stated interest and the principal amount of the notes. Such payments may be treated as interest or as other income subject to U.S. federal withholding tax. A Non-U.S. Holder that is subject to U.S. federal withholding tax should consult its tax advisors as to whether it can obtain a refund for all or a portion of any amounts withheld.

Sale or Other Taxable Disposition of the Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note so long as (1) the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder) and (2) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition or certain other requirements are not met. A Non-U.S. Holder who is an individual and does not meet this exemption should consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such holder’s gain realized on the sale, exchange, redemption, retirement or other disposition of a note.

U.S. Trade or Business

If interest paid on a note or gain from a disposition of a note is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which such amounts are generally attributable), the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. A Non-U.S. Holder that is a non-U.S. corporation may be subject to an additional “branch profits tax” equal to 30% of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain from a disposition of a note will be included in effectively connected earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding generally will not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a Non-U.S. Holder of a note if the holder certifies as to its non-U.S. status in the manner described above under “Non-U.S. Holders – Interest.” However, information reporting generally will still apply with respect to payments of interest.

Payments of the proceeds from a disposition by a Non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments, if the broker has certain enumerated connections with the U.S., provided, however, that such information reporting will not apply if the broker has documentary evidence in its records that the Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption from information reporting.

Payment of the proceeds from a disposition by a Non-U.S. Holder of a note made to or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status in the manner described above under “Non-U.S. Holders - Interest” or otherwise establishes an exemption from information reporting and backup withholding.

A Non-U.S. Holder should consult its tax advisor regarding the application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other party) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

FATCA

Withholding taxes may be imposed under the provisions of the Code generally known as the Foreign Account Tax Compliance Act (“FATCA”), on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest on, or (subject to proposed U.S. Treasury Regulations as discussed below) gross proceeds from the sale or disposition of, the notes paid to a “foreign financial institution” or a “nonfinancial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner (by providing an IRS Form W-8BEN-E or other applicable IRS form) or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E or other applicable IRS form). If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such.

Under the applicable Treasury regulations, withholding under FATCA generally applies to payments of interest on the notes from such notes’ date of issuance. Currently effective, proposed U.S. Treasury Regulations have been issued that, when finalized, will provide for the repeal of the 30% withholding tax that would have applied to all payments of gross proceeds from the sale, exchange or disposition of stock, bonds, or other property that could give rise to dividends or interest. In the preamble to the proposed U.S. Treasury Regulations, the government provided that taxpayers may rely upon this repeal until the issuance of final U.S. Treasury Regulations.

Non-U.S. Holders are urged to consult with their tax advisors regarding the application of FATCA to their ownership of the notes. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. If payment of this withholding tax is made, holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such interest or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction, if any.

Prospective investors are encouraged to consult with their tax advisors regarding the possible implications of FATCA on an investment in notes in light of such holders’ individual circumstances.

General Tax Considerations Relating to Our Structure

The Operating Partnership is organized as a Delaware limited partnership. The Operating Partnership is treated as a partnership for U.S. federal income tax purposes and not as an association taxable as a corporation. As a partnership, the Operating Partnership is not subject to tax at the entity level. Instead, each of the Operating Partnership’s partners includes such partner’s allocable share of the Operating Partnership’s items of taxable income, gains, losses, deductions and credits in determining such partner’s taxable income, whether or not the Operating Partnership makes distributions to such partner.

Section 7704 of the Code provides that a “publicly traded partnership” shall be treated as a corporation for U.S. federal income tax purposes unless such partnership has met and continues to meet certain requirements regarding the types of gross income received by such partnership. Section 7704 of the Code defines “publicly traded partnership” as any partnership if interests in such partnership are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. We have conducted our affairs and activities, and intend to continue to conduct our affairs and activities, in a manner to ensure that the Operating Partnership will not be treated as a publicly traded partnership. If the Operating Partnership were treated as a publicly traded partnership and thus is taxable as a corporation, the Operating Partnership would pay U.S. federal income tax at corporate rates on its net income, and distributions to its partners in general would be dividends to the extent of the Operating Partnership’s earnings and profits, with distributions in excess thereof being treated first as a return of capital and thereafter as capital gain.

In the opinion of Baker & McKenzie LLP, the Operating Partnership has been properly treated as a partnership for U.S. federal income tax purposes, and not as a “publicly traded partnership” within the meaning of Section 7704 of the Code, commencing with its taxable year ended December 31, 2004. However, we have not sought, and will not seek, a ruling from the IRS that the Operating Partnership is treated as a partnership for U.S. federal income tax purposes.

Under Section 704(b) of the Code, a partnership’s tax allocations generally will be respected for U.S. federal income tax purposes if they have “substantial economic effect” or they are in accordance with the partners’ interests in the partnership. If a partnership’s allocations do not comply with Section 704(b) of the Code, the IRS may reallocate partnership tax items in accordance with the interests of the partners in the partnership. We believe that the Operating Partnership’s allocations should be respected for U.S. federal income tax purposes.

General Considerations Regarding Sotherly’s REIT Status

The Operating Partnership’s sole general partner is Sotherly. Sotherly was incorporated as a Maryland corporation in August 2004, and elected to be taxable as a REIT commencing with its taxable year ending December 31, 2004. Sotherly conducts all of its activities and holds all of its assets through the Operating Partnership. As a REIT, Sotherly receives a dividends paid deduction for amounts that it distributes to its stockholders. Accordingly, Sotherly generally is not subject to U.S. federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a non-REIT “C” corporation.

The Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof. If a partnership, including any entity that is treated as a partnership for federal income tax purposes, holds Sotherly’s common stock, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

REIT Qualification

Sotherly elected to be taxable as a REIT commencing with its taxable year ending December 31, 2004. This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders, which are highly technical and complex. Sotherly has conducted its business operations each taxable year since its formation in 2004 in conformity with the requirements for REIT qualification, and Sotherly intends to operate its business operations in conformity with these requirements so as to maintain its status as a REIT. In the opinion of Baker & McKenzie LLP, Sotherly has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT for its taxable years ended December 31, 2004 through December 31, 2020, and Sotherly’s organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2021 and thereafter. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in Sotherly’s circumstances, however, no assurance can be given that Sotherly will be able to maintain its REIT status for any particular year.

Maintenance of REIT status depends on Sotherly’s ability to meet various qualification requirements imposed upon REITs by the Code, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership. Sotherly’s ability to maintain REIT status also depends on its satisfaction of certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by Sotherly. Precise values for such assets may not be readily determinable or available. While Sotherly intends to continue to operate in conformity with the REIT requirements and in a manner that will allow it to maintain its REIT status, no assurance can be given that the actual results of Sotherly’s operations for any taxable year will allow it to satisfy such requirements or that Sotherly will be able to maintain its status as a REIT.

Taxation of Sotherly

As a REIT, Sotherly generally is not subject to U.S. federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a non-REIT “C” corporation. However, Sotherly is subject to U.S. federal tax as follows:

1.

Sotherly is subject to tax at regular corporate rates on any undistributed “REIT taxable income” which is the taxable income of a REIT subject to specified adjustments, including a deduction for dividends paid.

2.

If Sotherly has (a) net income from the sale or other disposition of “foreclosure property” (including foreign currency gain that is attributable to otherwise permitted income from foreclosure property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, Sotherly is subject to tax at the highest corporate rate on such income. Foreclosure property generally is property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property.

3.

If Sotherly has net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, generally other than foreclosure property and property involuntarily converted, such income is subject to a 100.0% penalty tax.

4.

If Sotherly fails to satisfy the 75.0% gross income test or the 95.0% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements have been met,

Sotherly is subject to a 100.0% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which it fails the 75.0% gross income test or the 95.0% gross income test multiplied by (b) a fraction intended to reflect Sotherly’s profitability.

5.

If Sotherly fails to satisfy the asset test (as discussed below) but nonetheless maintains its qualification as a REIT because certain other requirements have been met, Sotherly may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day Sotherly disposes of the assets (or otherwise satisfies the requirements for maintaining REIT qualification).

6.

If Sotherly fails to satisfy one or more requirements for REIT qualification, other than the 95.0% and 75.0% gross income tests and other than the asset test, but nonetheless maintains its qualification as a REIT because certain other requirements have been met, Sotherly may be subject to a $50,000 penalty for each failure.

7.

If Sotherly fails to distribute (or is deemed to have distributed) during each calendar year at least the sum of (1) 85.0% of its ordinary income for such year, (2) 95.0% of its capital gain net income for such year, and (3) any undistributed taxable income from prior periods, Sotherly is subject to a nondeductible 4.0% excise tax on the excess of such required distribution over the amounts distributed (or deemed distributed).

8.

If Sotherly acquires any appreciated assets from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the assets in its hands is determined by reference to the basis of the assets (or any other property) in the hands of the C corporation, Sotherly may be subject to tax on such appreciation at the highest corporate income tax rate then applicable to the extent it recognizes gain on a disposition of such assets during the 5-year period following their acquisition from the non-REIT C corporation. This tax is referred to as the “Built-in Gains Tax.” The Built-in Gains Tax would not apply if the asset acquired in such manner was exchanged for a replacement property in a qualifying exchange under Code Section 1031. However, a taxable sale of the replacement property within that same 5-year period would be subject to the Built-in Gains Tax.

9.	Sotherly may be subject to a 100.0% excise tax if its dealings with its taxable REIT subsidiaries, defined below, are not at arm’s length.

10.	Any earnings of a taxable REIT subsidiary will effectively be subject to a corporate-level tax.

11.

Sotherly may elect to retain and pay federal income tax on its net long-term capital gain, in which case a stockholder would include its proportionate share of Sotherly’s undistributed long-term capital gain in its income, would be allowed a credit for its proportionate share of the tax deemed to have paid, and an adjustment would be made to increase the stockholder’s tax basis in its Sotherly common stock.

Requirements for REIT Qualification

Organizational Requirements

An entity must satisfy the following requirements in order to qualify as a REIT under the Code: (1) it must be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code, (2) it must elect to be taxed as a REIT and satisfy relevant filing and other administrative requirements, (3) it must be managed by one or more trustees or directors, (4) its beneficial ownership must be evidenced by transferable shares or by transferable certificates of beneficial interest, (5) it must not be a financial institution or an insurance company subject to special provisions of the federal income tax laws, (6) it must use a calendar year for U.S. federal income tax purposes, (7) it must have at least 100 beneficial owners for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months and (8) it must not be closely held (i.e., at any time during the last half of any taxable year, more than 50.0% in value of its outstanding capital stock must not be owned, directly or indirectly through the application of certain attribution rules, by five or fewer “individuals,” as such term is defined in the Code to include certain entities).

To monitor compliance with the stock ownership requirements, a REIT is generally required to maintain records regarding the actual ownership of its common stock. A REIT must demand written statements each year from the record holders of 5.0% or more of its common stock (or such lesser percentage as is required by applicable Treasury Regulations) pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by the REIT). A REIT must maintain a list of those persons failing or refusing to comply with this demand as part of its records. A REIT could be subject to monetary penalties if it fails to comply with these record-keeping requirements. A stockholder that fails or refuses to comply with the demand is required by the Treasury Regulations to submit a statement with its tax return disclosing such stockholder’s actual ownership of the REIT’s common stock and other information. If in any taxable year a REIT did not know, and with the exercise of reasonable diligence could not have known, that it failed to meet the requirement that it cannot be closely held, the REIT will be treated as having met such requirement for such taxable year.

Sotherly has complied with the organizational and record-keeping requirements described above for each taxable year since its formation, and it intends to continue to comply with these requirements in order to maintain its status as a REIT.

Asset Tests

At the close of each quarter of its taxable year, Sotherly generally must satisfy three tests relating to the nature of its assets. First, at least 75.0% of the value of Sotherly’s total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us). Second, although the remaining 25.0% of its assets generally may be invested without restriction, securities in this class generally may not exceed (1) 5.0% of the value of its total assets as to any one nongovernment issuer, (2) 10.0% of the outstanding voting securities of any one issuer, or (3) 10.0% of the value of the outstanding securities of any one issuer. Third, not more than 20.0% of the total value of its assets can be represented by securities of one or more taxable REIT subsidiaries. Securities for purposes of the above 5.0% and 10.0% asset tests may include debt securities, including debt issued by a partnership.

Debt of an issuer will not count as a security for purposes of the 10.0% value test if the security qualifies for any of a number of applicable exceptions, for example, as “straight debt,” as specially defined for this purpose to include certain debt issued by partnerships, and to include certain other debt that is not considered to be abusive and that presents minimal opportunity to share in the business profits of the issuer. Solely for purposes of the 10.0% value test, a REIT’s interest in the assets of a partnership will be based upon the REIT’s proportionate interest in any securities issued by the partnership (including, for this purpose, the REIT’s interest as a partner in the partnership and any debt securities issued by the partnership, but excluding any securities qualifying for the “straight debt” or other exceptions described above), valuing any debt instrument at its adjusted issue price.

After initially meeting the asset tests at the close of any quarter, Sotherly will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Sotherly fails to satisfy the asset tests because it acquires securities during a quarter, Sotherly can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If Sotherly fails the 5.0% asset test or the 10.0% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, it may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which its identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1.0% of the total value of its assets at the end of the relevant quarter or $10,000,000. If Sotherly fails any of the other asset tests, or its failure of the 5.0% and 10.0% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following its identification of the failure, filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, Sotherly is permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which its identification of the failure to satisfy the REIT asset test occurred, including the disposition of sufficient assets to meet the asset tests and paying a tax equal to the greater of (1) $50,000 or (2) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21.0%).

Sotherly has complied with the foregoing REIT asset tests each tax year since its election to be taxable as a REIT, and it intends to monitor compliance with such tests on an ongoing basis. We can provide no assurance, however, that the IRS will agree with Sotherly’s determinations in this regard. To the extent that Sotherly fails one or more of the asset tests and does not fall within any of the safe harbors described above, Sotherly may fail to maintain its REIT status.

Gross Income Tests

To maintain its qualification as a REIT, Sotherly must satisfy two gross income tests each year. First, at least 75.0% of its gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as “qualified temporary investment income,” (i.e., income that is attributable to temporary investments in stock and debt securities of new capital proceeds from stock issuances and public debt offerings and that is received in the one-year period beginning on the date new capital is received). Second, at least 95.0% of Sotherly’s gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from sources of income that qualify under the 75.0% gross income test and other dividends, interest, gain from the sale or disposition of stock or securities, and certain other categories of income.

Rents will qualify as “rents from real property” in satisfying the gross income tests only if several conditions are met, including the following:

•

The rent must not be based in whole or in part on the income or profits of any person. An amount will not be disqualified, however, solely by being based on a fixed percentage or percentages of receipts or sales or, if it is based on the net income or profits of a lessee which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by Sotherly.

•

If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property if it exceeds 15.0% of the total rent received under the lease.

•

For rents received to qualify as rents from real property, Sotherly generally must not operate or manage the property or furnish or render certain services to the lessees of such property, other than through an “independent contractor,” as defined in the Code, who is adequately compensated and from which Sotherly derives or receives no income or through a taxable REIT subsidiary. Sotherly is permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Additionally, Sotherly may directly or indirectly provide non-customary services to lessees of its properties without disqualifying all of the rents from the property if the gross income from such services does not exceed 1.0% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property, and the provision of the services does not disqualify all of the rents from treatment as rents from real property. For purposes of this test, gross income received from such non-customary services is deemed to be at least 150.0% of the direct cost of providing the services. Sotherly is permitted to provide services to lessees through a taxable REIT subsidiary without disqualifying the rental income received from lessees as rents from real property.

•

Rental income will not qualify as rents from real property if Sotherly directly or indirectly (through application of certain constructive ownership rules) owns (i) in the case of any lessee which is a corporation, stock possessing 10.0% or more of the total combined voting power of all classes of stock entitled to vote, or 10.0% or more of the total value of shares of all classes of stock, of such lessee or (ii) in the case of any lessee which is not a corporation, an interest of 10.0% or more in the assets or net profits of such lessee. Rental payments from a taxable REIT subsidiary, however, will qualify as rents from real property even if Sotherly owns more than 10.0% of the total value or combined voting power of the taxable REIT subsidiary if (i) at least 90.0% of the property is leased to unrelated lessees and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated lessees for comparable space or (ii) the property is a “qualified lodging facility” or a “qualified health care facility” and certain additional requirements are satisfied.

Sotherly has complied with the foregoing REIT gross income tests each taxable year since its election to be taxable as a REIT, and the bulk of its income has primarily consisted of rents from real property. None of the rents under its leases has been based on the income or profits of any person, and none of the rents that Sotherly has received and which are attributable to personal property has exceeded 15.0% of the total rents received under any lease. Furthermore, all or most of the services performed with respect to Sotherly’s properties have been services that are usually or customarily rendered in connection with the rental of real property and not rendered to the occupant(s) of such property. Sotherly intends to monitor compliance with the REIT gross income tests on an ongoing basis but we can provide no assurances that the actual future sources of Sotherly’s income will allow it to continue to satisfy these tests.

Even if Sotherly were to fail to satisfy one or both of the 75.0% gross income test and the 95.0% gross income test for any taxable year, it may still qualify as a REIT for that year if it is eligible for relief under specific provisions of the Code. These relief provisions generally will be available if (1) Sotherly’s failure to meet these tests was due to reasonable cause and not due to willful neglect; (2) Sotherly attaches a schedule of its income sources to its federal income tax return; and (3) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, Sotherly would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable, Sotherly will not qualify as a REIT. Even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which Sotherly fails to satisfy the particular gross income test.

Annual Distribution Requirements

To qualify as a REIT, Sotherly is required to distribute to its stockholders each year in an amount equal to at least (1) the sum of (a) 90.0% of its REIT taxable income (computed without regard to the dividends paid deduction and its net capital gain) and (b) 90.0% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of non-cash income over 5.0% of its REIT taxable income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Sotherly timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to Sotherly’s prior taxable year for purposes of the 90.0% distribution requirement.

To the extent that Sotherly does not distribute all of its REIT taxable income, Sotherly will be subject to tax on the undistributed amount at regular corporate tax rates, as the case may be. However, Sotherly can elect to “pass through” any of the taxes paid on its undistributed net capital gain income to its stockholders on a pro rata basis. Furthermore, if Sotherly should fail to distribute during each calendar year at least the sum of (1) 85.0% of its ordinary income for such year, (2) 95.0% of its capital gain net income for such year, and (3) any undistributed taxable income from prior periods, Sotherly would be subject to a non-deductible 4.0% excise tax on the excess of such required distribution over the sum of the amounts distributed (including any deemed distribution of net capital gain). For these and other purposes, dividends that Sotherly declares in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by Sotherly and received by the stockholder during such taxable year, provided that the dividend is actually paid by Sotherly by January 31 of the following taxable year.

If Sotherly fails to meet the distribution requirements as a result of an adjustment to its tax return by the IRS or it determines that it understated income on a filed return, Sotherly may be able to retroactively cure the failure by paying a “deficiency dividend” (plus applicable penalties and interest) within a specified period.

Commencing with its taxable year ended December 31, 2004, Sotherly has satisfied the annual distribution requirements described above. It is possible, however, that in the future Sotherly may not have sufficient cash or other liquid assets to meet the distribution requirements, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing its REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, Sotherly may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the distribution requirements, Sotherly will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary and feasible, will borrow funds or issue stock to satisfy the distribution requirement.

Qualified REIT Subsidiaries

For purposes of the requirements described herein, any corporation Sotherly owns that is a qualified REIT subsidiary will not be treated as a corporation separate from Sotherly and all of its assets, liabilities and items of income, deduction and credit will be treated as Sotherly’s assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by a REIT.

Ownership of Partnership Interests

A REIT that is a partner in an entity treated as a partnership for federal tax purposes is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described herein. Accordingly, Sotherly’s proportionate share of the assets, liabilities and items of income of the Operating Partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which it directly or indirectly (through other such entities) owns an interest, will be treated as its assets, liabilities and items of income.

Taxable REIT Subsidiaries

A REIT is permitted to own up to 100.0% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35.0% or more of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of the parent REIT. A taxable REIT subsidiary is subject to federal, state and local income tax (where applicable), as a regular “C” corporation.

Generally, a taxable REIT subsidiary may earn income that would not be qualifying income under the REIT income tests if earned directly by the parent REIT. Several provisions in the Code regarding the arrangements between a REIT and a taxable REIT subsidiary ensure, however, that the taxable REIT subsidiary will be subject to an appropriate level of federal income tax. For example, the Code limits the ability of a taxable REIT subsidiary to deduct interest payments made to its parent REIT in excess of a certain amount. In addition, the

Code imposes a 100.0% tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Moreover, the value of any securities held by a REIT in all of its taxable REIT subsidiaries cannot be worth more than 20.0% of the REIT’s total asset value.

We cannot provide any assurance that any taxable REIT subsidiaries that Sotherly currently owns or will form in the future will not be limited in their ability to deduct interest payments (if any) made to Sotherly, or that the IRS would not seek to impose a 100.0% tax on Sotherly to the extent any taxable REIT subsidiary is undercompensated for any services it may perform for its tenants or the tenants of partnerships in which Sotherly owns an interest, or on a portion of the payments received by it from, or expenses deducted by, its taxable REIT subsidiaries.

Prohibited Transaction Rules

Any gain that a REIT recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100.0% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances of the particular transaction. Under a statutory safe harbor, however, Sotherly will not be subject to the 100.0% tax with respect to a sale of property if (1) the property has been held for at least two years for the production of rental income prior to the sale, (2) capitalized expenditures on the property in the two years preceding the sale are less than 30.0% of the net selling price of the property and (3) (a) Sotherly either has seven or fewer sales of property (excluding certain property obtained through foreclosure and certain involuntary conversions) in the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10.0% or less of the aggregate tax basis of all of its assets as of the beginning of the taxable year, or (c) the aggregate fair market value of property sold during the year of sale is 10.0% or less of the aggregate fair market value of all of its assets as of the beginning of the taxable year, in each case excluding sales of foreclosure property and involuntary conversions. In addition, in order for the 10.0% safe harbor to apply, substantially all of the marketing and development expenditures with respect to the property sold must be made through an independent contractor from whom Sotherly derives no income. Although Sotherly will attempt to ensure that none of its sales of property will constitute a prohibited transaction, it cannot provide assurances that none of such sales will be so treated. In the event that the IRS were to successfully contend that such sales are prohibited transactions Sotherly would be required to pay the 100.0% penalty tax on any gains resulting from any such sales.

Failure to Qualify

If Sotherly fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, it may retain its REIT qualification if the failures are due to reasonable cause and not willful neglect, and if Sotherly pays a penalty of $50,000 for each such failure.

If Sotherly fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to its stockholders in any year in which Sotherly fails to qualify will not be deductible, nor will they be required to be made. Unless entitled to relief under specific statutory provisions, Sotherly will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether Sotherly would be entitled to such statutory relief.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. Treatment of property as foreclosure property generally continues until the end of the third taxable year following the year during which the REIT acquires or takes possession of the property, but this period ends prematurely if, before the end of the third year, (1) the REIT makes a lease of the property under which it will receive rents not qualified for purposes of the 75.0% gross income test, (2) the REIT begins construction on the property (other than by continuing a project at least 10.0 % completed when default became imminent), or (3) the REIT uses the property in a trade or business on a day more than 90 days after it acquired the property. The IRS may, however, extend the period if the REIT establishes to the IRS’s satisfaction that an extension is necessary for the orderly liquidation of the REIT’s interests in such property, but no such extension may prolong the period beyond the sixth taxable year following the year during which the REIT acquires or takes possession of the property.

REITs generally are subject to tax at the maximum corporate rate (currently 21.0%) on any net income from foreclosure property. Net income from foreclosure property is the excess of (1) gain on sales and exchanges of foreclosure property that the REIT holds for sale to customers in the ordinary course of a trade or business and (2) gross income from foreclosure property other than rents from real property, interest on real property mortgages, refunds of real property taxes and gains on dispositions of real property not held for sale to customers in the ordinary course of business, over deductions directly connected with the production of the above income. Net income from foreclosure property qualifies under both the 75.0% and the 95.0% gross income tests described above.

Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100.0% tax on gains from prohibited transactions, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

If there were a default on any leases of the properties held by its operating partnership such that Sotherly acquires possession of the subject property, and Sotherly elects to treat such property as foreclosure property, Sotherly’s net income from any foreclosure property should qualify under both the 75.0% and the 95.0% gross income tests. Sotherly will be subject to federal income tax on such net income, however.

Distressed Debt Acquisitions

The REIT rules provide that in order to determine whether interest income on a mortgage loan is treated as qualifying income for purposes of the 75.0% gross income test when the loan is secured by both real property and other property, the “loan value of the real property” and the “amount of the loan” must be calculated. The “loan value of the real property” is the fair market value of the real property, determined as of the date on which the commitment by a REIT to purchase the loan becomes binding on the REIT. The “amount of the loan” is the highest principal amount of the loan outstanding during the taxable year. Accordingly, if the loan value of the real property is equal to or exceeds the amount of the loan, 100.0% of the interest income on the loan will be attributed to the real property, even though a significant portion of any security for the loan may be property other than real property. If the amount of the loan exceeds the loan value of the real property, the interest income apportioned to the real property is the amount equal to the interest income multiplied by a fraction, the numerator of which is the loan value of the real property and the denominator of which is the amount of the loan. The interest income apportioned to the other property securing the loan is the amount equal to the excess of the total interest income over the interest income apportioned to the real property.

If a REIT acquires distressed mortgage debt at a discount, the use of the highest principal amount of the debt as the “amount of the loan” can cause the REIT to recognize nonqualifying income and hold a nonqualifying asset, even though the price paid by the REIT for the debt may be less than the fair market value of the real property securing the debt. The IRS has issued guidance on this matter pursuant to which it will not challenge a

REIT’s treatment of a loan as being in part a qualifying real estate asset if the REIT treats the loan as being a real estate asset in an amount equal to the lesser of (1) the value of the loan, or (2) the greater of (a) the current value of the real property securing the loan; or (b) the loan value of the real property securing the loan.

Sotherly may acquire distressed debt instruments that are collateralized by under-performing hotel properties. If such debt is also secured by other property, Sotherly will be required to apportion the interest income on such debt as described above. It is possible that as a result of such apportionment, part of the interest income may be treated as non-qualifying income for purposes of the 75.0% gross income test, and a portion of the hotel properties securing the debt may be treated as a non-qualifying asset. This in turn may make it difficult for Sotherly to continue to comply with the REIT qualification requirements. Sotherly intends to monitor compliance with the REIT gross income and asset tests on an ongoing basis but we can provide no assurances that the actual future sources of Sotherly’s income will allow it to continue to satisfy these tests.

Hedging Transactions

Sotherly may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by Sotherly to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will be disregarded for purposes of the 75.0% and 95.0% gross income tests. There are also rules for disregarding income for purposes of the 75.0% and 95.0% gross income tests with respect to hedges of certain foreign currency risks. To the extent Sotherly enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75.0% and 95.0% gross income tests. Sotherly intends to structure any hedging transactions in a manner that does not jeopardize its ability to qualify as a REIT.

UNDERWRITING

Piper Sandler & Co. and Janney Montgomery Scott LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated                     , 2021, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite that underwriter’s name at the public offering price less the underwriting discount set forth on the cover page of this prospectus:

Underwriters	Principal Amount of Notes
Piper Sandler & Co.	$
Janney Montgomery Scott LLC
Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriters’ obligations to purchase the notes from us are several and not joint.

The underwriters propose to offer the notes directly to the public initially at the public offering price set forth on the cover page of this prospectus, plus accrued interest, if any, from                     , 2021 to the date of delivery of the notes, and to certain dealers at the public offering price minus a concession not to exceed      % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed      % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the public offering price and other selling terms may be changed by the underwriters.

The notes consist of a new issue of securities with no established trading market. We have applied to list the notes on the NASDAQ® Global Market. If the listing is approved, we expect trading of the notes to begin within the 30-day period after the initial delivery of the notes. Even if the notes are listed, there may be little or no secondary market for the notes. The representatives of the underwriters have advised us that, following completion of the offering of the notes, one or more underwriters intend to make a market in the notes after the initial offering, although they are under no obligation to do so. The underwriters may discontinue any market making activities at any time without notice. We can give no assurance as to development, maintenance or liquidity of any trading market for the notes.

The following table shows the total underwriting discounts that we will pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option:

Underwriters	Per Note			Without Option Exercise	With Full Option Exercise
Public Offering Price		$25.0000		$	$
Underwriting Discount			%
Proceeds to Us	$			$	$

Certain expenses associated with the offer and the sale of the notes, exclusive of the underwriting discount, are estimated to be approximately $         and will be paid by us. We will pay all of our expenses and costs in connection with this offering, including the discount and commissions payable to the underwriters. In addition to the underwriting discounts and commissions, we will reimburse the underwriters for their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, including, without limitation, all marketing, syndication and travel expenses and legal fees and expenses up to a maximum aggregate amount of $100,000 if the offering is consummated and up to a maximum aggregate amount of $70,000 if the offering is not consummated.

In connection with the offering, the representatives of the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a short position. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase notes originally sold by the syndicate member.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the absence of such activities. These activities, if commenced, may be discontinued at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Conflicts of Interest

The underwriters have not historically, but may in the future, provide investment banking and advisory services to us and our affiliates in the ordinary course of business, for which they have received, or may receive, compensation for such services.

EXPERTS

The financial statements and the related notes to those financial statements of Sotherly and its subsidiaries and of the Operating Partnership and its subsidiaries, each as of December 31, 2020, included in this prospectus have been audited by Dixon Hughes Goodman LLP an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the notes and the guarantee, will be passed upon for us by Baker & McKenzie LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website, www.sotherlyhotels.com, which contains additional information concerning Sotherly and the Operating Partnership. Sotherly files, and the Operating Partnership will file, annual, quarterly and special reports, proxy statements and other information, as applicable, with the SEC. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

The Operating Partnership has filed a Registration Statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act. The Registration Statement contains additional information about us.

Sotherly makes available free of charge through its website all of its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, definitive proxy statements and other reports filed with the SEC as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Sotherly has also posted on this website its Code of Business Conduct and the charters of its Audit and Nominating, Corporate Governance and Compensation Committees of its board of directors. The information contained in or accessed through our on our website is neither part of nor incorporated into this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website at http://www.sec.gov. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

SOTHERLY HOTELS LP

$

% Senior Unsecured Notes due 2026

PROSPECTUS

Joint Bookrunners

Piper Sandler

Janney Montgomery Scott

                    , 2021

Until                     , 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered (assuming no exercise of the underwriter’s over-allotment option), all of which are being borne by the Registrant.

SEC registration fee	$6,273.25
FINRA filing fee	9,125
NASDAQ listing fee	25,000
Printing fees	5,000
Legal fees and expenses	400,000
Accounting fees and expense	50,000
Trustee fees and expenses	18,500
Miscellaneous	15,000

Total	$519,773.25

All expenses, except the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee, are estimated.

Item 32. Sales To Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Securities.

On December 31, 2020, we closed a transaction with KW, as collateral agent and a note investor, and MIG SOHO, LLC, a Delaware limited liability company, as a note investor, MIG, whereby the note investors purchased $20.0 million in Secured Notes from the Operating Partnership with an option to require the note investors to purchase an additional $10.0 million in Secured Notes. The obligations of the Operating Partnership were guaranteed by the Company. We entered into the following agreements: (i) a Note Purchase Agreement; (ii) a Secured Note with KW in the amount of $10.0 million and a Secured Note with MIG in the amount of $10.0 million; (iii) a Pledge and Security Agreement; (iv) a Board Observer Agreement; and (v) other related ancillary agreements. The Secured Notes mature in 3 years and will be payable on or before the maturity date at the rate of 1.47x the principal amount borrowed during the initial 3-year term, with a 1-year extension at Company’s option. The Secured Notes also carry a 6.0% current interest rate, payable quarterly during the initial 3-year term. Pursuant to the Pledge Agreement, certain subsidiaries of the Operating Partnership entered into the Pledge Agreement with KW, pursuant to which we agreed to pledge and grant to KW a first priority security interest in the equity interests, including certain voting rights, of our affiliates that own The DeSoto hotel, Hotel Ballast Wilmington, and the DoubleTree by Hilton Philadelphia Airport hotel. Upon an uncured monetary event of default under the Secured Notes, KW, as collateral agent, has a right to sell, lease or otherwise dispose of or realize upon the pledged collateral in order to satisfy any amounts outstanding under the Secured Notes. The offering was exempt from registration pursuant to Rule 506(b) of Regulation D. The proceeds were used for general corporate purposes.

On June 21, 2021, Sotherly and the Operating Partnership entered into a share exchange agreement with Palogic Value Fund, L.P., a Delaware limited partnership, Palogic, pursuant to which, Palogic agreed to exchange 100,000 shares of Sotherly’s 8.0% Series B Cumulative Redeemable Perpetual Preferred Stock, 85,000 shares of the Company’s 7.875% Series C Cumulative Redeemable Perpetual Preferred Stock, and 35,000 shares of the Company’s 8.25% Series D Cumulative Redeemable Perpetual Preferred Stock, the Palogic Shares, together with all of Palogic’s rights to receive accrued and unpaid dividends on those Palogic Shares, for 1,542,727 shares of Sotherly’s common stock, par value $0.01 per share. The transactions contemplated by share exchange agreement closed on June 22, 2021.

Sotherly did not receive any cash proceeds as a result of the exchange of the Palogic Shares for Sotherly’s common stock, and the Palogic Shares exchanged have been retired and cancelled. The issuance of the shares of Sotherly’s common stock was made by Sotherly pursuant to the exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of such act on the basis that these offers constituted an exchange with existing holders of Sotherly’s securities, and no commission or other remuneration was paid to any party for soliciting such exchange.

Item 34. Indemnification of Directors and Officers.

Subject to any terms, conditions or restrictions set forth in the Operating Partnership’s partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The Partnership Agreement generally requires the Operating Partnership to indemnify Sotherly and the directors, officers and employees of Sotherly, and any affiliates of either Sotherly or the Operating Partnership and certain other specific persons to the fullest extent permitted by the law against all losses, claims, damages, liabilities, including reasonable legal fees and expenses, or similar events relating to the operations of the Operating Partnership except for those which arise from bad faith, improper receipt of a personal benefit or where there was reasonable knowledge that the act or omission leading to the activity was unlawful.

Sotherly provides insurance from a commercial carrier against certain liabilities that could be incurred by the Company’s directors and officers.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

(a)

Financial Statements. The financial statements set forth in the documents that are incorporated by reference as part of the prospectus included in this registration statement are set forth in the section of the prospectus entitled “Incorporation by Reference.”

(b)	Exhibits. The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 37. Undertakings.

(a)	The undersigned registrant hereby undertakes that:

1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby further undertakes that:

1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration state in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to the offering, other than a registration statement relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement by and among Sotherly Hotels Inc., Sotherly Hotels LP and Piper Sandler & Co. and Janney Montgomery Scott LLC as representatives of the Underwriters named therein.

3.1.1	Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP (incorporated by reference to the document previously filed as Exhibit 3.3 to the Company’s Pre-Effective Amendment No. 5 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on December 13, 2004 (File No. 333-118873)).

3.1.2	Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP (incorporated by reference to the document previously filed as Exhibit 3.6 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2011).

3.1.3	Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP (incorporated by reference to the document previously filed as Exhibit 3.3 to the Operating Partnership’s Pre-Effective Amendment No. 1 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on August 9, 2013 (File No. 333-189821)).

3.1.4	Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP (incorporated by reference to the document previously filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 23, 2016).

3.1.5	Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP (incorporated by reference to the document previously filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017).

3.1.6	Amendment No. 5 to the Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP (incorporated by reference to the document previously filed as Exhibit 3.2E to our current report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2018).

3.1.7	Amendment No. 6 to the Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP (incorporated by reference to the document previously filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2019).

3.2.1	Articles of Amendment and Restatement of the Company (incorporated by reference to the document previously filed as Exhibit 3.1 to the Company’s Pre-Effective Amendment No. 1 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 20, 2004 (File No. 333-118873)).

3.2.2	Articles of Amendment to the Articles of Amendment and Restatement of the Company, effective as of April 16, 2013 (incorporated by reference to the document previously filed as Exhibit 3.7 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2013).

3.2.3	Articles of Amendment to the Articles of Amendment and Restatement of the Company, effective as of August 12, 2016 (incorporated by reference to the document previously filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 15, 2016).

3.2.4	Articles of Amendment to the Articles of Amendment and Restatement of the Company, effective as of April 12, 2019 (incorporated by reference to the document previously filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2019).

Exhibit No.	Description of Exhibit

3.3	Articles Supplementary of Sotherly Hotels Inc. (incorporated by reference to the document previously filed as Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2011).

3.4	Second Amended and Restated Bylaws of the Company, effective as of April 16, 2013 (incorporated by reference to the document previously filed as Exhibit 3.8 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2013).

3.5	Articles Supplementary designating the Series B Preferred Stock of the Company, effective as of August 19, 2016 (incorporated by reference to the document previously filed as Exhibit 3.5 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 22, 2016).

3.6	Articles Supplementary designating the Series C Preferred Stock of the Company, effective as of October 5, 2017 (incorporated by reference to the document previously filed as Exhibit 3.5 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 10, 2017).

3.7	Articles Supplementary dated August 30, 2018 (incorporated by reference to the document previously filed as Exhibit 3.7 to our current report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2018).

3.8	Articles Supplementary designating the Series D Preferred Stock of the Company, effective as of April 15, 2019 (incorporated by reference to the document previously filed as Exhibit 3.6 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 16, 2019).

3.9

Second Amended and Restated Bylaws of Sotherly Hotels Inc., effective as of April 16, 2013 (incorporated by reference to the document previously filed as Exhibit 3.8 to Sotherly’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2013).

4.1	Indenture, dated as of February 12, 2018, by and among Sotherly Hotels, Inc., Sotherly Hotels LP and Wilmington Trust, National Association, as trustee (incorporated by reference to the document previously filed as Exhibit 4.1 to the Registrants’ Current Report on Form 8-K filed with the Securities Exchange Commission on February 12, 2018).*

4.2	Form of Second Supplemental Indenture, by and among Sotherly Hotels Inc., Sotherly Hotels LP and Wilmington Trust, National Association, as trustee.*

4.3	Form of Senior Unsecured Note (included in Exhibit 4.2)*

5.1	Opinion of Baker & McKenzie LLP*

8.1	Opinion of Baker & McKenzie LLP with respect to tax matters*

10.1	Form of Restricted Stock Award Agreement between Sotherly Hotels Inc. and Participant (incorporated by reference to the document previously filed as Exhibit 10.1A to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on March 25, 2009). y

10.2	Sotherly Hotels Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 20, 2013). y

10.3	Executive Employment Agreement between Sotherly Hotels Inc. and Anthony E. Domalski, dated as of January 1, 2018 (incorporated by reference to the document previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2018). y

Exhibit No.	Description of Exhibit

10.4	Master Agreement by and among Sotherly Hotels Inc., Sotherly Hotels LP, MHI Hospitality TRS, LLC, Newport Hospitality Group, Inc. and Our Town Hospitality LLC (incorporated by reference to the document previously filed as Exhibit 10.17 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2019).

10.5	Second Addendum to Commercial Unit Purchase Agreement between SOHO ICW Resort Owner LLC and 4000 South Ocean Property Owner, LLP, dated as of September 26, 2019 (incorporated by reference to the document previously filed as Exhibit 10.20 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2019).

10.6	Amendment to Master Agreement by and among Sotherly Hotels Inc., Sotherly Hotels LP, MHI Hospitality TRS, LLC, Newport Hospitality Group, Inc. and Our Town Hospitality LLC (incorporated by reference to the document previously filed as Exhibit 10.21 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2019).

10.7	Credit Agreement between Our Town Hospitality LLC and MHI Hospitality TRS, LLC dated as of January 1, 2020 (incorporated by reference to the document previously filed as Exhibit 10.22 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2019).

10.8	Sublease Agreement between Our Town Hospitality LLC and Sotherly Hotels Inc. dated December 13, 2019 (incorporated by reference to the document previously filed as Exhibit 10.23 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2019).

10.9	Executive Employment Agreement between Sotherly Hotels Inc. and Andrew M. Sims, dated as of January 1, 2020 (incorporated by reference to the document previously filed as Exhibit 10.24 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2020). y

10.1	Executive Employment Agreement between Sotherly Hotels Inc. and David R. Folsom, dated as of January 1, 2020 (incorporated by reference to the document previously filed as Exhibit 10.25 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2020). y

10.11	Executive Employment Agreement between Sotherly Hotels Inc. and Scott M. Kucinski, dated as of January 1, 2020 (incorporated by reference to the document previously filed as Exhibit 10.26 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2020). y

10.12	Executive Employment Agreement between Sotherly Hotels Inc. and Robert E. Kirkland IV, dated as of January 1, 2020 (incorporated by reference to the document previously filed as Exhibit 10.27 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2020). y

10.13	Promissory Note between Sotherly Hotels LP and Village Bank dated as of April 16, 2020 (incorporated by reference to the document previously filed as Exhibit 10.16 to our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on June 24, 2020).

10.14	Promissory Note between MHI Hospitality TRS, LLC and Fifth Third Bank, National Association, dated as of April 28, 2020 (incorporated by reference to the document previously filed as Exhibit 10.17 to our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on June 24, 2020).

Exhibit No.	Description of Exhibit

10.15	Promissory Note between SOHO Arlington TRS LLC and Fifth Third Bank, National Association, dated as of May 6, 2020 (incorporated by reference to the document previously filed as Exhibit 10.18 to our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on June 24, 2020).

10.16	Note Purchase Agreement dated December 31, 2020 (incorporated by reference to the document previously filed as Exhibit 10.19 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 31, 2020).

10.17	Secured Notes dated December 31, 2020 (incorporated by reference to the document previously filed as Exhibit 10.20 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 31, 2020).

10.18	Pledge and Security Agreement dated December 31, 2020 (incorporated by reference to the document previously filed as Exhibit 10.21 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 31, 2020.)

10.19	Board Observer Agreement dated December 31, 2020 (incorporated by reference to the document previously filed as Exhibit 10.22 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 31, 2020).

21.1	List of Subsidiaries of Sotherly Hotels LP*

23.1	Consent of Dixon Hughes Goodman LLP

23.2	Consent of Baker & McKenzie LLP (included in Exhibits 5.1 and 8.1)*

24.1	Power of attorney (included in signature page)*

25.1	A Statement of Eligibility on Form T-1 of Wilmington Trust, National Association, as the Trustee under the Indenture*

*	Previously filed.

[y]	Denotes management contract and/or compensatory plan/arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Issuer and the Guarantor each certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Williamsburg, Commonwealth of Virginia, on September 20, 2021.

SOTHERLY HOTELS LP,

by its General Partner,
SOTHERLY HOTELS INC.

By:	/s/ David R. Folsom
Name:	David R. Folsom
Its:	President and Chief Executive Officer

SOTHERLY HOTELS INC.,

By:	/s/ David R. Folsom
Name:	David R. Folsom
Its:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ David Folsom	President, Chief Executive Officer and Director of Sotherly Hotels Inc.	September 20, 2021
David R. Folsom	(Principal Executive Officer of Sotherly Hotels Inc.)

/s/ Anthony Domalski	Chief Financial Officer of Sotherly Hotels Inc.	September 20, 2021
Anthony E. Domalski	(Principal Financial Officer and Principal Accounting Officer of Sotherly Hotels Inc.)

/s/ Andrew Sims		September 20, 2021
Andrew M. Sims	Chairman of the Board of Directors of Sotherly Hotels Inc.

*		September 20, 2021
Gen. Anthony C. Zinni	Director of Sotherly Hotels Inc.

*		September 20, 2021
Edward S. Stein	Director of Sotherly Hotels Inc.

*		September 20, 2021
Herschel J. Walker	Director of Sotherly Hotels Inc.

*		September 20, 2021
Maria L. Caldwell	Director of Sotherly Hotels Inc.

*		September 20, 2021
G. Scott Gibson IV	Director of Sotherly Hotels Inc.

*	Executed pursuant to power of attorney.